EXHIBIT 99.1
EXPLANATORY STATEMENT

This Current Report on Form 8-K (including this Exhibit 99.1, the “Form 8-K”) is being filed to reflect certain retrospective revisions for the discontinued operations and changes in reportable segments described under the heading “General Development of Business” below that have been made to the consolidated financial statements of HC2 Holdings, Inc. (“we”, “us”, “HC2” or the “Company”) in its Annual Report on Form 10-K for the year ended December 31, 2019 that was previously filed with the Securities and Exchange Commission by HC2 on March 16, 2020, as amended on April 29, 2020 (the “2019 Form 10-K”). In particular, this Form 8-K contains revised information in portions of the following sections of the 2019 Form 10-K: Part 1, Item 1 “Business”, Part I, Item 2 “Properties”, Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 8 “Financial Statements and Supplementary Data”.

Additionally, in connection with the preparation of our recasted Consolidated Financial Statements included herein to reflect the discontinued operations of Global Marine Holdings, Ltd., we identified an immaterial error in the calculation of basic and diluted loss per share under the two-class method for the year ended December 31, 2019, whereby the loss was not allocated to only common shares during a period of net loss, resulting in an understatement of loss by $0.04 per common shareholder. This adjustment has been reflected in our recasted Consolidated Financial Statements for the year ended December 31, 2019.

PART I

ITEM 1. BUSINESS

General Development of Business

On February 28, 2020, the Company completed the previously announced sale of Global Marine Services Limited (“GMSL”).

As discussed in Note 23. Discontinued Operations, GMSL met the criteria to be reported as discontinued operations because it was a strategic shift in business that had a major effect on the Company's operations and financial results. Therefore, the Company is reporting the historical results of GMSL, including the results of operations and cash flows as discontinued operations, and related assets and liabilities were retrospectively reclassified as assets and liabilities held for sale for all periods presented herein. Unless otherwise noted, the accompanying Notes to the Consolidated Financial Statements have all been revised to reflect the effect of the separation of GMSL and all prior year balances have been revised accordingly to reflect continuing operations only.

Subsequent to the presentation of GMSL as discontinued operations, the Company no longer reports the Marine Services segment, which previously held the GMSL business. The Company has aligned into seven reportable segments described below.

General

HC2 is a diversified holding company that seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. As of December 31, 2019, our seven reportable operating segments based on management’s organization of the enterprise included Construction, Energy, Telecommunications, Insurance, Life Sciences, Broadcasting and Other, which includes businesses that do not meet the separately reportable segment thresholds.

Our principal operating subsidiaries include the following assets:

(i)DBM Global Inc. ("DBMG") (Construction), a family of companies providing fully integrated structural and steel construction services;
(ii)American Natural Energy Corp. ("ANG") (Energy), a compressed natural gas fueling company;
(iii)PTGi-International Carrier Services Inc. ("ICS") (Telecommunications), a provider of internet-based protocol and time-division multiplexing access for the transport of long-distance voice minutes;
(iv)Continental Insurance Group Ltd. ("CIG") (Insurance), a platform for our run-off long-term care and life and annuity business, through its insurance company, Continental General Insurance Company ("CGI" or the "Insurance Company");
(v)Pansend Life Sciences, LLC ("Pansend") (Life Sciences), our subsidiary focused on supporting healthcare and biotechnology product development;
(vi)HC2 Broadcasting Holdings Inc. and its subsidiaries ("HC2 Broadcasting"), a strategic acquirer and operator of Over-The-Air ("OTA") broadcasting stations across the United States ("U.S.") and Puerto Rico. In addition, Broadcasting, through its wholly-owned subsidiary, HC2 Network Inc. ("Network"), operates Azteca America, a Spanish-language broadcast network offering high quality Hispanic content to a diverse demographic across the United States; and
(vii)Our Other segment represents all other businesses or investments we believe have significant growth potential or that do not meet the definition of a segment individually or in the aggregate. Included in the Other segment is the former Marine Services segment, which includes its holding company, Global Marine Holdings, LLC ("GMH"), in which the Company maintains approximately 73% controlling interest. GMH results include the current and prior year equity investment in Huawei Marine Networks Co., Limited (“HMN”), its 49% equity method investment with Huawei Technologies Co., Ltd., and the discontinued operations of GMSL.

EXHIBIT 99.1
We expect to continue to focus on acquiring and investing in businesses with attractive assets that we consider to be undervalued or fairly valued, and growing our acquired businesses.

Employees

As of December 31, 2019, we had approximately 3,268 employees in our continuing operations and 460 employees at GMSL, part of our discontinued operations. We consider our relations with our employees to be satisfactory.

ITEM 2. PROPERTIES

Our corporate headquarters facility is located in New York, New York. We lease administrative, technical and sales office space in various locations in the countries in which we operate. DBMG is headquartered in Phoenix, Arizona; ANG is headquartered in Saratoga Springs, NY, and leases land for fueling stations across the U.S.; ICS is headquartered in Washington D.C., HC2 Broadcasting is headquartered in New York, New York and CGI is headquartered in Austin, Texas. As of December 31, 2019, total leased space approximates 377,030 square feet, and land leased for fueling stations of 1,600,182 square feet, excluding GMSL. See Note 15. Leases for annual lease costs. The Company has entered into operating and finance lease agreements primarily for land, office space, equipment and vehicles, expiring between 2020 and 2045, excluding GMSL. The operating leases expire at various times, with the longest commitment expiring in 2045. In addition, ANG and DBMG own operational facilities and sales offices throughout the United States totaling approximately 5,541,296 square feet. We believe that our present administrative, technical and sales office facilities are adequate for our anticipated operations and that similar space can be obtained readily as needed.

PART II

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the information in our consolidated annual audited financial statements and the notes thereto, each of which are contained in Item 8 entitled "Financial Statements and Supplementary Data," and other financial information included herein. Some of the information contained in this discussion and analysis includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section as well as the section entitled "Special Note Regarding Forward-Looking Statements" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis set forth in our 2019 Form 10-K.

Unless the context otherwise requires, "HC2" means HC2 Holdings, Inc. and the "Company," "we" and "our" mean HC2 together with its consolidated subsidiaries. "U.S. GAAP" means accounting principles accepted in the United States of America.

Our Business

We are a diversified holding company with principal operations conducted through seven operating platforms or reportable segments: Construction ("DBMG"), Energy ("ANG"), Telecommunications ("ICS"), Insurance ("CIG"), Life Sciences ("Pansend"), Broadcasting, and Other, which includes businesses that do not meet the separately reportable segment thresholds.

Certain previous year amounts have been reclassified to conform with current year presentations, including:

•The recast of GMSL's results to discontinued operations. Further, the reclassification of prior period assets and liabilities have been classified as held for sale;

•As a result of the sale of GMSL, and in accordance with ASC 280, the Company no longer considers the results of operations and Balance Sheets of GMH and its subsidiaries as a separate segment. Formerly the Marine Services segment, these entities and the investment in HMN have been reclassified to the Other segment.

•The recast of Earnings per share ("EPS") in the prior period, as a result of the discontinued operations noted above. This includes presenting EPS for Net (loss) income from continuing operations, Net (loss) income from discontinuing operations, and Net (loss) income.

We continually evaluate acquisition opportunities, as well as monitor a variety of key indicators of our underlying platform companies in order to maximize stakeholder value. These indicators include, but are not limited to, revenue, cost of revenue, operating profit, Adjusted EBITDA and free cash flow. Furthermore, we work very closely with our subsidiary platform executive management teams on their operations and assist them in the evaluation and diligence of asset acquisitions, dispositions and any financing or operational needs at the subsidiary level. We believe that this close relationship allows us to capture synergies within the organization across all platforms and strategically position the Company for ongoing growth and value creation.

The potential for additional acquisitions and new business opportunities, while strategic, may result in acquiring assets unrelated to our current or historical operations. As part of any acquisition strategy, we may raise capital in the form of debt and/or equity securities (including preferred stock) or a combination thereof. We have broad discretion and experience in identifying and selecting acquisition and business combination opportunities and the industries in which we seek such opportunities. Many times, we face significant competition for these opportunities, including from numerous companies with a business plan similar to ours. As such, there can be no assurance that any of the past or future discussions we have had or may have with candidates will result in a definitive agreement and, if they do, what the terms or timing of any potential agreement would be. As part of our acquisition strategy, we may utilize a portion of our available cash to acquire interests in possible acquisition targets. Any securities acquired are marked to market and may increase short-term earnings volatility as a result.

We believe our track record, our platform and our strategy will enable us to deliver strong financial results, while positioning our Company for long-term growth. We believe the unique alignment of our executive compensation program, with our objective of increasing long-term stakeholder value, is paramount to executing our vision of long-term growth, while maintaining our disciplined approach. Having designed our business structure to not only address capital allocation challenges over time, but also maintain the flexibility to capitalize on opportunities during periods of market volatility, we believe the combination thereof positions us well to continue to build long-term stakeholder value.

Our Operations

Refer to Note 1. Organization and Business to our Consolidated Financial Statements for additional information.

Seasonality and Cyclical Patterns

Our segments' operations can be highly cyclical and subject to seasonal patterns. Our volume of business in our Construction segment may be adversely affected by declines or delays in projects, which may vary by geographic region. Project schedules, particularly in connection with large, complex, and longer-term projects can also create fluctuations in the services provided, which may adversely affect us in a given period.

For example, in connection with larger, more complicated projects, the timing of obtaining permits and other approvals may be delayed, and we may need to maintain a portion of our workforce and equipment in an underutilized capacity to ensure we are strategically positioned to deliver on such projects when they move forward.

Examples of other items that may cause our results or demand for our services to fluctuate materially from quarter to quarter include: weather or project site conditions, financial condition of our customers and their access to capital; margins of projects performed during any particular period; economic, and political and market conditions on a regional, national or global scale.

Accordingly, our operating results in any particular period may not be indicative of the results that can be expected for any other period.

Other than as described above, our businesses are not materially affected by seasonality.

Recent Developments

On March 13, 2020, HC2 entered into a $15.0 million secured revolving credit agreement (the “2020 Revolving Credit Agreement”) with MSD PCOF Partners IX, LLC. The 2020 Revolving Credit Agreement matures in June 2021. Loans under the Revolving Credit Agreement bear interest at a per annum rate equal to, at HC2's option, one, two or three month LIBOR plus a margin of 6.75%.

On April 16, 2020, R2 received $10 million in funding from Huadong Medicine Company Limited as part of Huadong's $30 million Series B equity investment in R2. These funds will be used to commercialize R2's revolutionary CryoAesthetic technology which promises physicians a new way to lighten, brighten and rejuvenate skin. This investment represents the second tranche of Huadong's investment at an approximate post-money valuation of $90 million and reduces Pansend's ownership by 7.8% to 56.1%.

On May 12, 2020 the Company through an indirect subsidiary New Saxon 2019 Ltd. ("New Saxon") completed the sale of 30% of its 49% interest of HMN (the "First HMN Close"). The remaining 19% interest of HMN is retained by New Saxon and subject to a put option agreement by New Saxon, exercisable starting on the second year anniversary of the closing date of the First HMN Close at a price equal to the greater of the share price paid for the 30% interest or fair market value as of the exercisable date.

On June 20, 2020, with the proceeds received from the partial sale of HMN, the Company redeemed $50.6 million of its 11.50% Senior Secured Notes, due 2021.

On August 2, 2020, the Company issued a notice of termination, effectively ending the Services Agreement with HCP, a former related party.

On August 6, 2020 the Energy segment entered into a new credit facility M&T bank. Proceeds from the loan and cash on hand were used to pay down the existing credit facilities with M&T and Pioneer as well as redeem its outstanding $14.0 million preferred stock, which carried a 14% interest rate. The new credit facility is comprised of a $57.0 million term loan facility, a $2.5 million revolving line of credit and an $8.0 million delayed draw term loan ear-marked for new station build, as well as a $10.0 million accordion feature.

On August 10, 2020 the Company and MSD PCOF Partners IX, LLC agreed to extend maturity of the 2020 Revolving Credit Agreement to September 1, 2021.

On August 31, 2020, HC2 Holdings, Inc. (“HC2”) issued a press release announcing that its Broadcasting segment has amended the terms of its privately placed secured notes (the “Broadcasting Notes”) comprised of a $39.3 million Tranche A piece funded by an affiliate of MSD Partners, L.P., along with a $42.5 million Tranche B piece funded by an institutional lender. As part of the amendments, the maturity date of the Broadcasting Notes has been extended to October 2021 and HC2 Broadcasting Holdings, Inc., an indirect subsidiary of HC2, is permitted to sell certain non-core full power stations and use the proceeds therefrom to reduce amounts owed under the Broadcasting Notes. The terms of the Broadcasting Notes are otherwise substantially unchanged.

In August 2020, Broadcasting amended the terms of its 2020 Notes, and extended their maturity by one year to October 2021. The borrowing terms for the 2020 Notes remain largely unchanged. As part of the amended terms, HC2 Broadcasting is able to sell several non-core full power stations, should it choose, which would enable it to reduce the principal on the 2020 Notes.

On September 9, 2020, the Company announced that its Board of Directors (the “Board”) had approved a plan to proceed with steps to launch a $65.0 million rights offering for its common stock. The Company filed a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”). Subject to final approval of the rights offering by the Board, the Company expects to launch the rights offering as the Registration Statement was declared effective by the SEC on September 23, 2020.

On October 2, 2020, ICS Group Holdings Inc., a subsidiary of the Company, entered into a Stock Purchase Agreement with GoIP Global, Inc., a company that provides cable and pay television services and offers a range of mobile media services, solutions and tools for brands, agencies, content providers, online portals, entertainment and media companies, for the sale of ICS, its wholly-owned subsidiary for a total consideration of $1.0 million, subject to working capital adjustments.

Financial Presentation Background

In the below section within this Management’s Discussion and Analysis of Financial Condition and Results of Operations, we compare, pursuant to U.S. GAAP and SEC disclosure rules, the Company’s results of operations for the year ended December 31, 2019 as compared to the year ended December 31, 2018.

Results of Operations

The following table summarizes our results of operations and a comparison of the change between the periods (in millions):

	Years Ended December 31,
	2019	2018	Increase / (Decrease)
Net revenue
Construction	$713.3	$716.4	$(3.1)
Energy	39.0	20.7	18.3
Telecommunications	696.1	793.6	(97.5)
Insurance	331.6	217.1	114.5
Broadcasting	41.8	45.4	(3.6)
Other	—	3.7	(3.7)
Eliminations (1)	(10.2)	(14.5)	4.3
Total net revenue	1,811.6	1,782.4	29.2

Income (loss) from operations
Construction	$45.1	$41.9	$3.2
Energy	10.1	(0.5)	10.6
Telecommunications	(1.8)	4.8	(6.6)
Insurance	37.3	1.8	35.5
Life Sciences	(8.9)	(13.8)	4.9
Broadcasting	(11.4)	(24.0)	12.6
Other	(1.7)	(2.5)	0.8
Non-operating Corporate	(25.0)	(33.6)	8.6
Eliminations (1)	(10.2)	(14.5)	4.3
Total income (loss) from operations	33.5	(40.4)	73.9

Interest expense	(79.5)	(69.7)	(9.8)
Gain on sale and deconsolidation of subsidiary	—	105.1	(105.1)
Income from equity investees	1.6	8.4	(6.8)
Gain on bargain purchase	1.1	115.4	(114.3)
Other income	6.2	77.8	(71.6)
(Loss) income from continuing operations	(37.1)	196.6	(233.7)
Income tax benefit (expense)	20.3	(2.2)	22.5
(Loss) income from continuing operations	(16.8)	194.4	(211.2)
Loss from discontinued operations	(19.3)	(14.5)	(4.8)
Net (loss) income	(36.1)	179.9	(216.0)
Net loss (income) attributable to noncontrolling interest and redeemable noncontrolling interest	4.6	(17.9)	22.5
Net (loss) income attributable to HC2 Holdings, Inc.	(31.5)	162.0	(193.5)
Less: Preferred dividends, deemed dividends, and repurchase gains	—	6.4	(6.4)
Net (loss) income attributable to common stock and participating preferred stockholders	$(31.5)	$155.6	$(187.1)
(1) The Insurance segment revenues are inclusive of realized and unrealized gains and net investment income for the year ended December 31, 2019 and 2018, which are related to transactions between entities under common control which are eliminated or are reclassified in consolidation.

Net revenue: Net revenue for the year ended December 31, 2019 increased $29.2 million to $1,811.6 million from $1,782.4 million for the year ended December 31, 2018. The increase in revenue was driven by improvements in our Insurance and Energy segments. The increase in our Insurance segment, net of eliminations, was driven primarily by the KIC acquisition, which contributed additional net investment income and premiums, and a rotation into higher yielding investments, particularly mortgage loans and preferred stocks, and from higher average invested fixed maturity securities and mortgage loans. The increase in our Energy segment was largely driven by the AFTC related to the 2018 and 2019 CNG sales that was recognized in the fourth quarter of 2019 and included AFTC from the acquisition of the ampCNG stations. These increases were partially offset by a decrease in our Telecommunication segment, which can be attributed to changes in our customer mix, fluctuations in wholesale traffic volumes, and market pressures.

Income (loss) from operations: Income (loss) from operations for the year ended December 31, 2019 increased $73.9 million to income of $33.5 million from a loss of $40.4 million for the year ended December 31, 2018. The increase in income (loss) from operations was primarily driven by our Insurance segment, net of eliminations, due to the recent KIC acquisition, which contributed additional net investment income and premiums, net of additional policy benefits paid to policy holders, changes in reserves, and commissions. Further improvements to our comparable income from operations was the result of lower losses at our Broadcasting segment, mainly driven by cost cutting measures that resulted in a decrease in headcount and a decrease in associated compensation and overhead expenses, our Energy segment driven by the AFTC related to 2018 and 2019 CNG sales that was recognized in the fourth quarter of 2019, and fewer losses at Non-operating Corporate, primarily attributable to reductions in bonus expense, consulting and professional services fees, and employee wage and benefits expenses.

Interest expense: Interest expense for the year ended December 31, 2019 increased $9.8 million to $79.5 million from $69.7 million for the year ended December 31, 2018. The increase was largely attributable to the additional interest and amortization of deferred financing fees driven by an increase in the aggregate principal amount of debt at our Construction and Energy segments.

Gain on sale and deconsolidation of subsidiary: Gain on sale and deconsolidation of subsidiary for the year ended December 31, 2018 was $105.1 million. The 2018 activity was attributable to the Life Sciences segment's sale of BeneVir in which the Company recorded a gain on the sale of $102.1 million in addition to the deconsolidation of 704Games in the third quarter of 2018, which resulted in a gain of $3.0 million. There was no comparable activity in the current year.

Income from equity investees: Income from equity investees for the year ended December 31, 2019 decreased $6.8 million to $1.6 million from $8.4 million for the year ended December 31, 2018. The decrease was largely due to lower equity method income recorded from our equity investment in Huawei Marine Networks ("HMN") due to lower revenues on large turnkey projects underway than in the comparable period, partially offset by decreased equity method losses recorded from our investment in MediBeacon due primarily to lower expenses attributable to the timing of clinical trial activities.

Gain on bargain purchase: Gain on bargain purchase was $1.1 million and $115.4 million for the years ended December 31, 2019 and 2018, respectively. The gain on bargain purchase was driven by the Insurance Segment's acquisition of KIC in 2018 and subsequent purchase price allocation adjustments recorded in 2019. The gain on bargain purchase was driven by the Tax Cuts and Jobs Act, which was not stipulated in the negotiations for the transaction and resulted in a material decline in the Value of Business Acquired balance and a corresponding deferred tax position. More specifically, the gain on bargain purchase was largely driven by the following attributes: (i) the Unified Loss Rules tax attribute reduction to tax value of assets and the seller tax adjustments to tax value of liabilities contribute significantly to the bargain purchase price; (ii) the reduction in the federal income tax rate, from 35% at the time the seller contribution was established to 21% effective January 1, 2018; and (iii) changes in fair value of acquired assets and assumed liabilities between the date the deal was signed and the closing date was driven by the time it took to obtain regulatory approvals.

Other income: Other income for the year ended December 31, 2019 decreased $71.6 million to $6.2 million from $77.8 million for the year ended December 31, 2018. During 2019, the Company recognized gains at our Life Sciences segment, driven by the MediBeacon equity transaction. During 2018, the Company reported the following events that did not occur in 2019 (i) sale of investment in INSG for a total consideration and net gain of $34.4 million, (ii) CGI recaptured two of their reinsurance treaties, in which a gain of $47.0 million was recognized, and (iii) $5.1 million loss on the extinguishment of debt at our Non-operating corporate and Broadcasting segments.

Income tax benefit (expense): Income tax benefit (expense) was a benefit of $20.3 million and an expense of $2.2 million for the year ended December 31, 2019 and 2018, respectively. The amount recorded primarily relates to the release of the Insurance segment’s valuation allowance previously recorded against its deferred tax assets. The Insurance segment is profitable in 2019 and in a three-year overall cumulative income position as of December 31, 2019. The profitability is driven by current year income associated with favorable claims and reserve development relative to expected. Further, unrealized gains from the investment portfolio continued to grow in 2019. The positive trend of profitability in 2018 and 2019 is expected to continue. As a result of the three-year cumulative income position and reliance upon future projections of income, the Insurance segment has released, in full, the $37.4 million valuation allowance as part of continuing operations. Additionally, the tax benefits associated with losses generated by the HC2 Holdings, Inc. U.S. tax consolidated group and certain other businesses have been reduced by a full valuation allowance as we do not believe it is more-likely-than-not that the losses will be utilized.

Income tax expense was $2.2 million for the year ended December 31, 2018. The amount recorded primarily relates to separate state filings that do not have net operating losses available to offset income. In 2018, the Insurance segment acquired Humana’s long-term care business, Kanawha Insurance Company. The combined insurance entity generated a net operating loss for the year due to additional tax deductions related to increases in policy holder reserves. In addition, the bargain purchase gain is not taxable. This net operating loss was carried forward but had a valuation allowance. Additionally, the income tax expense generated from the sale of BeneVir in 2018 is offset by tax attributes for which a valuation allowance had been recorded. Therefore, there is no net income tax expense recorded in the income statement for the sale.

Preferred dividends, deemed dividends, and repurchase gains: Preferred dividends, and deemed dividends, and repurchase gains for the year ended December 31, 2019 decreased $6.4 million to zero compared to a loss of $6.4 million for the year ended December 31, 2018.  The decrease was driven by (i) deemed dividends associated with the issuance of the 7.5% Convertible Notes during 2018, in which the Company incurred a consent fee payable to preferred stockholders of $3.8 million (ii) the Insurance segment's purchase of 10,000 shares of the Company's Series A-2 Preferred Stock at a $1.7 million discount during 2019 and (iii) a decrease in the reported preferred stock dividends due to the elimination of the dividends paid on the portion of preferred stock owned by our Insurance segment in consolidation.

Non-GAAP Financial Measures and Other Information

Adjusted EBITDA

Adjusted EBITDA is not a measurement recognized under U.S. GAAP. In addition, other companies may define Adjusted EBITDA differently than we do, which could limit its usefulness.

Management believes that Adjusted EBITDA provides investors with meaningful information for gaining an understanding of our results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation, amortization and the other items listed in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt. While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our U.S. GAAP financial results. Using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other U.S. GAAP financial measures, as this non-GAAP measure excludes certain items, including items that are recurring in nature, which may be meaningful to investors. As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and does not purport to be an alternative to net income (loss) or other U.S. GAAP financial measures as a measure of our operating performance. Adjusted EBITDA excludes the results of operations and any consolidating eliminations of our Insurance segment.

The calculation of Adjusted EBITDA, as defined by us, consists of Net income (loss) as adjusted for depreciation and amortization; amortization of equity method fair value adjustments at acquisition; Other operating (income) expense, which is inclusive of (gain) loss on sale or disposal of assets, lease termination costs, and FCC reimbursements; asset impairment expense, interest expense; net gain (loss) on contingent consideration; loss on early extinguishment or restructuring of debt; gain (loss) on sale of subsidiaries; other (income) expense, net; foreign currency transaction (gain) loss included in cost of revenue; income tax (benefit) expense; noncontrolling interest; bonus to be settled in equity; share-based compensation expense; non-recurring items; and acquisition and disposition costs.

(in millions)	Year ended December 31, 2019
	Core Operating Subsidiaries			Early Stage & Other			Non-operating Corporate	HC2
	Construction	Energy	Telecom	Life Sciences	Broadcasting	Other and Elimination
Net loss attributable to HC2 Holdings, Inc.								$(31.5)
Less: Net Income attributable to HC2 Holdings Insurance segment								59.4
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment								(8.9)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance segment	$24.7	$4.2	$(1.4)	$(0.2)	$(18.5)	$(3.2)	$(87.6)	$(82.0)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	15.5	6.9	0.3	0.3	6.3	—	0.1	29.4
Depreciation and amortization (included in cost of revenue)	9.1	—	—	—	—	—	—	9.1
Asset impairment expense	—	—	4.5	—	2.6	—	—	7.1
Other operating (income) expenses	0.5	—	—	—	(5.5)	—	—	(5.0)
Interest expense	9.3	3.5	—	—	9.6	—	57.5	79.9
Other (income) expense, net	(1.6)	1.3	—	(8.6)	2.7	(0.1)	2.1	(4.2)
Net loss (gain) on contingent consideration	—	—	(0.4)	—	—	—	—	(0.4)
Income tax (benefit) expense	10.9	(0.8)	—	—	(1.5)	—	(8.1)	0.5
Noncontrolling interest	2.0	1.8	—	(3.4)	(3.8)	(1.2)	—	(4.6)
Share-based payment expense	—	—	—	0.1	0.6	—	5.5	6.2
Discontinued operations	—	—	—	—	—	8.2	11.1	19.3
Non-recurring items	—	—	—	—	—	—	—	—
Acquisition and disposition costs	5.3	0.1	0.4	—	1.2	—	1.5	8.5
Adjusted EBITDA	$75.7	$17.0	$3.4	$(11.8)	$(6.3)	$3.7	$(17.9)	$63.8

Total Core Operating Subsidiaries	$96.1

(in millions)	Year ended December 31, 2018
	Core Operating Subsidiaries			Early Stage & Other			Non-operating Corporate	HC2
	Construction	Energy	Telecom	Life Sciences	Broadcasting	Other and Elimination
Net Income attributable to HC2 Holdings, Inc.								$162.0
Less: Net Income attributable to HC2 Holdings Insurance segment								165.2
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment								19.2
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$27.7	$(0.9)	$4.6	$65.2	$(34.5)	$(2.6)	$(81.9)	$(22.4)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	7.4	5.5	0.3	0.2	3.3	0.1	0.1	16.9
Depreciation and amortization (included in cost of revenue)	7.0	—	—	—	—	—	—	7.0
Asset impairment expense	—	0.7	—	—	0.3	—	—	1.0
Other operating (income) expenses	(0.2)	(0.2)	—	—	—	—	—	(0.4)
Interest expense	2.6	1.6	—	—	9.5	—	56.0	69.7
Loss on early extinguishment or restructuring of debt	—	—	—	—	2.6	—	2.5	5.1
Other (income) expense, net	(2.6)	0.3	0.1	—	1.5	3.9	(5.0)	(1.8)
Gain on sale and deconsolidation of subsidiary	—	—	—	(102.1)	—	(1.6)	—	(103.7)
Income tax (benefit) expense	11.9	(1.1)	—	—	(1.0)	(1.6)	(6.6)	1.6
Noncontrolling interest	2.2	(0.4)	—	19.1	(1.9)	(1.1)	—	17.9
Bonus to be settled in equity	—	—	—	—	—	—	2.0	2.0
Share-based payment expense	—	—	—	0.2	1.6	0.3	5.0	7.1
Discontinued operations	—	—	—	—	—	13.2	1.3	14.5
Non-recurring items	—	—	—	—	—	—	—	—
Acquisition and disposition costs	4.9	—	0.3	2.5	1.7	—	0.7	10.1
Adjusted EBITDA	$60.9	$5.5	$5.3	$(14.9)	$(16.9)	$10.6	$(25.9)	$24.6

Total Core Operating Subsidiaries	71.7

Construction: Net income from our Construction segment for the year ended December 31, 2019 decreased $3.0 million to $24.7 million from $27.7 million for the year ended December 31, 2018. Adjusted EBITDA from our Construction segment for the year ended December 31, 2019 increased $14.8 million to $75.7 million from $60.9 million for the year ended December 31, 2018. The increase in Adjusted EBITDA was driven by the acquisition of GrayWolf.

Energy: Net income (loss) from our Energy segment for the year ended December 31, 2019 increased by $5.1 million to income of $4.2 million from a loss of $0.9 million for the year ended December 31, 2018. Adjusted EBITDA from our Energy segment for the year ended December 31, 2019 increased $11.5 million to $17.0 million from $5.5 million for the year ended December 31, 2018. The increase in Adjusted EBITDA was primarily driven by the AFTC recognized in the fourth quarter of 2019 attributable to 2018 and 2019 and higher volume-related revenues from the recent acquisition of the ampCNG stations and growth in CNG sales volumes. Partially offsetting these increases were higher selling, general and administrative expenses as a result of the acquisition of the ampCNG stations.
Telecommunications: Net income (loss) from our Telecommunications segment for the year ended December 31, 2019 decreased by $6.0 million to a loss of $1.4 million from income of $4.6 million for the year ended December 31, 2018. Adjusted EBITDA from our Telecommunications segment for the year ended December 31, 2019 decreased $1.9 million to $3.4 million from $5.3 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA was primarily due to both a decline in revenue and the contracting of call termination margin as a result of the continued decline in the international long distance market, partially offset by a decrease in compensation expense due to headcount decreases and reductions in bad debt expense.

Life Sciences: Net income (loss) from our Life Sciences segment for the year ended December 31, 2019 decreased $65.4 million to a loss of $0.2 million from income of $65.2 million for the year ended December 31, 2018. Adjusted EBITDA loss from our Life Sciences segment for the year ended December 31, 2019 decreased $3.1 million to $11.8 million from $14.9 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA loss was primarily driven by comparably fewer expenses at the Pansend holding company, which incurred additional compensation expense in the prior period related to the performance of the segment. The decrease was also due to a reduction in costs associated with BeneVir, which was sold in the second quarter of 2018.

Broadcasting: Net loss from our Broadcasting segment for the year ended December 31, 2019 decreased $16.0 million to $18.5 million from $34.5 million for the year ended December 31, 2018. Adjusted EBITDA loss from our Broadcasting segment for the year ended December 31, 2019 decreased $10.6 million to $6.3 million from $16.9 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA loss was primarily driven by the reduction in costs as the segment exited certain local markets which were unprofitable at Network, partially offset by higher overhead expenses associated with the growth of the Broadcast stations subsequent to the prior year.

Other and Eliminations: Net loss from our Other and Eliminations segment for the year ended December 31, 2019 increased $0.6 million to $3.2 million from $2.6 million for the year ended December 31, 2018. Adjusted EBITDA from our Other segment for the year ended December 31, 2019 decreased $6.9 million to $3.7 million from $10.6 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA loss was primarily driven by lower income from the equity investment in HMN, due to lower revenues on large turnkey projects underway than in the comparable period.

Non-operating Corporate: Net loss from our Non-operating Corporate segment for the year ended December 31, 2019 increased $5.7 million to $87.6 million from $81.9 million for the year ended December 31, 2018. Adjusted EBITDA loss from our Non-operating Corporate segment for the year ended December 31, 2019 decreased $8.0 million to $17.9 million from $25.9 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA loss was primarily attributable to reductions in bonus expense and other general and administrative expenses as previously described.

(in millions):	Year ended December 31,
	2019	2018	Increase / (Decrease)
Construction	$75.7	$60.9	$14.8
Energy	17.0	5.5	11.5
Telecommunications	3.4	5.3	(1.9)
Total Core Operating Subsidiaries	96.1	71.7	24.4

Life Sciences	(11.8)	(14.9)	3.1
Broadcasting	(6.3)	(16.9)	10.6
Other and Eliminations	3.7	10.6	(6.9)
Total Early Stage and Other	(14.4)	(21.2)	6.8

Non-Operating Corporate	(17.9)	(25.9)	8.0
Adjusted EBITDA	$63.8	$24.6	$39.2

Liquidity and Capital Resources

Short- and Long-Term Liquidity Considerations and Risks

HC2 is a holding company and its liquidity needs are primarily for interest payments on its Senior Secured Notes, Convertible Notes, and its Revolving Credit Agreement (each as defined below), dividend payments on its Preferred Stock and recurring operational expenses.

As of December 31, 2019, the Company had $228.8 million of cash and cash equivalents compared to $315.9 million as of December 31, 2018. On a stand-alone basis, as of December 31, 2019, HC2 had cash and cash equivalents of $11.6 million compared to $6.5 million at December 31, 2018. At December 31, 2019, cash and cash equivalents in our Insurance segment was $170.5 million compared to $283.3 million at December 31, 2018.

Our subsidiaries' principal liquidity requirements arise from cash used in operating activities, debt service, and capital expenditures, including purchases of steel construction equipment, fueling stations, network equipment (such as switches, related transmission equipment and capacity), and service infrastructure, liabilities associated with insurance products, development of back-office systems, operating costs and expenses, and income taxes.

As of December 31, 2019, the Company had $805.0 million of indebtedness on a consolidated basis compared to $713.7 million as of December 31, 2018. On a stand-alone basis, as of December 31, 2019 and December 31, 2018, HC2 had indebtedness of $540.0 million and $525.0 million, respectively.

HC2's stand-alone debt consists of the $470.0 million aggregate principal amount of 11.5% senior secured notes due 2021 (the "Senior Secured Notes"), the $55.0 million aggregate principal amount of 7.5% convertible senior notes due 2022 (the "Convertible Notes"), and the $15.0 million secured revolving credit agreement ("Revolving Credit Agreement"), fully drawn. HC2 is required to make semi-annual interest payments on its Senior Secured Notes and Convertible Notes, and quarterly interest payments on its Revolving Credit Agreement.

HC2 is required to make dividend payments on its outstanding Preferred Stock on January 15th, April 15th, July 15th, and October 15th of each year.

HC2 received $39.8 million, $16.3 million, and $1.0 million in dividends and tax share from its Construction, Telecommunications and Life Sciences segments during the year ended December 31, 2019.

HC2 received $11.5 million in net management fees during the year ended December 31, 2019, related to fees earned in the fourth quarter of 2018 and 2019.

We have financed our growth and operations to date, and expect to finance our future growth and operations, through public offerings and private placements of debt and equity securities, credit facilities, vendor financing, capital lease financing and other financing arrangements, as well as cash generated from the operations of our subsidiaries. In the future, we may also choose to sell assets or certain investments to generate cash.

At this time, we believe that we will be able to continue to meet our liquidity requirements and fund our fixed obligations (such as debt service and operating leases) and other cash needs for our operations for at least the next twelve months through a combination of distributions from our subsidiaries and from raising of additional debt or equity, refinancing of certain of our indebtedness or preferred stock, other financing arrangements and/or the sale of assets and certain investments. Historically, we have chosen to reinvest cash and receivables into the growth of our various businesses, and therefore have not kept a large amount of cash on hand at the holding company level, a practice which we expect to continue in the future. The ability of HC2’s subsidiaries to make distributions to HC2 is subject to numerous factors, including restrictions contained in each subsidiary’s financing agreements, regulatory requirements, availability of sufficient funds at each subsidiary and the approval of such payment by each subsidiary’s board of directors, which must consider various factors, including general economic and business conditions, tax considerations, strategic plans, financial results and condition, expansion plans, any contractual, legal or regulatory restrictions on the payment of dividends, and such other factors each subsidiary’s board of directors considers relevant. Our ability to sell assets and certain of our investments to meet our existing financing needs may also be limited by our existing financing instruments. Although the Company believes that it will be able to raise additional equity capital, refinance indebtedness or preferred stock, enter into other financing arrangements or engage in asset sales and sales of certain investments sufficient to fund any cash needs that we are not able to satisfy with the funds expected to be provided by our subsidiaries, there can be no assurance that it will be able to do so on terms satisfactory to the Company if at all. Such financing options, if pursued, may also ultimately have the effect of negatively impacting our liquidity profile and prospects over the long-term. In addition, the sale of assets or the Company’s investments may also make the Company less attractive to potential investors or future financing partners.

Capital Expenditures

Capital expenditures for the years ended December 31, 2019 and 2018 are set forth in the table below (in millions):

	Years Ended December 31,
	2019	2018
Construction	$9.8	$14.9
Energy	1.1	1.5
Telecommunications	—	0.1
Insurance	0.6	0.3
Life Sciences	0.1	—
Broadcasting	14.2	1.1
Non-operating Corporate	—	0.1
Total	$25.8	$18.0

Summary of Consolidated Cash Flows

The below table summarizes the cash provided or used in our continuing operating, investing and financing activities and the amount of the respective changes between the periods (in millions):

	Years Ended December 31,		Increase / (Decrease)
	2019	2018
Operating activities	$94.0	$320.6	$(226.6)
Investing activities	(251.3)	(205.5)	(45.8)
Financing activities	65.4	118.4	(53.0)
Effect of exchange rate changes on cash and cash equivalents	1.0	(0.2)	1.2
Net decrease in cash,cash equivalents and restricted cash	$(90.9)	$233.3	$(324.2)

Operating Activities

Cash provided by operating activities was $94.0 million for the year ended December 31, 2019 as compared to cash provided by operating activities of $320.6 million for the year ended December 31, 2018. The $226.6 million decrease was the result of the recapture of reinsurance treaties by our Insurance segment in 2018 and was offset in part by improved performance of the Insurance segment subsequent to the KIC acquisition, significant reduction of losses at the Broadcasting segment driven by the cost cutting measures, and an increase in the working capital at our Telecommunications segments.

Investing Activities

Cash used in investing activities was $251.3 million for the year ended December 31, 2019 as compared to cash used in investing activities of $205.5 million for the year ended December 31, 2018. The $45.8 million increase in cash used was a result of (i) an increase in net cash spent at our Insurance segment driven by purchases of investments from the residual cash received from the KIC acquisition and reinsurance recaptures in 2018, (ii) a decrease in cash proceeds received at our Life Sciences segment, from the 2018 upfront payment and 2019 escrow release related to the sale of BeneVir in the prior period, and (iii) an increase in cash used at our Energy segment to acquire ampCNG stations in 2019. These decreases were largely offset by a reduction in cash used by our Construction segment, driven by the acquisition of GrayWolf in 2018, and a reduction in cash used by our Broadcasting segment as less cash was used on its acquisitions in the current year compared to 2018.

This was largely offset by a reduction in net cash used by the Insurance segment's purchases of investments, as in the prior period the Insurance segment purchased investments from the cash received from the acquisition of KIC.

Financing Activities

Cash provided by financing activities was $65.4 million for the year ended December 31, 2019 as compared to $118.4 million for the year ended December 31, 2018. The $53.0 million decrease was a result of a decrease in net borrowings by the Construction and Broadcasting segments, and offset in part by the increase in net borrowings by the Energy segment and Corporate segment, and a decline in cash paid to noncontrolling interest holders driven by the proceeds from our Life Sciences segment's sale of BeneVir in 2018.

Other Invested Assets

Carrying values of other invested assets were as follows (in millions):

	December 31, 2019		December 31, 2018
	Measurement Alternative	Equity Method	Measurement Alternative	Equity Method
Common stock	$—	$2.4	$—	$2.1

Preferred stock	—	16.1	1.6	9.6
Other	—	49.6	—	38.1
Total	$—	$68.1	$1.6	$49.8

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
HC2 Holdings, Inc.
New York, NY

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of HC2 Holdings, Inc. (the “Company”) and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 16, 2020 expressed an unqualified opinion thereon.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2011.

/s/ BDO USA, LLP

New York, NY
March 16, 2020, (except for Notes 1-8, 10, 11, 13-18, and 21-24, as to which the date is October 7, 2020)

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
HC2 Holdings, Inc.
New York, NY

Opinion on Internal Control over Financial Reporting

We have audited HC2 Holdings, Inc.’s (the “Company’s”) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Company as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes and our report dated March 16, 2020 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Item 9A, Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ BDO USA, LLP

New York, NY
March 16, 2020

HC2 HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

PART I: FINANCIAL INFORMATION

Item 1. Financial Statements

	Years Ended December 31,
	2019	2018
	(revised) (1)
Revenue	$1,490.2	$1,579.8
Life, accident and health earned premiums, net	116.9	94.4
Net investment income	203.8	116.6
Net realized and unrealized gains (losses) on investments	0.7	(8.4)
Net revenue	1,811.6	1,782.4
Operating expenses
Cost of revenue	1,297.8	1,422.2
Policy benefits, changes in reserves, and commissions	234.5	197.3
Selling, general and administrative	190.1	198.2
Depreciation and amortization	6.3	4.5
Asset impairment expense	54.5	1.0
Other operating income	(5.1)	(0.4)
Total operating expenses	1,778.1	1,822.8
Income (loss) from operations	33.5	(40.4)
Interest expense	(79.5)	(69.7)
Gain on sale and deconsolidation of subsidiary	—	105.1
Income from equity investees	1.6	8.4
Gain on bargain purchase	1.1	115.4
Other income	6.2	77.8
(Loss) income from continuing operations	(37.1)	196.6
Income tax benefit (expense)	20.3	(2.2)
(Loss) income from continuing operations	(16.8)	194.4
Loss from discontinued operations	(19.3)	(14.5)
Net (loss) income	(36.1)	179.9
Net loss (income) attributable to noncontrolling interest and redeemable noncontrolling interest	4.6	(17.9)
Net (loss) income attributable to HC2 Holdings, Inc.	(31.5)	162.0
Less: Preferred dividends, deemed dividends, and repurchase gains	—	6.4
Net (loss) income attributable to common stock and participating preferred stockholders	$(31.5)	$155.6

(Loss) income per share - continuing operations
Basic	$(0.32)	$3.36
Diluted:	$(0.32)	$3.11

(Loss) income per share - discontinued operations
Basic:	$(0.38)	$(0.22)
Diluted:	$(0.38)	$(0.21)

(Loss) income per share - Net (loss) income attributable to common stock and participating preferred stockholders
Basic	$(0.70)	$3.14
Diluted	$(0.70)	$2.90

Weighted average common shares outstanding:
Basic	44.8	44.3
Diluted	44.8	46.8
(1) See Note 2 to the Consolidated Financial Statements entitled Summary of Significant Accounting Policies
See notes to Consolidated Financial Statements

HC2 HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in millions)

	Years Ended December 31,
	2019	2018
Net (loss) income	$(36.1)	$179.9
Other comprehensive income (loss)
Foreign currency translation adjustment	(1.9)	4.1
Unrealized gains (losses) on available-for-sale securities	288.4	(158.2)
Actuarial loss on pension plan	(7.8)	(6.7)
Other comprehensive income (loss)	278.7	(160.8)
Comprehensive income	242.6	19.1
Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interests	(7.5)	(15.1)
Comprehensive income attributable to HC2 Holdings, Inc.	$235.1	$4.0

See notes to Consolidated Financial Statements

HC2 HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	December 31,
	2019	2018
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value	$4,028.9	$3,391.6
Equity securities	92.5	200.5
Mortgage loans	183.5	137.6
Policy loans	19.1	19.8
Other invested assets	68.1	51.4
Total investments	4,392.1	3,800.9
Cash and cash equivalents	228.8	315.9
Accounts receivable, net	311.8	330.8
Recoverable from reinsurers	953.7	1,000.2
Deferred tax asset	2.7	2.0
Property, plant and equipment, net	223.7	183.7
Goodwill	112.5	157.4
Intangibles, net	221.7	213.4
Assets held for sale	323.3	327.0
Other assets	188.0	172.5
Total assets	$6,958.3	$6,503.8

Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$4,567.1	$4,562.1
Annuity reserves	236.4	245.2
Value of business acquired	221.1	244.6
Accounts payable and other current liabilities	306.2	295.7
Deferred tax liability	83.7	30.2
Debt obligations	773.6	676.6
Liabilities held for sale	153.9	137.6
Other liabilities	151.1	89.8
Total liabilities	6,493.1	6,281.8
Commitments and contingencies
Temporary equity
Preferred stock	10.3	20.3
Redeemable noncontrolling interest	11.3	8.0
Total temporary equity	21.6	28.3
Stockholders’ equity
Common stock, $.001 par value	—	—
Shares authorized: 80,000,000 at December 31, 2019 and December 31, 2018;
Shares issued: 46,810,676 and 45,391,397 at December 31, 2019 and December 31, 2018;
Shares outstanding: 46,067,852 and 44,907,818 at December 31, 2019 and December 31, 2018, respectively
Additional paid-in capital	281.1	260.5
Treasury stock, at cost: 742,824 and 483,579 shares at December 31, 2019 and December 31, 2018, respectively	(3.3)	(2.6)
Accumulated deficit	(96.7)	(57.2)
Accumulated other comprehensive income (loss)	168.7	(112.6)
Total HC2 Holdings, Inc. stockholders’ equity	349.8	88.1
Noncontrolling interest	93.8	105.6
Total stockholders’ equity	443.6	193.7
Total liabilities, temporary equity and stockholders’ equity	$6,958.3	$6,503.8

See notes to Consolidated Financial Statements

HC2 HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in millions)

	Common Stock		Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total HC2 Stockholders' Equity	Non- controlling Interest	Total Stockholders’ Equity	Temporary Equity

	Shares	Amount
Balance as of December 31, 2017	44.2	$—	$254.7	$(2.1)	$(221.2)	$41.7	$73.1	$115.0	$188.1	$27.9
Cumulative effect of accounting for revenue recognition (1)	—	—	—	—	0.4	—	0.4	0.3	0.7	—
Cumulative effect of accounting for the recognition and measurement of financial assets and financial liabilities (1)	—	—	—	—	1.6	0.1	1.7	—	1.7	—
Share-based compensation	—	—	12.7	—	—	—	12.7	—	12.7	—
Fair value adjustment of redeemable noncontrolling interest	—	—	(2.5)	—	—	—	(2.5)	—	(2.5)	2.5
Exercise of stock options	0.1	—	0.2	—	—	—	0.2	—	0.2	—
Taxes paid in lieu of shares issued for share-based compensation	(0.1)	—	—	(0.5)	—	—	(0.5)	—	(0.5)	—
Preferred stock dividend and accretion	—	—	(5.7)	—	—	—	(5.7)	—	(5.7)	—
Amortization of issuance cost	—	—	(0.1)	—	—	—	(0.1)	—	(0.1)	0.1
Issuance of common stock	0.7	—	—	—	—	—	—	—	—	—
Purchase of preferred stock by subsidiary	—	—	0.2	—	—	—	0.2	—	0.2	(6.1)
Transactions with noncontrolling interests	—	—	1.5	—	—	3.6	5.1	(27.1)	(22.0)	6.2
Other	—	—	(0.5)	—	—	—	(0.5)	—	(0.5)	—
Net income (loss)	—	—	—	—	162.0	—	162.0	19.1	181.1	(1.2)
Other comprehensive loss	—	—	—	—	—	(158.0)	(158.0)	(1.7)	(159.7)	(1.1)
Balance as of December 31, 2018	44.9	$—	$260.5	$(2.6)	$(57.2)	$(112.6)	$88.1	$105.6	$193.7	$28.3
Cumulative effect of accounting for leases (1)	—	—	—	—	(4.3)	—	(4.3)	(0.7)	(5.0)	(0.1)
Cumulative effect of accounting for warrants (1)	—	—	6.6	—	(3.7)	—	2.9	—	2.9	—
Share-based compensation	—	—	8.7	—	—	—	8.7	—	8.7	—
Fair value adjustment of redeemable noncontrolling interest	—	—	(2.0)	—	—	—	(2.0)	—	(2.0)	2.0
Taxes paid in lieu of shares issued for share-based compensation	(0.2)	—	—	(0.7)	—	—	(0.7)	—	(0.7)	—
Preferred stock dividend	—	—	(0.9)	—	—	—	(0.9)	—	(0.9)	—
Issuance of common stock	1.4	—	—	—	—	—	—	—	—	—
Purchase of preferred stock by subsidiary	—	—	1.7	—	—	—	1.7	—	1.7	(10.0)
Transactions with noncontrolling interests	—	—	6.8	—	—	—	6.8	(5.5)	1.3	3.3
Other	—	—	(0.3)	—	—	—	(0.3)	—	(0.3)	—
Net income (loss)	—	—	—	—	(31.5)	—	(31.5)	(3.3)	(34.8)	(1.3)
Other comprehensive income (loss)	—	—	—	—	—	281.3	281.3	(2.3)	279.0	(0.6)
Balance as of December 31, 2019	46.1	$—	$281.1	$(3.3)	$(96.7)	$168.7	$349.8	$93.8	$443.6	$21.6
(1) See Note 2. Summary of Significant Accounting Policies for further information about adjustments resulting from the Company’s adoption of new accounting standards in 2019 and 2018, respectively

See notes to Consolidated Financial Statements

HC2 HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities
Net (loss) income	$(36.1)	$179.9
Less: Loss from discontinued operations, net of tax	(19.3)	(14.5)
(Loss) income from continuing operations	(16.8)	194.4
Adjustments to reconcile net (loss) income to cash provided by (used in) operating activities
Share-based compensation expense	6.3	7.1
Depreciation and amortization	15.4	11.5
Amortization of deferred financing costs and debt discount	12.7	7.4
Amortization of (discount) premium on investments	8.5	6.2
Gain on sale and deconsolidation of subsidiary	—	(105.1)
Gain on bargain purchase	(1.1)	(115.4)
Income from equity investees	(1.6)	(8.4)
Asset impairment expense	54.5	1.0
Net realized and unrealized gains on investments	(9.0)	(28.8)
Receipt of dividends from equity investees	—	—
Deferred income taxes	(28.1)	(2.6)
Annuity benefits	9.8	6.6
Other operating activities	1.6	7.9
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	29.6	(26.2)
Recoverable from reinsurers	4.4	238.8
Other assets	17.6	(31.4)
Life, accident and health reserves	44.9	126.7
Accounts payable and other current liabilities	(36.1)	10.7
Other liabilities	(18.6)	20.2
Cash provided by continuing operating activities	94.0	320.6
Cash provided by discontinued operating activities	16.5	20.8
Cash provided by operating activities	110.5	341.4
Cash flows from investing activities
Purchase of property, plant and equipment	(25.8)	(18.0)
Disposal of property, plant and equipment	1.4	1.6
Purchase of investments	(1,060.1)	(1,184.6)
Sale of investments	748.7	248.8
Maturities and redemptions of investments	123.5	82.3
Cash received from dispositions, net	13.5	92.0
Cash received from (paid for) acquisitions, net	(60.7)	572.1
Other investing activities	8.2	0.3
Cash used in continuing investing activities	(251.3)	(205.5)
Cash used in discontinued investing activities	(12.4)	(19.1)
Cash used in investing activities	(263.7)	(224.6)
Cash flows from financing activities
Proceeds from debt obligations	116.2	826.1
Principal payments on debt obligations	(33.8)	(669.7)
Cash received by subsidiary to issue preferred stock	8.9	—
Cash paid by subsidiary to purchase HC2 preferred stock	(8.3)	(5.8)
Annuity receipts	2.2	2.4
Annuity surrenders	(18.1)	(19.2)
Transactions with noncontrolling interests	2.4	(12.6)
Other financing activities	(4.1)	(2.8)
Cash provided by continuing financing activities	65.4	118.4
Cash used in discontinued financing activities	(3.0)	(3.2)
Cash provided by financing activities	62.4	115.2
Effects of exchange rate changes on cash, cash equivalents and restricted cash	1.0	(0.2)
Net change in cash, cash equivalents and restricted cash	(90.9)	233.3
Cash, cash equivalents and restricted cash, beginning of period	321.3	88.0
Cash, cash equivalents and restricted cash, end of period	$230.4	$321.3

HC2 HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

Supplemental cash flow information:
Cash paid for interest	$72.9	$65.9
Cash paid for taxes, net of refunds	$7.6	$11.7
Non-cash investing and financing activities:
Property, plant and equipment included in accounts payable	$5.7	$2.9
Investments included in accounts payable	$30.1	$0.3

See notes to Consolidated Financial Statements

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business

HC2 Holdings, Inc. ("HC2" and, together with its consolidated subsidiaries, the "Company", "we" and "our") is a diversified holding company which seeks to acquire and grow attractive businesses that we believe can generate long-term sustainable free cash flow and attractive returns. While the Company generally intends to acquire controlling equity interests in its operating subsidiaries, the Company may invest to a limited extent in a variety of debt instruments or noncontrolling equity interest positions. The Company’s shares of common stock trade on the NYSE under the symbol "HCHC".

The Company currently has seven reportable segments based on management’s organization of the enterprise - Construction, Energy, Telecommunications, Insurance, Life Sciences, Broadcasting, and Other, which includes businesses that do not meet the separately reportable segment thresholds.

1.Our Construction segment is comprised of DBM Global Inc. ("DBMG") and its wholly-owned subsidiaries. DBMG is a fully integrated Building Information Modelling modeler, detailer, fabricator and erector of structural steel and heavy steel plate. DBMG models, details, fabricates and erects structural steel for commercial and industrial construction projects such as high- and low-rise buildings and office complexes, hotels and casinos, convention centers, sports arenas, shopping malls, hospitals, dams, bridges, mines and power plants. DBMG also fabricates trusses and girders and specializes in the fabrication and erection of large-diameter water pipe and water storage tanks. Through GrayWolf, DBMG provides services including maintenance, repair, and installation to a diverse range of end markets in order to provide high-quality outage, turnaround, and new installation services to customers. Through Aitken Manufacturing, DBMG manufactures pollution control scrubbers, tunnel liners, pressure vessels, strainers, filters, separators and a variety of customized products. The Company maintains an approximately 92% controlling interest in DBMG.

2.Our Energy segment is comprised of American Natural Energy Corp. (f/k/a American Natural Gas, Inc.) ("ANG"). ANG is a premier distributor of natural gas motor fuel. ANG designs, builds, owns, acquires, operates and maintains compressed natural gas fueling stations for transportation vehicles. The Company maintains an approximately 69% controlling interest in ANG.

3.Our Telecommunications segment is comprised of PTGi International Carrier Services, Inc. ("ICS"). ICS operates a telecommunications business including a network of direct routes and provides premium voice communication services for national telecommunications operators, mobile operators, wholesale carriers, prepaid operators, voice over internet protocol service operators and internet service providers. ICS provides a quality service via direct routes and by forming strong relationships with carefully selected partners. The Company maintains a 100% interest in ICS.

4.Our Insurance segment is comprised of Continental Insurance Group Ltd. ("CIG") and its wholly-owned subsidiary Continental General Insurance Company ("CGI"). CGI provides long-term care, life, annuity, and other accident and health coverage that help protect policy and certificate holders from the financial hardships associated with illness, injury, loss of life, or income continuation. The Company maintains a 100% interest in CIG.

5.Our Life Sciences segment is comprised of Pansend Life Sciences, LLC ("Pansend"). Pansend maintains controlling interests of approximately 80% in Genovel Orthopedics, Inc. ("Genovel"), which seeks to develop products to treat early osteoarthritis of the knee and approximately 64% in R2 Technologies, Inc. ("R2"), which develops develops aesthetic and medical technologies for the skin. Pansend also invests in other early stage or developmental stage healthcare companies including an approximately 47% interest in MediBeacon Inc., and an investment in Triple Ring Technologies, Inc.

6.Our Broadcasting segment is comprised of HC2 Broadcasting Holdings Inc. ("HC2 Broadcasting") and its subsidiaries. HC2 Broadcasting strategically acquires and operates over-the-air broadcasting stations across the United States. In addition, HC2 Broadcasting, through its wholly-owned subsidiary, HC2 Network Inc. ("Network"), operates Azteca America, a Spanish-language broadcast network offering high quality Hispanic content to a diverse demographic across the United States. The Company maintains an approximately 98% controlling interest in HC2 Broadcasting and an approximately 50% controlling interest in DTV America Corporation ("DTV") as well as approximately 10% proxy and voting rights from minority holders.

7.Our Other segment represents all other businesses or investments that do not meet the definition of a segment individually or in the aggregate. Included in the Other segment is the former Marine Services segment, which includes its holding company, Global Marine Holdings, LLC ("GMH"), in which the Company maintains approximately 73% controlling interest. GMH results include the current and prior year equity investment in Huawei Marine Networks Co., Limited (“HMN”), its 19% equity method investment with Huawei Technologies Co., Ltd., and the discontinued operations of Global Marine Systems Limited ("GMSL").

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
2. Summary of Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company, its wholly owned subsidiaries and all other subsidiaries over which the Company exerts control. All intercompany profits, transactions and balances have been eliminated in consolidation. As of December 31, 2019, the results of DBMG, GMSL (as a discontinued operation), ANG, ICS, CIG, Genovel, R2, and HC2 Broadcasting have been consolidated into the Company’s results based on guidance from the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC" 810, Consolidation). The remaining interests not owned by the Company are presented as a noncontrolling interest component of total equity.

Cash and Cash Equivalents

Cash and cash equivalents are comprised principally of amounts in money market accounts with original maturities of three months or less.

Acquisitions

The Company’s acquisitions are accounted for using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Estimates of fair value included in the Consolidated Financial Statements, in conformity with ASC 820, Fair Value Measurements and Disclosures, represent the Company’s best estimates and valuations developed, when needed, with the assistance of independent appraisers or, where such valuations have not yet been completed or are not available, industry data and trends and by reference to relevant market rates and transactions. The following estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the control of the Company. Accordingly, the Company cannot provide assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities, and residual amounts will be allocated to goodwill or Bargain Purchase Gain. In accordance with ASC 805, Business Combinations ("ASC 805"), if additional information is obtained about the initial estimates of the fair value of the assets acquired and liabilities assumed within the measurement period, including finalization of asset appraisals, the Company will refine its estimates of fair value to allocate the purchase price more accurately.

Investments

Fixed maturity securities

The Company determines the appropriate classification of investments in fixed maturity securities at the acquisition date and re-evaluates the classification at each balance sheet date. All of our investments in fixed maturity securities are classified as available-for-sale. The Company carries these investments at fair value with net unrealized gains or losses, net of tax and related adjustments, reported as a component of Accumulated Other Comprehensive Income (Loss) ("AOCI") of the Company's Consolidated Statements of Stockholders' Equity.

Premiums and discounts on fixed maturity securities are amortized using the interest method and reported in Net investment income; mortgage-backed securities are amortized over a period based on estimated future principal payments, including prepayments. Prepayment assumptions are reviewed periodically and adjusted to reflect actual prepayments and changes in expectations. When the Company sells a security, the difference between the sale proceeds and amortized cost (determined based on specific identification) is reported in Net realized and unrealized gains (losses) on investments.

When a decline in the value of a specific investment is considered to be other-than-temporary at the balance sheet date, a provision for impairment is charged to earnings (included in realized gains (losses) on investments) and the cost basis of that investment is reduced. If the Company can assert that it does not intend to sell an impaired fixed maturity security and it is not more likely than not that it will have to sell the security before recovery of its amortized cost basis, then the other-than-temporary impairment is separated into two components: (i) the amount related to credit losses (recorded in earnings) and (ii) the amount related to all other factors (recorded in AOCI). The credit-related portion of an other-than-temporary impairment is measured by comparing a security’s amortized cost to the present value of its current expected cash flows discounted at its effective yield prior to the impairment charge. If the Company intends to sell an impaired security, or it is more likely than not that it will be required to sell the security before recovery, an impairment charge to earnings is recorded to reduce the amortized cost of that security to fair value.

Equity securities

Equity securities that have readily determinable fair values are recorded at fair value with unrealized gains and losses, due to changes in fair value, reflected in Net realized and unrealized gains (losses) on investments. Dividend income from equity securities is recognized in Net investment income. Realized gains and losses on the sale of equity securities are recognized in Net realized and unrealized gains (losses) on investments.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
The Company utilizes the equity method to account for investments when it possesses the ability to exercise significant influence, but not control, over the operating and financial policies of the investee. The ability to exercise significant influence is presumed when an investor possesses more than 20% of the voting interests of the investee. This presumption may be overcome based on specific facts and circumstances that demonstrate that the ability to exercise significant influence is restricted. The Company applies the equity method to investments in common stock and to other investments when such other investments possess substantially identical subordinated interests to common stock. In applying the equity method, the Company records the investment at cost and subsequently increases or decreases the carrying amount of the investment by its proportionate share of the net earnings or losses in Income from equity investees and other comprehensive income of the investee. The Company records dividends or other equity distributions as reductions in the carrying value of the investment. In the event that net losses of the investee reduce the carrying amount to zero, additional net losses may be recorded if other investments in the investee are at-risk, even if the Company has not committed to provide financial support to the investee. Such additional equity method losses, if any, are based upon the change in the Company's claim on the investee’s book value.

Fair Value Measurements

General accounting principles for Fair Value Measurements and Disclosures define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. These principles also establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and describes three levels of inputs that may be used to measure fair value:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities. Active markets are defined as having the following characteristics for the measured asset/liability: (i) many transactions, (ii) current prices, (iii) price quotes not varying substantially among market makers, (iv) narrow bid/ask spreads and (v) most information publicly available. The Company’s Level 1 financial instruments consist primarily of publicly traded equity securities and highly liquid government bonds for which quoted market prices in active markets are available.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or market standard valuation techniques and assumptions with significant inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Such observable inputs include benchmarking prices for similar assets in active, liquid markets, quoted prices in markets that are not active and observable yields and spreads in the market. The Company’s Level 2 financial instruments include corporate and municipal fixed maturity securities, mortgage-backed non-affiliated common stocks priced using observable inputs. Level 2 inputs include benchmark yields, reported trades, corroborated broker/dealer quotes, issuer spreads and benchmark securities. When non-binding broker quotes can be corroborated by comparison to similar securities priced using observable inputs, they are classified as Level 2.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the related assets or liabilities. Level 3 assets and liabilities include those whose value is determined using market standard valuation techniques. When observable inputs are not available, the market standard techniques for determining the estimated fair value of certain securities that trade infrequently, and therefore have little transparency, rely on inputs that are significant to the estimated fair value and that are not observable in the market or cannot be derived principally from or corroborated by observable market data. These unobservable inputs can be based in large part on management judgment or estimation and cannot be supported by reference to market activity. Even though unobservable, management believes these inputs are based on assumptions deemed appropriate given the circumstances and consistent with what other market participants would use when pricing similar assets and liabilities. For the Company’s invested assets, this category primarily includes private placements, asset-backed securities, and to a lesser extent, certain residential and commercial mortgage-backed securities, among others. Prices are determined using valuation methodologies such as discounted cash flow models and other similar techniques. Non-binding broker quotes, which are utilized when pricing service information is not available, are reviewed for reasonableness based on the Company’s understanding of the market, and are generally considered Level 3. Under certain circumstances, based on its observations of transactions in active markets, the Company may conclude the prices received from independent third-party pricing services or brokers are not reasonable or reflective of market activity. In those instances, the Company would apply internally developed valuation techniques to the related assets or liabilities.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

The Company may utilize information from third parties, such as pricing services and brokers, to assist in determining the fair value for certain assets and liabilities; however, management is ultimately responsible for all fair values presented in the Company’s financial statements. This includes responsibility for monitoring the fair value process, ensuring objective and reliable valuation practices and pricing of assets and liabilities, and approving changes to valuation methodologies and pricing sources. The selection of the valuation technique(s) to apply considers the definition of an exit price and the nature of the asset or liability being valued and significant expertise and judgment is required.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Accounts Receivable

Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. Our allowance for doubtful accounts considers historical experience, the age of certain receivable balances, credit history, current economic conditions and other factors that may affect the counterparty’s ability to pay.

Inventory

Inventory is valued at the lower of cost or net realizable value under the first-in, first-out method. Provision for obsolescence is made where appropriate and is charged to cost of revenue in the consolidated statements of operations. Short-term work in progress on contracts is stated at cost less foreseeable losses. These costs include only direct labor and expenses incurred to date and exclude any allocation of overhead. The policy for long-term work in progress contracts is disclosed within the Revenue and Cost Recognition accounting policy.

Reinsurance

Premium revenue and benefits are reported net of the amounts related to reinsurance ceded to and assumed from other companies. Expense allowances from reinsurers are included in other operating and general expenses. Amounts recoverable from reinsurers are estimated in a manner consistent with the direct reserve associated with the reinsured policies.

Accounting for Income Taxes

We recognize deferred tax assets and liabilities for the expected future tax consequences of transactions and events. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. If necessary, deferred tax assets are reduced by a valuation allowance to an amount that is determined to be more likely than not recoverable. We must make significant estimates and assumptions about future taxable income and future tax consequences when determining the amount of the valuation allowance. The additional guidance provided by ASC No. 740, “Income Taxes” (“ASC 740”), clarifies the accounting for uncertainty in income taxes recognized in the financial statements. Expected outcomes of current or anticipated tax examinations, refund claims and tax-related litigation and estimates regarding additional tax liability (including interest and penalties thereon) or refunds resulting therefrom will be recorded based on the guidance provided by ASC 740 to the extent applicable.

At December 31, 2019, our U.S. and foreign companies have significant deferred tax assets resulting from tax loss carryforwards. The foreign deferred tax assets with minor exceptions are fully offset with valuation allowances. Additionally, the deferred tax assets generated by certain businesses that do not qualify to be included in the HC2 U.S. consolidated income tax return have been reduced by a full valuation allowance. Based on consideration of both positive and negative evidence, we determined that it was more likely than not that the net deferred tax assets of the HC2 U.S. consolidated filing group will not be realized. Therefore, a valuation allowance was maintained against the HC2 U.S. consolidated filing group’s net deferred tax assets as of December 31, 2019. The appropriateness and amount of the valuation allowance are based on cumulative history of losses and our assumptions about the future taxable income of each affiliate and the timing of the reversal of deferred tax assets and liabilities. The Insurance segment is in a cumulative income position and the positive trend of profitability in 2018 and 2019 is expected to continue as supported by the projections of future income. As a result of the three-year cumulative income position and reliance upon future projections of income, the Insurance segment has released the valuation allowance recorded against its deferred tax assets.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets. Cost includes major expenditures for improvements and replacements which extend useful lives or increase capacity of the assets as well as expenditures necessary to place assets into readiness for use. Cost includes the original purchase price of the asset and the costs attributable to bringing the asset to its working condition for its intended use. Cost includes finance costs incurred prior to the asset being available for use. Expenditures for maintenance and repairs are expensed as incurred.

Costs for internal use software that are incurred in the preliminary project stage and in the post-implementation stage are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software, beginning when the software project is ready for its intended use, over the estimated useful life of the software.

Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which range from 5 to 40 years for buildings and leasehold improvements, 3 to 15 years for equipment, furniture and fixtures, and 3 to 20 years for plant, computer and transportation equipment. Leasehold improvements are amortized over the lives of the leases or estimated useful lives of the assets, whichever is shorter. Assets under construction are not depreciated until they are complete and available for use.

When assets are sold or otherwise retired, the costs and accumulated depreciation are removed from the books and the resulting gain or loss is included in operating results. Property, plant and equipment that have been included as part of the assets held for sale are no longer depreciated from the time that they are classified as such. The Company periodically evaluates the carrying value of its property, plant and equipment based upon the estimated cash flows to be generated by the related assets. If impairment is indicated, a loss is recognized.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Goodwill and Other Intangible Assets

Under ASC 350, Intangibles - Goodwill and Other ("ASC 350"), goodwill and indefinite lived intangible assets are not amortized but are reviewed annually for impairment, or more frequently, if impairment indicators arise. Intangible assets that have finite lives are amortized over their estimated useful lives and are subject to the provisions of ASC 360, Property, plant, and equipment ("ASC 360").

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. Topic 350, Intangibles - Goodwill and Other (Topic 350), currently requires an entity that has not elected the private company alternative for goodwill to perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of the goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit. To address concerns over the cost and complexity of the two-step goodwill impairment test, the amendments in this ASU remove the second step of the test. An entity will now apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit's carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. The Company elected to early adopt ASU 2017-04 effective March 31, 2017.

Goodwill impairment is tested at least annually (October 1st) or when factors indicate potential impairment using a two-step process that begins with a qualitative evaluation of each reporting unit. If such test indicates potential for impairment, a one-step quantitative test is performed and if there is excess of a reporting unit's carrying amount over its fair value, impairment is recorded, not to exceed the total amount of goodwill allocated to the reporting unit.

Estimating the fair value of a reporting unit requires various assumptions including projections of future cash flows, perpetual growth rates and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s assessment of a number of factors, including the reporting unit’s recent performance against budget, performance in the market that the reporting unit serves, and industry and general economic data from third-party sources. Discount rate assumptions are based on an assessment of the risk inherent in those future cash flows. Changes to the underlying businesses could affect the future cash flows, which in turn could affect the fair value of the reporting unit.

Intangible assets not subject to amortization consist of certain licenses. Such indefinite lived intangible assets are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test shall consist of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to the excess.

Intangible assets subject to amortization consists of certain trade names, customer contracts and developed technology. These finite lived intangible assets are amortized based on their estimated useful lives. Such assets are subject to the impairment provisions of ASC 360, wherein impairment is recognized and measured only if there are events and circumstances that indicate that the carrying amount may not be recoverable. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset group. An impairment loss is recorded if after determining that it is not recoverable, the carrying amount exceeds the fair value of the asset.

In addition to the foregoing, the Company reviews its goodwill and intangible assets for possible impairment whenever events or circumstances indicate that the carrying amounts of assets may not be recoverable. The factors that the Company considers important, and which could trigger an impairment review, include, but are not limited to: a more likely than not expectation of selling or disposing all, or a portion, of a reporting unit; a significant decline in the market value of our common stock or debt securities for a sustained period; a material adverse change in economic, financial market, industry or sector trends; a material failure to achieve operating results relative to historical levels or projected future levels; and significant changes in operations or business strategy. For details regarding goodwill impairment, see Note 11. Goodwill and Intangibles, net.

Licensing: Television broadcast licenses generally are granted for eight-year periods. They are renewable after application and reviewed by the FCC and historically are renewed except in rare cases in which a petition to deny, a complaint or an adverse finding as to the licensee's qualifications results in loss of the license.

Valuation of Long-lived Assets

The Company reviews long-lived assets for impairment whenever events or changes indicate that the carrying amount of an asset may not be recoverable. In making such evaluations, the Company compares the expected undiscounted future cash flows to the carrying amount of the assets. If the total of the expected undiscounted future cash flows is less than the carrying amount of the assets, the Company is required to make estimates of the fair value of the long-lived assets in order to calculate the impairment loss equal to the difference between the fair value and carrying value of the assets.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
The Company makes significant assumptions and estimates in this process regarding matters that are inherently uncertain, such as determining asset groups and estimating future cash flows, remaining useful lives, discount rates and growth rates. The resulting undiscounted cash flows are projected over an extended period of time, which subjects those assumptions and estimates to an even larger degree of uncertainty. While the Company believes that its estimates are reasonable, different assumptions could materially affect the valuation of the long-lived assets. The Company derives future cash flow estimates from its historical experience and its internal business plans, which include consideration of industry trends, competitive actions, technology changes, regulatory actions, available financial resources for marketing and capital expenditures and changes in its underlying cost structure.

The Company makes assumptions about the remaining useful life of its long-lived assets. The assumptions are based on the average life of its historical capital asset additions and its historical asset purchase trend. In some cases, due to the nature of a particular industry in which the company operates, the Company may assume that technology changes in such industry render all associated assets, including equipment, obsolete with no salvage value after their useful lives. In certain circumstances in which the underlying assets could be leased for an additional period of time or salvaged, the Company includes such estimated cash flows in its estimate.

The estimate of the appropriate discount rate to be used to apply the present value technique in determining fair value was the Company’s weighted average cost of capital which is based on the effective rate of its debt obligations at the current market values (for periods during which the Company had debt obligations) as well as the current volatility and trading value of the Company’s common stock.

Value of Business Acquired ("VOBA")

VOBA is a liability that reflects the estimated fair value of in-force contracts in a life insurance company acquisition less the amount recorded as insurance contract liabilities. It represents the portion of the purchase price that is allocated to the value of the rights to receive future cash flows from the business in force at the acquisition date. A VOBA liability (negative asset) occurs when the estimated fair value of in-force contracts in a life insurance company acquisition is less than the amount recorded as insurance contract liabilities. Amortization is based on assumptions consistent with those used in the development of the underlying contract adjusted for emerging experience and expected trends. VOBA amortization are reported within depreciation and amortization in the accompanying consolidated statements of operations.

The VOBA balance is also periodically evaluated for recoverability to ensure that the unamortized portion does not exceed the expected recoverable amounts. At each evaluation date, actual historical gross profits are reflected, and estimated future gross profits and related assumptions are evaluated for continued reasonableness. Any adjustment in estimated future gross profits requires that the amortization rate be revised ("unlocking") retroactively to the date of the policy or contract issuance. The cumulative unlocking adjustment is recognized as a component of current period amortization.

Annuity Benefits Accumulated

Annuity receipts and benefit payments are recorded as increases or decreases in annuity benefits accumulated rather than as revenue and expense. Increases in this liability (primarily interest credited) are charged to expense and decreases for charges are credited to annuity policy charges revenue. Reserves for traditional fixed annuities are generally recorded at the stated account value.

Life, Accident and Health Reserves

Liabilities for future policy benefits under traditional life, accident and health policies are computed using the net level premium method. Computations are based on the original projections of investment yields, mortality, morbidity and surrenders and include provisions for unfavorable deviations unless a loss recognition event (premium deficiency) occurs. Claim reserves and liabilities established for accident and health claims are modified as necessary to reflect actual experience and developing trends.

For long-duration contracts (such as traditional life and long-term care insurance policies), loss recognition occurs when, based on current expectations as of the measurement date, existing contract liabilities plus the present value of future premiums (including reasonably expected rate increases) are not expected to cover the present value of future claims payments and related settlement and maintenance costs (excluding overhead) as well as unamortized acquisition costs. If a block of business is determined to be in loss recognition, a charge is recorded in earnings in an amount equal to the excess of the present value of expected future claims costs and unamortized acquisition costs over existing reserves plus the present value of expected future premiums (with no provision for adverse deviation). The charge is recorded as an additional reserve (if unamortized acquisition costs have been eliminated).

In addition, reserves for traditional life and long-term care insurance policies are subject to adjustment for loss recognition charges that would have been recorded if the unrealized gains from securities had actually been realized. This adjustment is included in unrealized gains (losses) on marketable securities, a component of AOCI.

Presentation of Taxes Collected

The Company reports a value-added tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between the Company and a customer on a net basis (excluded from revenues).

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Foreign Currency Transactions

Foreign currency transactions are transactions denominated in a currency other than a subsidiary’s functional currency. A change in the exchange rates between a subsidiary’s functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is reported by the Company as a foreign currency transaction gain (loss). The primary component of the Company’s foreign currency transaction gain (loss) is due to agreements in place with certain subsidiaries in foreign countries regarding intercompany transactions. The Company anticipates repayment of these transactions in the foreseeable future, and recognizes the realized and unrealized gains or losses on these transactions that result from foreign currency changes in the period in which they occur as foreign currency transaction gain (loss).

Foreign Currency Translation

The assets and liabilities of the Company’s foreign subsidiaries are translated at the exchange rates in effect on the reporting date. Income and expenses are translated at the average exchange rate during the period. The net effect of such translation gains and losses are reflected within AOCI in the stockholders’ equity section of the Consolidated Balance Sheets.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with ASC 815, Derivatives and Hedging Activities. Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The Company accounts for convertible instruments, when it has been determined that the embedded conversion options should not be bifurcated from their host instruments, as follows: The Company records when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company accounts for the conversion of convertible debt when a conversion option has been bifurcated using the general extinguishment standards. The debt and equity linked derivatives are removed at their carrying amounts and the shares issued are measured at their then-current fair value, with any difference recorded as a gain or loss on extinguishment of the two separate accounting liabilities.

Deferred Financing Costs

The Company capitalizes certain expenses incurred in connection with its debt and line of credit obligations and amortizes them over the term of the respective debt agreement. The amortization expense of the deferred financing costs is included in interest expense on the consolidated statements of operations. If the Company extinguishes portions of its debt prior to the maturity date, deferred financing costs are charged to expense on a pro-rata basis and are included in loss on early extinguishment or restructuring of debt on the consolidated statements of operations.

Intercompany

The Company has an investment management agreement between CIG and CGI to which CIG acts as an investment manager of certain CGI’s invested assets and cash. The revenues, costs, receivable and payables attributed to fees earned under this agreement are fully eliminated in consolidation. Fees are paid on a quarterly basis based on internal calculations and trued up, to the extent necessary, on a quarter basis for any under or over payments. At December 31, 2019, the payable at CGI of $2.6 million for the asset management fee, which was eliminated in consolidation, was reduced to reflect an overpayment of $2.4 million which was paid in Q1 2020.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net revenue and expenses during the reporting period. Actual results may differ from these estimates. Significant estimates include allowance for doubtful accounts receivable, the extent of progress towards completion on contracts, contract revenue and costs on long-term contracts, valuation of certain investments and the insurance reserves, market assumptions used in estimating the fair values of certain assets and liabilities, the calculation used in determining the fair value of HC2’s stock options required by ASC 718, Compensation - Stock Compensation ("ASC 718"), income taxes and various other contingencies.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Estimates of fair value represent the Company’s best estimates developed with the assistance of independent appraisals or various valuation techniques and, where the foregoing have not yet been completed or are not available, industry data and trends and by reference to relevant market rates and transactions. The estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond the control of the Company. Accordingly, the Company cannot provide assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

Share-Based Compensation

The Company accounts for share-based compensation issued to employees in accordance with the provisions of ASC 718 and to non-employees pursuant to ASC 505-50, Equity-based payments to non-employees. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for using a fair-value based method. The Company records share-based compensation expense for all new and unvested stock options that are ultimately expected to vest as the requisite service is rendered. The Company issues new shares of common stock upon the exercise of stock options.

The Company elected to adopt the alternative transition method for calculating the tax effects of share-based compensation. The alternative transition method includes simplified methods to determine the beginning balance of the APIC pool related to the tax effects of share-based compensation and to determine the subsequent impact on the APIC pool and the statement of cash flows of the tax effects of share-based awards that were fully vested and outstanding upon the adoption of ASC 718.

The Company uses a Black-Scholes option valuation model to determine the grant date fair value of share-based compensation under ASC 718. The Black-Scholes model incorporates various assumptions including the expected term of awards, volatility of stock price, risk-free rates of return and dividend yield. The expected term of an award is no less than the option vesting period and is based on the Company’s historical experience. Expected volatility is based upon the historical volatility of the Company’s stock price. The risk-free interest rate is approximated using rates available on U.S. Treasury securities with a remaining term similar to the option’s expected life. The Company uses a dividend yield of zero in the Black-Scholes option valuation model as it does not anticipate paying cash dividends in the foreseeable future. Share-based compensation is recorded net of actual forfeitures.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk principally consist of trade accounts receivable. The Company performs ongoing credit evaluations of its customers but generally does not require collateral to support customer receivables. The Company maintains its cash with high quality credit institutions, and its cash equivalents are in high quality securities.

Income (Loss) Per Common Share

Basic income (loss) per common share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per common share is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of potential common stock and related income from continuing operations, net of tax. Potential common stock, computed using the treasury stock method or the if-converted method, includes options, warrants, restricted stock, restricted stock units and convertible preferred stock.

In periods when the Company generates income, the Company calculates basic Earnings Per Share ("EPS") using the two-class method, pursuant to ASC No. 260, Earnings Per Share. The two-class method is required as the shares of the Company’s preferred stock qualify as participating securities, having the right to receive dividends should dividends be declared on common stock. Under this method, earnings for the period are allocated to the common stock and preferred stock to the extent that each security may share in earnings as if all of the earnings for the period had been distributed. The Company does not use the two-class method in periods when it generates a loss as the holders of the preferred stock do not participate in losses.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Other income

The following table provides information relating to Other income (in millions):

	Years Ended December 31,
	2019	2018
Gain on reinsurance recaptures	$—	$47.0
Gain on investment in Inseego	—	34.4
Other income (expenses), net	6.2	(3.6)
Total	$6.2	$77.8

Statement of Cash Flows

The following table provides a reconciliation of cash and cash equivalents and restricted cash to amounts reported within the Consolidated Balance Sheets and Consolidated Statements of Cash Flows (in millions):

	December 31,
	2019	2018
Cash and cash equivalents, beginning of period	$315.9	$87.0
Restricted cash included in other assets	5.4	1.0
Total cash and cash equivalents and restricted cash	$321.3	$88.0

Cash and cash equivalents, end of period	$228.8	$315.9
Restricted cash included in other assets	1.6	5.4
Total cash and cash equivalents and restricted cash	$230.4	$321.3

Reclassification

Certain previous year amounts have been reclassified to conform with current year presentations, as related to the reporting of new balance sheet line items.

•The recast of GMSL's results to discontinued operations. Further, the reclassification of prior period assets and liabilities have been classified as held for sale. See Note 23. Discontinued Operations for further information;

•As a result of the sale of GMSL, and in accordance with ASC 280, the Company no longer considers the results of operations and Balance Sheets of GMH and its subsidiaries as a separate segment. Formerly the Marine Services segment, these entities and the investment in HMN have been reclassified to the Other segment. See Note 20. Operating Segment and Related Information for further information; and

•The recast of prior year Earnings per share as a result of the discontinued operations noted above. This includes presenting EPS for Net (loss) income from continuing operations, Net (loss) income from discontinuing operations, and Net (loss) income. See Note 21. Basic and Diluted Income Per Common Share for further details.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Accounting Pronouncements Adopted in the Current Year

The following discussion provides information about recently adopted and recently issued or changed accounting guidance (applicable to the Company) that have occurred since the Company filed its 2018 Form 10-K. The Company has implemented all new accounting pronouncements that are in effect and that may impact its Consolidated Financial Statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial condition, results of operations or liquidity.

Effective January 1, 2019 the Company adopted the accounting pronouncements described below.

Accounting for Leases

ASU 2016-02, Leases, was issued by FASB in February 2016. This standard requires the Company, as the lessee, to recognize most leases on the balance sheet thereby resulting in the recognition of right of use assets and lease obligations for those leases currently classified as operating leases. The standard became effective for the Company on January 1, 2019 and the Company elected the optional transition method as well as the package of practical expedients upon adoption. Upon adoption, the Company recognized right of use ("ROU") assets and lease liabilities in the amount of $39.7 million and $43.0 million, respectively, within Other assets and Other liabilities lines of the Consolidated Financial Statements, respectively, and $27.4 million and $31.1 million, respectively, within Assets held for sale and Liabilities held for sale, related to our discontinued operations. Utilizing the modified retrospective approach, we evaluated ROU assets for impairment and determined that approximately $5.1 million of newly recognized ROU assets that existed immediately prior to the effective date were impaired. The impairment of ROU assets as of January 1, 2019, was recorded as a reduction to retained earnings and noncontrolling interests.

Instruments with Down Round Feature

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815), which changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. ASU 2017-11 also clarifies existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, ASU 2017-11 requires entities that present Earnings Per Share ("EPS") in accordance with ASC Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. This standard was adopted retrospectively on January 1, 2019 and resulted in a $3.7 million cumulative adjustment to retained earnings.

Accounting Pronouncements to be Adopted Subsequent to December 31, 2019

Credit Loss Standard

ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, was issued by FASB in June 2016. This standard is effective January 1, 2020 (with early adoption permitted), and will impact, at least to some extent, the Company's accounting and disclosure requirements for it's recoverable from reinsurers, accounts receivable, and mortgage loans. The FASB has voted to delay the effective date of ASU 2016-13 to January 1, 2023 for smaller reporting companies with a revised ASU in the fourth quarter of 2019. Currently, the Company continues to focus on developing models and procedures, with testing and refinement of models occurring in 2020 and 2021 with parallel testing to performed in 2022.

Available for sale fixed maturity securities are not in scope of the new credit loss model, but will undergo targeted improvements to the current reporting model including the establishment of a valuation allowance for credit losses versus the current direct write down approach. The Company will continue to identify any other financial assets not excluded from scope.

The Company plans to use the modified retrospective method which will include a cumulative effect adjustment on the balance sheet as of the beginning of the fiscal year of adoption. However, prospective application is required for purchased credit deteriorated assets previously accounted for under ASU 310-39 for debt securities for which an other-than-temporary impairment ("OTTI") was recognized prior to the date of adoption.” To the first paragraph of the Credit Loss Standard Section. The Company does not currently expect to early adopt this standard and is currently evaluating the impact of this new accounting guidance on its consolidated financial statements.

Outlined below are key areas of change, although there are other changes not noted below:

•Financial assets (or a group of financial assets) measured at amortized cost will be required to be presented at the net amount expected to be collected, with an allowance for credit losses deducted from the amortized cost basis, resulting in a net carrying value that reflects the amount the entity expects to collect on the financial asset at purchase.

•Credit losses relating to available for sale fixed maturity securities will be recorded through an allowance for credit losses, rather than reductions in the amortized cost of the securities and is anticipated to increase volatility in the Company's Consolidated

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Statements of Operations. The allowance methodology recognizes that value may be realized either through collection of contractual cash flows or through the sale of the security. Therefore, the amount of the allowance for credit losses will be limited to the amount by which fair value is below amortized cost because the classification as available for sale is premised on an investment strategy that recognizes that the investment could be sold at fair value, if cash collection would result in the realization of an amount less than fair value.

•The Company's Consolidated Statements of Operations will reflect the measurement of expected credit losses for newly recognized financial assets as well as the expected increases or decreases (including the reversal of previously recognized losses) of expected credit losses that have taken place during the period. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount.

•Disclosures will be required to include information around how the credit loss allowance was developed, further details on information currently disclosed about credit quality of financing receivables and net investments in leases, and a rollforward of the allowance for credit losses for available for sale fixed maturity securities as well as an aging analysis for securities that are past due.

The Company anticipates a significant impact on the systems, processes and controls. While the requirements of the new guidance represent a material change from existing GAAP, the underlying economics of items in scope and related cash flows are unchanged. Focus areas will include, but not be limited to: (i) updating procedures to reflect new guidance requiring establishment of allowance for credit losses on available for sale debt securities; (ii) establishing procedures to review reinsurance risk to include but not limited to review of reinsurer ratings, trust agreements where applicable and historical and current performance; (iii) establishing procedures to identify and review all remaining financial assets within scope; and (iv) developing, testing, and implementing controls for newly developed procedures, as well as for additional annual reporting requirements.

Long-Duration Contracts

ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts, was issued by the FASB in August 2018 and is expected to have a significant impact on the Company’s Consolidated Financial Statements and Notes to Consolidated Financial Statements. The standard is effective January 1, 2021 (with early adoption permitted), and will impact, at least to some extent, Company's accounting and disclosure requirements for it's long-duration insurance contracts. The Company does not currently expect to early adopt this standard and is currently evaluating the impact of this new accounting guidance on its consolidated financial statements.

Outlined below are key areas of change, although there are other changes not noted below:

•Cash flow assumptions must be reviewed at least annually and updated if necessary. The impact of these updates will be reported through net income. Current accounting policy requires the liability assumptions for long-duration contracts and limited payment contracts be locked in at contract inception, unless the contracts project a loss position which would allow the liability assumptions to be unlocked so that the loss could be recognized.

•The rate used to discount the liability projections is to be based on an A-rated asset with observable market inputs and duration consistent with the duration of the liabilities. The discount rate is to be updated quarterly with the impact of the change in the discount rate recognized through other comprehensive income. Current accounting policy allows the use of an expected investment yield (which is not required to be observable in the market) to discount the liability projections.

•Deferred acquisition costs for long-duration contracts are to be amortized in proportion to premiums, gross profits, or gross margins and those balances must be amortized on a constant-level basis over the expected life of the contract. Current accounting policy would amortize deferred acquisition costs based on revenue and profits. The Company does not have any deferred acquisition costs but VOBA amortization will follow this new guidance.

•Market risk benefits are to be measured at fair value and presented separately in the statement of financial position. Under current accounting policy benefit features that will meet the definition of market risk benefits are accounted for as embedded derivatives or insurance liabilities via the benefit ratio model. The Company does not have any benefit features that will be categorized as market risk benefits.

•Disaggregated rollforwards of beginning to ending balances of the liability for future policy benefits, policyholder account balances, VOBA, as well as information about significant inputs, judgments, assumptions, and methods used in measurement are required to be disclosed.

The Company anticipates that the requirement to update assumptions for liability for future policy benefits will increase volatility in the Company's Consolidated Statements of Operations while the requirement to update the discount rate will increase volatility in the Company's Consolidated Statements of Stockholders' Equity. The Company anticipates a significant impact on the systems, processes and controls. While the requirements of the new guidance represent a material change from existing GAAP, the underlying economics of the Company's Insurance segment and related cash flows are unchanged.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

The FASB has voted to delay the effective date of ASU 2018-12 to January 1, 2024 for smaller reporting companies with a revised ASU in the fourth quarter of 2019. Currently, the Company plans to focus on developing models and procedures through 2021, with testing and refinement of models occurring in 2022 and parallel testing performed in 2023. The Company may choose one of two adoption methods for the liability for future policy benefits: (i) a modified retrospective transition method whereby the entity will apply the amendments to contracts inforce as of the beginning of the earliest period presented on the basis of their existing carrying amounts adjusted for the removal of any related amounts in AOCI or (ii) a full retrospective transition method. Focus areas will include, but not be limited to: (i) determining an appropriate upper-medium grade fixed income instrument yield source from the market; (ii) establishing appropriate aggregation of liabilities; (iii) establishing liability models for each contract grouping identified that may be quickly updated to reflect current inforce listing and new discount rates on a quarterly basis; (iv) establishing appropriate best estimate assumptions with no provision for adverse deviation; (v) establishing procedures for annual review of assumptions including tracking of actual experience for enhanced reporting requirements; (vi) establishing new VOBA amortization that will align with new guidance for DAC amortization; and (vii) developing, testing, and implementing controls for newly developed procedures, as well as for additional annual reporting requirements.

Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740). The new guidance removes the following exceptions from ASC 740, Income Taxes: (i) exception to the incremental approach for intraperiod tax allocation; (ii) exception for the recognition of a deferred tax liability when an equity method investment becomes a foreign subsidiary or a foreign subsidiary becomes an equity method investment, and (iii) exception to the general methodology for calculating income taxes in an interim period when year-to-date losses exceed expected losses for the year. ASU 2019-12 also provides guidance to increase simplicity of Topic 740. This standard is effective January 1, 2021 for public business entities. Certain amendments should be applied retrospectively with cumulative-effect adjustments made to retained earnings, while other amendments should be applied prospectively. The Company is currently evaluating the implementation date and the impact of this amendment on its financial statements.

Subsequent Events

ASC 855, Subsequent Events requires the Company to evaluate events that occur after the balance sheet date as of which the financial statements are issued, and to determine whether adjustments to or additional disclosures in the financial statements are necessary. See Note 24. Subsequent Events for the summary of the subsequent events.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Correction of Prior Period Financial Statements

In connection with the preparation of our consolidated financial statements for the year ended December 31, 2019, we identified an error in the presentation and calculation of our income (loss) per share. We have determined that our calculation of basic and diluted Earnings Per Share ("EPS") during the year ended December 31, 2019 incorrectly utilized the two-class method. In periods when the Company generates income, the Company calculates basic Earnings Per Share ("EPS") using the two-class method, pursuant to ASC No. 260, Earnings Per Share. The two-class method is required as the shares of the Company’s preferred stock qualify as participating securities, having the right to receive dividends should dividends be declared on common stock. Under this method, earnings for the period are allocated to the common stock and preferred stock to the extent that each security may share in earnings as if all of the earnings for the period had been distributed. The Company, however, should not use the two-class method in periods when it generates a loss as the holders of the preferred stock do not participate in losses.

In accordance with Staff Accounting Bulletin (“SAB”) No. 99 Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, we evaluated the error and determined that the impact was not material to our results of operations or financial position for any prior annual or interim period. The impact to the Loss per share amounts previously reported for the year ended December 31, 2019 is included in the table below:

	Years Ended December 31, 2019
	As Reported	Adjustment	As Revised
Net loss attributable to common stock and participating preferred stockholders	$(31.5)	$(31.5)	$(31.5)

Percentage of loss allocated to:
Common stock	94.3%	5.7%	100.0%
Unvested restricted stock	1.3%	(1.3)%	—%
Preferred stock	4.4%	(4.4)%	—%

Net loss attributable to common stock, basic and diluted	$(29.7)	$(1.8)	$(31.5)

Net loss attributable to participating security holders - Basic	$(0.66)	$(0.04)	$(0.70)
Net loss attributable to participating security holders - Diluted	$(0.66)	$(0.04)	$(0.70)

3. Revenue

ASC 606 aligns revenue recognition with the timing of when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. To achieve this core principle, the Company applies the following five steps in accordance with ASC 606:

Identify the contract with a customer

A contract with a customer exists when: (a) the parties have approved the contract and are committed to perform their respective obligations, (b) the rights of the parties can be identified, (c) payment terms can be identified, (d) the arrangement has commercial substance, and (e) collectibility of consideration is probable. Judgment is required when determining if the contractual criteria are met, specifically in the earlier stages of a project when a formally executed contract may not yet exist. In these situations, the Company evaluates all relevant facts and circumstances, including the existence of other forms of documentation or historical experience with our customers that may indicate a contractual agreement is in place and revenue should be recognized. In determining if the collectibility of consideration is probable, the Company considers the customer’s ability and intention to pay such consideration through an evaluation of several factors, including an assessment of the creditworthiness of the customer and our prior collection history with such customer.

Identify the performance obligations in the contract

At contract inception, the Company assesses the goods or services promised in a contract and identifies, as a separate performance obligation, each distinct promise to transfer goods or services to the customer. The identified performance obligations represent the "unit of account" for purposes of determining revenue recognition. In order to properly identify separate performance obligations, the Company applies judgment in determining whether each good or service provided is: (a) capable of being distinct, whereby the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer, and (b) distinct within the context of the contract, whereby the transfer of the good or service to the customer is separately identifiable from other promises in the contract.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
In addition, when assessing performance obligations within a contract, the Company considers the warranty provisions included within such contract. To the extent the warranty terms provide the customer with an additional service, other than assurance that the promised good or service complies with agreed upon specifications, such warranty is accounted for as a separate performance obligation. In determining whether a warranty provides an additional service, the Company considers each warranty provision in comparison to warranty terms which are standard in the industry.

Determine the transaction price

The transaction price represents the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to our customers. The consideration promised within a contract may include fixed amounts, variable amounts, or both. To the extent the performance obligation includes variable consideration, including contract bonuses and penalties that can either increase or decrease the transaction price, the Company estimates the amount of variable consideration to be included in the transaction price utilizing one of two prescribed methods, depending on which method better predicts the amount of consideration to which the entity will be entitled. Such methods include: (a) the expected value method, whereby the amount of variable consideration to be recognized represents the sum of probability weighted amounts in a range of possible consideration amounts, and (b) the most likely amount method, whereby the amount of variable consideration to be recognized represents the single most likely amount in a range of possible consideration amounts. When applying these methods, the Company considers all information that is reasonably available, including historical, current and estimates of future performance.

Variable consideration is included in the transaction price only to the extent it is probable, in the Company’s judgment, that a significant future reversal in the amount of cumulative revenue recognized under the contract will not occur when the uncertainty associated with the variable consideration is subsequently resolved. This threshold is referred to as the variable consideration constraint. In assessing whether to apply the variable consideration constraint, the Company considers if factors exist that could increase the likelihood or the magnitude of a potential reversal of revenue, including, but not limited to, whether: (a) the amount of consideration is highly susceptible to factors outside of the Company’s influence, such as the actions of third parties, (b) the uncertainty surrounding the amount of consideration is not expected to be resolved for a long period of time, (c) the Company’s experience with similar types of contracts is limited or that experience has limited predictive value, (d) the Company has a practice of either offering a broad range of price concessions or changing the payment terms and conditions of similar contracts in similar circumstances, and (e) the contract has a large number and broad range of possible consideration amounts.

Pending change orders represent one of the most common forms of variable consideration included within contract value and typically represent contract modifications for which a change in scope has been authorized or acknowledged by our customer, but the final adjustment to contract price is yet to be negotiated. In estimating the transaction price for pending change orders, the Company considers all relevant facts, including documented correspondence with the customer regarding acknowledgment and/or agreement with the modification, as well as historical experience with the customer or similar contractual circumstances. Based upon this assessment, the Company estimates the transaction price, including whether the variable consideration constraint should be applied.

Changes in the estimates of transaction prices are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. Such changes in estimates can result in the recognition of revenue in a current period for performance obligations which were satisfied or partially satisfied in prior periods. Such changes in estimates may also result in the reversal of previously recognized revenue if the ultimate outcome differs from the Company’s previous estimate.

Allocate the transaction price to performance obligations in the contract

For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation based on a relative standalone selling price. The Company determines the standalone selling price based on the price at which the performance obligation would have been sold separately in similar circumstances to similar customers. If the standalone selling price is not observable, the Company estimates the standalone selling price taking into account all available information such as market conditions and internal pricing guidelines. In certain circumstances, the standalone selling price is determined using an expected profit margin on anticipated costs related to the performance obligation.

Recognize revenue as performance obligations are satisfied

The Company recognizes revenue at the time the related performance obligation is satisfied by transferring a promised good or service to its customers. A good or service is considered to be transferred when the customer obtains control. The Company can transfer control of a good or service and satisfy its performance obligations either over time or at a point in time. The Company transfers control of a good or service over time and, therefore, satisfies a performance obligation and recognizes revenue over time if one of the following three criteria are met: (a) the customer simultaneously receives and consumes the benefits provided by the Company’s performance as we perform, (b) the Company’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or (c) the Company’s performance does not create an asset with an alternative use to us, and we have an enforceable right to payment for performance completed to date.

For our performance obligations satisfied over time, we recognize revenue by measuring the progress toward complete satisfaction of that performance obligation. The selection of the method to measure progress towards completion can be either an input method or an output method and requires judgment based on the nature of the goods or services to be provided.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Revenue from contracts with customers consist of the following (in millions):

	Years Ended December 31,
	2019	2018
Revenue (1)
Construction	$713.3	$716.4
Energy	39.0	20.7
Telecommunications	696.1	793.6
Broadcasting	41.8	45.4
Other	—	3.7
Total revenue	$1,490.2	$1,579.8
(1) The Insurance segment does not have revenues in scope of ASC 606.

Accounts receivables, net from contracts with customers consist of the following (in millions):

	December 31,
	2019	2018
Accounts receivables with customers
Construction	$199.2	$196.6
Energy	31.1	3.3
Telecommunications	51.9	117.6
Broadcasting	8.5	9.2
Total accounts receivables with customers	$290.7	$326.7

Construction Segment

DBMG performs its services primarily under fixed-price contracts and recognizes revenue over time using the input method to measure progress for its projects. The nature of the projects does not provide measurable value to the customer over time and control does not transfer to the customer at discrete points in time. The customer receives value over the term of the project based on the amount of work that has been completed towards the delivery of the completed project. The most reliable measure of progress is the cost incurred towards delivery of the completed project. Therefore, the input method provides the most reliable method to measure progress. Revenue recognition begins when work has commenced. Costs include all direct material and labor costs related to contract performance, subcontractor costs, indirect labor, and fabrication plant overhead costs, which are charged to contract costs as incurred. Revenues relating to changes in the scope of a contract are recognized when DBMG and customer or general contractor have agreed on both the scope and price of changes, the work has commenced, it is probable that the costs of the changes will be recovered and that realization of revenue exceeding the costs is assured beyond a reasonable doubt. Revisions in estimates during the course of contract work are reflected in the accounting period in which the facts requiring the revision become known. Provisions for estimated losses on uncompleted contracts are made in the period a loss on a contract becomes determinable.

Service Contracts

For service contracts (including maintenance contracts) where we have the right to consideration from the customer in an amount that corresponds directly with the value received by the customer based on our performance to date, revenue is recognized when services are performed and contractually billable. For all other types of service contracts, revenue is recognized over time using the input method to measure progress because it best depicts the transfer of value to the customer. Costs include all direct material and labor costs, subcontractor costs, and allocated overhead costs related to contract performance.

Construction contracts with customers generally provide that billings are to be made monthly in amounts which are commensurate with the extent of performance under the contracts. Contract receivables arise principally from the balance of amounts due on progress billings on jobs under construction. Retention on contract receivables are amounts due on progress billings, which are withheld until the completed project has been accepted by the customer.

Disaggregation of Revenues

DBMG's revenues are principally derived from contracts to provide fabrication and erection services to its customers. Contracts represent majority of the revenue of the Construction segment and are generally recognized over time. A majority of contracts are domestic, fixed priced, and are in excess of one year. Disaggregation of the Construction segment, by market or type of customer, is used to evaluate its financial performance.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
The following table disaggregates DBMG's revenue by market (in millions):

	Years Ended December 31,
	2019	2018
Commercial	$205.4	$253.4
Convention	77.4	155.8
Healthcare	49.5	105.0
Industrial	238.0	79.5
Transportation	64.8	53.0
Other	77.8	69.5
Total revenue from contracts with customers	712.9	716.2
Other revenue	0.4	0.2
Total Construction segment revenue	$713.3	$716.4

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets include unbilled amounts from our long-term construction projects when revenue recognized under the cost-to-cost measure of progress exceed the amounts invoiced to our customers, as the amounts cannot be billed under the terms of our contracts. Such amounts are recoverable from our customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of a contract. In addition, many of our time and materials arrangements, as well as our contracts to perform turnaround services within the United States industrial services segment, are billed in arrears pursuant to contract terms that are standard within the industry, resulting in contract assets and/or unbilled receivables being recorded, as revenue is recognized in advance of billings. Also included in contract assets are amounts we seek or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders or modifications in dispute or unapproved as to both scope and/or price or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Our contract assets do not include capitalized costs to obtain and fulfill a contract. Contract assets are included in Other assets in the Consolidated Balance Sheets.

Contract liabilities from our long-term construction contracts occur when amounts invoiced to our customers exceed revenues recognized. Contract liabilities additionally include advanced payments from our customers on certain contracts. Contract liabilities decrease as we recognize revenue from the satisfaction of the related performance obligation. Contract liabilities are included in Other liabilities in the Consolidated Balance Sheets.

Contract Assets and Contract Liabilities

Contract assets and contract liabilities consisted of the following (in millions):

	December 31,
	2019	2018
Contract assets	$50.6	$69.0
Contract liabilities	$(50.6)	$(62.0)

The change in contract assets is a result of the recording of $26.2 million of costs in excess of billings driven by new commercial projects, offset by $41.3 million of costs in excess of billings transferred to receivables from contract assets recognized at the beginning of the period. The change in contract liabilities is a result of periodic billing in excess of costs of $49.3 million driven largely by new commercial projects, offset by revenue recognized that was included in the contract liability balance at the beginning of the period in the amount of $60.5 million.

Transaction Price Allocated to Remaining Unsatisfied Performance Obligations

The transaction price allocated to remaining unsatisfied performance obligations consisted of the following (in millions):

	Within one year	Within five years	Total
Commercial	$174.9	$12.7	$187.6
Convention	6.9	—	6.9
Healthcare	20.8	—	20.8
Industrial	107.8	0.1	107.9
Transportation	76.2	—	76.2
Other	62.3	—	62.3
Remaining unsatisfied performance obligations	$448.9	$12.8	$461.7

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
DBMG includes an additional $36.0 million in its backlog that is not included in the remaining unsatisfied performance obligations noted above. This backlog represents commitments under master service agreements that are estimated amounts of work to be performed based on customer communications, historic experience and knowledge of our customers' intentions.

DBMG's remaining unsatisfied performance obligations, otherwise referred to as backlog, increase with awards of new contracts and decrease as it performs work and recognizes revenue on existing contracts. DBMG includes a project within its remaining unsatisfied performance obligations at such time the project is awarded and agreement on contract terms has been reached. DBMG's remaining unsatisfied performance obligations include amounts related to contracts for which a fixed price contract value is not assigned when a reasonable estimate of total transaction price can be made. DBMG expects to recognize this revenue over the next twenty four months.

Remaining unsatisfied performance obligations include unrecognized revenues to be realized from uncompleted construction contracts. Although many of DBMG's contracts are subject to cancellation at the election of its customers, in accordance with industry practice, DBMG does not limit the amount of unrecognized revenue included within its remaining unsatisfied performance obligations due to the inherent substantial economic penalty that would be incurred by its customers upon cancellation.

Energy Segment

ANG's revenues are principally derived from sales of compressed natural gas. ANG recognizes revenue from the sale of natural gas fuel primarily at the time the fuel is dispensed.

In December 2019, the U.S. Congress passed an alternative fuel tax credit ("AFTC") which will continue to support the use of natural gas. The AFTC is retroactive beginning January 2018 and extends through 2020. The legislation extends the $0.50 per gallon fuel credit/payment for the use of natural gas as a transportation fuel, and the Alternative Fuel Vehicle Refueling Property Credit, which extends the 30 percent/$30,000 investment tax credit for alternative vehicle refueling property. Net revenue after customer rebates for such credits recognized in 2019 was $10.6 million.

As a result of the Bipartisan Budget Act of 2018, signed into law on February 9, 2018, all AFTC revenue for vehicle fuel ANG sold in 2017 was collected in the second quarter of 2018. Net revenue after customer rebates for such credits recognized in 2018 was $2.6 million.

Disaggregation of Revenues

The following table disaggregates ANG's revenue by type (in millions):

	Years Ended December 31,
	2019	2018
Volume-related	$27.5	$16.5
Maintenance services	0.1	0.1
Total revenue from contracts with customers	27.6	16.6
RNG incentives	0.5	1.3
Alternative fuel tax credit	10.6	2.6
Other revenue	0.3	0.2
Total Energy segment revenue	$39.0	$20.7

Telecommunications Segment

ICS operates an extensive network of direct routes and offers premium voice communication services for carrying a mix of business, residential and carrier long-distance traffic, data and transit traffic. Customers may have a bilateral relationship with ICS, meaning they have both a customer and vendor relationship with ICS. In these cases, ICS sells the customer access to the ICS supplier routes but also purchases access to the customer’s supplier routes.

Net revenue is derived from the long-distance data and transit traffic. Net revenue is earned based on the number of minutes during a call multiplied by the price per minute, and is recorded upon completion of a call. Completed calls are billable activity while incomplete calls are non-billable. Incomplete calls may occur as a result of technical issues or because the customer’s credit limit was exceeded and thus the customer routing of traffic was prevented.

Revenue for a period is calculated from information received through ICS’s billing software, such as minutes and market rates. Customized billing software has been implemented to track the information from the switch and analyze the call detail records against stored detailed information about revenue rates. This software provides ICS with the ability to perform a timely and accurate analysis of revenue earned in a period.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
ICS evaluates gross versus net revenue recognition for each of its contractual arrangements by assessing indicators of control and significant influence to determine whether the ICS acts as a principal (i.e. gross recognition) or an agent (i.e. net recognition). ICS has determined that it acts as a principal for all of its performance obligations in connection with all revenue earned. Net revenue represents gross revenue, net of allowance for doubtful accounts receivable, service credits and service adjustments. Cost of revenue includes network costs that consist of access, transport and termination costs. The majority of ICS’s cost of revenue is variable, primarily based upon minutes of use, with transmission and termination costs being the most significant expense.

Disaggregation of Revenues

ICS's revenues are predominantly derived from wholesale of international long distance minutes (in millions):

	Years Ended December 31,
	2019	2018
Termination of long distance minutes	$696.1	$793.6
Total revenue from contracts with customers	696.1	793.6
Other revenue	—	—
Total Telecommunications segment revenue	$696.1	$793.6

Broadcasting Segment

Network advertising revenue is generated primarily from the sale of television airtime for programs or advertisements. Network advertising revenue is recognized when the program or advertisement is broadcast. Revenues are reported net of agency commissions, which are calculated as a stated percentage applied to gross billings. The Network advertising contracts are generally short-term in nature.

Network distribution revenue consists of payments received from cable, satellite and other multiple video program distribution systems for their retransmission of our network content. Network distribution revenue is recognized as earned over the life of the retransmission consent contract and varies from month to month. Variable fees are usage/sales based, calculated on the average number of subscribers, and recognized as revenue when the usage occurs. Transaction prices are based on the contract terms, with no material judgments or estimates.

Broadcast station revenue is generated primarily from the sale of television airtime in return for a fixed fee or a portion of the related ad sales recognized by the third party. In a typical broadcast station revenue agreement, the licensee of a station makes available, for a fee, airtime on its station to a party which supplies content to be broadcast during that airtime and collects revenue from advertising aired during such content. Broadcast station revenue is recognized over the life of the contract, when the program is broadcast. The fees that we charge can be fixed or variable and the contracts that the Company enters into are generally short-term in nature. Variable fees are usage/sales-based and recognized as revenue when the subsequent usage occurs. Transaction prices are based on the contract terms, with no material judgments or estimates.

Disaggregation of Revenues

The following table disaggregates the Broadcasting segment's revenue by type (in millions):

	Years Ended December 31,
	2019	2018
Network advertising	$22.7	$28.2
Broadcast station	11.9	10.8
Network distribution	4.9	4.8
Other	2.3	1.6
Total revenue from contracts with customers	41.8	45.4
Other revenue	—	—
Total Broadcasting segment revenue	$41.8	$45.4

Transaction Price Allocated to Remaining Unsatisfied Performance Obligations

The transaction price allocated to remaining unsatisfied performance obligations consisted of $4.9 million, $7.1 million, and $2.0 million of network advertising, broadcasting station revenues, and other revenues respectively of which $6.5 million is expected to be recognized within one year and $7.5 million is expected to be recognized within five years.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
4. Acquisitions, Dispositions, and Deconsolidations

Construction Segment

On November 30, 2018, DBMG consummated acquisition of GrayWolf Industrial ("GrayWolf"), a premier specialty maintenance, repair and installation services provider, pursuant to that certain Agreement and Plan of Merger, dated October 10, 2018, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated November 29, 2018. The aggregate fair value of the cash consideration paid in connection with the acquisition of GrayWolf was $139.8 million. The transaction was accounted for as business acquisition.

The allocation of the fair value of consideration transferred among the identified assets acquired, liabilities assumed, intangibles and residual goodwill were as follows (in millions):

Other invested assets	$0.9
Cash and cash equivalents	8.6
Accounts receivable	28.8
Property, plant and equipment	15.4
Goodwill	50.7
Intangibles	44.1
Other assets	18.9
Total assets acquired	167.4
Accounts payable and other current liabilities	(23.7)
Other liabilities	(3.9)
Total liabilities assumed	(27.6)
Total net assets acquired	$139.8

Goodwill was determined based on the residual differences between fair value of consideration transferred and the value assigned to tangible and intangible assets and liabilities. Among the factors that contributed to goodwill was approximately $10.9 million assigned to the assembled and trained workforce. Goodwill is not amortized and is not deductible for tax purposes.

Acquisition costs incurred by DBMG in connection with the acquisition of GrayWolf were approximately $4.2 million, which were included in selling, general and administrative expenses. The acquisition costs were primarily related to legal, accounting and valuation services.

Results of GrayWolf were included in our Consolidated Statements of Operations since the acquisition date. Pro forma results of operations have not been presented because they are not material to our consolidated results of operations.

Energy Segment

On June 14, 2019, ANG acquired ampCNG's 20 natural gas fueling stations, located primarily in the Southeastern U.S. and Texas, for cash consideration of $41.2 million. ANG’s network reach expanded to approximately 60 stations, making it one of the largest owners and operators of compressed natural gas stations in the country. Transaction was accounted for as asset acquisition.

To finance the acquisition, ANG entered into a term loan with M&T bank for $28.0 million and issued preferred stock and ten year warrants for common stock for $14.0 million. The preferred stock bears a 14% coupon and is mandatorily redeemable in four years. The warrants are exercisable at $0.001 per share of common stock and will represent 6% of ANG when exercised. ANG received $5.0 million of proceeds from CGI. Consequently, related preferred stock and warrants are eliminated in consolidation. Mandatorily redeemable preferred stock and warrants are recorded within Other liabilities.

Insurance Segment

On August 9, 2018, CGI completed the acquisition all of the outstanding shares of KMG America Corporation (“KMG”), the parent company of Kanawha Insurance Company (“KIC”), Humana Inc.’s ("Humana") long-term care insurance subsidiary for cash consideration of ten thousand dollars.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

The decision to acquire was made as part of CGI’s core strategy to acquire additional accretive LTC run-off businesses. The transaction was accounted for as business acquisition.

The allocation of the fair value of consideration transferred among the identified assets acquired, liabilities assumed and bargain purchase gain are summarized as follows (in millions):

Fixed maturity securities, available-for-sale at fair value	$1,575.4
Equity securities	0.3
Mortgage loans	0.9
Policy loans	2.9
Cash and cash equivalents	806.6
Recoverable from reinsurers	902.5
Other assets	28.2
Total assets acquired	3,316.8
Life, accident and health reserves	(2,931.3)
Annuity reserves	(11.3)
Value of business acquired	(214.4)
Accounts payable and other current liabilities	(6.5)
Deferred tax liability	(25.3)
Other liabilities	(11.5)
Total liabilities assumed	(3,200.3)
Total net assets acquired	116.5
Total fair value of consideration	—
Gain on bargain purchase	$116.5

Gain on bargain purchase

Gain on bargain purchase was driven by the Tax Cuts and Jobs Act, which was not stipulated in the negotiations for the transaction and resulted in a material decline in the Value of Business Acquired balance, corresponding deferred tax position and, ultimately, recognition of the bargain purchase gain, largely driven by the following attributes:

•The Unified Loss Rules tax attribute reduction to tax value of assets and the seller tax adjustments to tax value of liabilities contribute significantly to the bargain purchase price.

•The reduction in the federal income tax rate, from 35% at the time the seller contribution was established to 21% effective January 1, 2018, effectively generates the remaining balance for the bargain purchase price.

•Changes in fair value of acquired assets and assumed liabilities between the date the deal was signed and the closing date was driven by the time it took to obtain regulatory approvals, amongst other closing conditions.

Reinsurance Recoverable

The reinsurance recoverable balance represents amounts recoverable from third parties. U.S. GAAP requires insurance reserves and reinsurance recoverable balances to be presented on a gross basis, as opposed to U.S. statutory accounting principles, where reserves are presented net of reinsurance. Accordingly, the Company grossed up the fair value of the net insurance contract liability for the amount of reinsurance of approximately $902.5 million, to arrive at a gross insurance liability, and recognized an offsetting reinsurance recoverable amount of approximately $902.5 million. As part of this process, management considered reinsurance counterparty credit risk and considers it to have an immaterial impact on the reinsurance fair value gross-up. To mitigate this risk substantially all reinsurance is ceded to companies with investment grade S&P ratings.

Amounts recoverable from reinsurers were estimated in a manner consistent with the liability associated with the reinsured policies and were an estimate of the reinsurance recoverable on paid and unpaid losses, including an estimate for losses incurred but not reported. Reinsurance recoverable represent expected cash inflows from reinsurers for liabilities ceded and therefore incorporate uncertainties as to the timing and amount of claim payments. Reinsurance recoverable includes the balances due from reinsurers under the terms of the reinsurance agreements for these ceded balances as well as settlement amounts currently due.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
The Value of Business Acquired

VOBA reflects the estimated fair value of in-force contracts in a life insurance company acquisition less the amount recorded as insurance contract liabilities. It represents the portion of the purchase price that is allocated to the value of the rights to receive future cash flows from the business in force at the acquisition date. A VOBA liability (negative asset) occurs when the estimated fair value of in-force contracts in a life insurance company acquisition is less than the amount recorded as insurance contract liabilities. HC2 calculated VOBA by adjusting the purchase price, which was derived on a statutory accounting basis, for differences between statutory and U.S. GAAP accounting requirements. Amortization is based on assumptions consistent with those used in the development of the underlying contract adjusted for emerging experience and expected trends.

Life, accident and health reserves

HC2 estimated the fair value of reserves on a fair value basis, using actuarial assumptions consistent with those used for the buyer’s valuation of the acquired business, and discount rates reflecting capital market conditions. The reserve accounts for the present value of all future cash flows, net of reinsurance, of the acquired block of insurance, including premium, benefit payments, and expenses. HC2 estimated the fair value of recoverable from reinsurers using the same assumptions as those for reserves of the net retained business, but applied to business ceded through various, existing reinsurance agreements.

Life Sciences Segment

On June 8, 2018, Pansend closed on the sale of its approximately 75.9% ownership in BeneVir to Janssen Biotech, Inc. (“Janssen”). In conjunction with the closing of the transaction, Janssen made an upfront cash payment of $140.0 million. Pansend received a cash payment of $93.4 million and received an additional cash payment of $13.3 million on September 16, 2019, which was previously held in escrow, for a total consideration of $106.7 million. Pansend recorded a gain on the sale of $102.1 million, of which $21.7 million was allocated to noncontrolling interests. HC2 received a cash payment of $72.8 million and an additional cash payment of $9.8 million from the release of the escrow.

Under the terms of the merger agreement, Pansend is eligible to receive payments of up to $189.7 million upon the achievement of specified development milestones and up to $493.1 million upon the achievement of specified levels of annual net sales of licensed products. From these potential milestone payments, HC2 is eligible to receive up to $512.2 million.

Broadcasting Segment

During the years ended December 31, 2019 and 2018, HC2 Broadcasting acquired a series of licenses for a total consideration of $20.5 million and $71.4 million, respectively. All transactions were accounted for as asset acquisitions.

Other Segment

On August 14, 2018, 704Games issued a 53.5% equity interest to international media and technology company Motorsport Network. As a result, HC2’s ownership percentage in 704Games was diluted to 26.2% resulting in the loss of control and deconsolidation of the entity.

Pro Forma Adjusted Summary

The following schedule presents unaudited consolidated pro forma results of operations data as if the acquisition of KMG had occurred on January 1, 2018. This information does not purport to be indicative of the actual results that would have occurred if the acquisitions had actually been completed on the date indicated, nor is it necessarily indicative of the future operating results or the financial position of the combined company (in millions):

Year Ended December 31, 2018
Net revenue	$1,912.1
Net income from operations	$249.7
Net income attributable to HC2 Holdings, Inc.	$203.1

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
5. Investments

Fixed Maturity Securities

The following tables provide information relating to investments in fixed maturity securities (in millions):

December 31, 2019	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Government and government agencies	$7.0	$0.7	$—	$7.7
States, municipalities and political subdivisions	405.4	34.7	—	440.1
Residential mortgage-backed securities	63.0	4.5	(0.6)	66.9
Commercial mortgage-backed securities	108.2	1.8	(0.6)	109.4
Asset-backed securities	592.6	2.2	(17.0)	577.8
Corporate and other	2,569.1	273.1	(15.2)	2,827.0
Total fixed maturity securities	$3,745.3	$317.0	$(33.4)	$4,028.9

December 31, 2018	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Government and government agencies	$24.7	$0.7	$—	$25.4
States, municipalities and political subdivisions	413.7	9.6	(1.4)	421.9
Residential mortgage-backed securities	92.6	3.1	(1.3)	94.4
Commercial mortgage-backed securities	94.7	0.3	(1.1)	93.9
Asset-backed securities	540.8	0.8	(30.1)	511.5
Corporate and other	2,311.0	17.0	(83.5)	2,244.5
Total fixed maturity securities	$3,477.5	$31.5	$(117.4)	$3,391.6

The amortized cost and fair value of fixed maturity securities available-for-sale as of December 31, 2019 are shown by contractual maturity in the table below (in millions). Actual maturities can differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Asset and mortgage-backed securities are shown separately in the table below, as they are not due at a single maturity date:

	Amortized Cost	Fair Value
Corporate, Municipal, U.S. Government and Other securities
Due in one year or less	$32.3	$33.2
Due after one year through five years	243.2	250.8
Due after five years through ten years	416.9	440.3
Due after ten years	2,289.1	2,550.5
Subtotal	2,981.5	3,274.8
Mortgage-backed securities	171.2	176.3
Asset-backed securities	592.6	577.8
Total	$3,745.3	$4,028.9

The tables below show the major industry types of the Company’s corporate and other fixed maturity securities (in millions):

	December 31, 2019			December 31, 2018
	Amortized Cost	Fair Value	% of Total	Amortized Cost	Fair Value	% of Total
Finance, insurance, and real estate	$632.2	$674.9	23.8%	$469.0	$452.9	20.2%
Transportation, communication and other services	785.7	855.2	30.3%	758.6	734.0	32.7%
Manufacturing	728.7	825.9	29.2%	712.7	693.5	30.9%
Other	422.5	471.0	16.7%	370.7	364.1	16.2%
Total	$2,569.1	$2,827.0	100.0%	$2,311.0	$2,244.5	100.0%

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
A portion of certain OTTI losses on fixed maturity securities is recognized in Accumulated Other Comprehensive Income ("AOCI"). For these securities the net amount represents the difference between the amortized cost of the security and the net present value of its projected future cash flows discounted at the effective interest rate implicit in the debt security prior to impairment. Any remaining difference between the fair value and amortized cost is recognized in AOCI. The Company recognized the following (in millions):

	Years Ended December 31,
	2019	2018
Net realized and unrealized gains on investments	$2.1	$1.5
Other income (expenses), net	0.3	0.2
Total other-than-temporary impairments	$2.4	$1.7

The following table presents the total unrealized losses for the 139 and 749 fixed maturity securities held by the Company as of December 31, 2019 and December 31, 2018, respectively, where the estimated fair value had declined and remained below amortized cost by the indicated amount (in millions):

	December 31, 2019		December 31, 2018
Fixed maturity securities	Unrealized Losses	% of Total	Unrealized Losses	% of Total
Less than 20%	$(32.6)	97.6%	$(116.0)	98.8%
20% or more for less than six months	—	—%	(0.8)	0.7%
20% or more for six months or greater	(0.8)	2.4%	(0.6)	0.5%
Total	$(33.4)	100.0%	$(117.4)	100.0%

The determination of whether unrealized losses are "other-than-temporary" requires judgment based on subjective as well as objective factors. Factors considered and resources used by management include (i) whether the unrealized loss is credit-driven or a result of changes in market interest rates, (ii) the extent to which fair value is less than cost basis, (iii) cash flow projections received from independent sources, (iv) historical operating, balance sheet and cash flow data contained in issuer SEC filings and news releases, (v) near-term prospects for improvement in the issuer and/or its industry, (vi) third party research and communications with industry specialists, (vii) financial models and forecasts, (viii) the continuity of dividend payments, maintenance of investment grade ratings and hybrid nature of certain investments, (ix) discussions with issuer management, and (x) ability and intent to hold the investment for a period of time sufficient to allow for anticipated recovery in fair value.

The Company analyzes its MBS for OTTI each quarter based upon expected future cash flows. Management estimates expected future cash flows based upon its knowledge of the MBS market, cash flow projections (which reflect loan-to-collateral values, subordination, vintage and geographic concentration) received from independent sources, implied cash flows inherent in security ratings and analysis of historical payment data.

The Company believes it will recover its cost basis in the non-impaired securities with unrealized losses and that the Company has the ability to hold the securities until they recover in value. The Company neither intends to sell nor does it expect to be required to sell the securities with unrealized losses as of December 31, 2019. However, unforeseen facts and circumstances may cause the Company to sell fixed maturity and equity securities in the ordinary course of managing its portfolio to meet certain diversification, credit quality and liquidity guidelines.

The following tables present the estimated fair values and gross unrealized losses for the 139 and 749 fixed maturity securities held by the Company that have estimated fair values below amortized cost as of each of December 31, 2019 and December 31, 2018, respectively. The Company does not have any OTTI losses reported in AOCI. These investments are presented by investment category and the length of time the related fair value has remained below amortized cost (in millions):

December 31, 2019	Less than 12 months		12 months or greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and government agencies	$0.3	$—	$—	$—	$0.3	$—
States, municipalities and political subdivisions	2.0	—	—	—	2.0	—
Residential mortgage-backed securities	2.3	—	8.2	(0.6)	10.5	(0.6)
Commercial mortgage-backed securities	58.1	(0.6)	0.2	—	58.3	(0.6)
Asset-backed securities	126.5	(1.5)	255.8	(15.5)	382.3	(17.0)
Corporate and other	169.6	(3.7)	177.4	(11.5)	347.0	(15.2)
Total fixed maturity securities	$358.8	$(5.8)	$441.6	$(27.6)	$800.4	$(33.4)

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

December 31, 2018	Less than 12 months		12 months of greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government and government agencies	$5.0	$—	$3.3	$—	$8.3	$—
States, municipalities and political subdivisions	117.2	(1.3)	1.9	(0.1)	119.1	(1.4)
Residential mortgage-backed securities	22.4	(1.2)	5.7	(0.1)	28.1	(1.3)
Commercial mortgage-backed securities	57.8	(1.1)	—	—	57.8	(1.1)
Asset-backed securities	466.0	(29.6)	5.9	(0.5)	471.9	(30.1)
Corporate and other	1,418.2	(71.9)	254.6	(11.6)	1,672.8	(83.5)
Total fixed maturity securities	$2,086.6	$(105.1)	$271.4	$(12.3)	$2,358.0	$(117.4)

As of December 31, 2019, investment grade fixed maturity securities (as determined by nationally recognized rating agencies) represented approximately 68.3% of the gross unrealized loss and 81.8% of the fair value. As of December 31, 2018, investment grade fixed maturity securities represented approximately 87.9% of the gross unrealized loss and 93.1% of the fair value. Certain risks are inherent in connection with fixed maturity securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors and risks associated with reinvestment of proceeds due to prepayments or redemptions in a period of declining interest rates.

Equity securities

The following tables provide information relating to investments in equity securities measured at fair value (in millions):

	December 31,
Equity securities	2019	2018
Common stock	$10.5	$15.0
Perpetual preferred stock	82.0	185.5
Total equity securities	$92.5	$200.5

Other invested assets

Carrying values of other invested assets were as follows (in millions):

	December 31, 2019		December 31, 2018
	Measurement Alternative	Equity Method	Measurement Alternative	Equity Method
Common stock	$—	$2.4	$—	$2.1
Preferred stock	—	16.1	1.6	9.6
Other	—	49.6	—	38.1
Total	$—	$68.1	$1.6	$49.8

Summarized financial information for equity method investees not consolidated as of and for the year ended December 31, 2019 were not significant. Summarized financial information for equity method investees not consolidated as of and for the year ended December 31, 2018 were as follows (information for one of the investees is reported on a one month lag, in millions):

	Years Ended December 31,
	2019	2018
Net revenue	$307.9	$323.9
Gross profit	$69.4	$85.6
Income from continuing operations	$11.3	$25.8
Net income	$7.8	$18.6

Current assets	$319.9	$243.5
Noncurrent assets	$16.2	$13.0
Current liabilities	$219.3	$165.7
Noncurrent liabilities	$16.8	$13.9

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Net investment income

The major sources of net investment income were as follows (in millions):

	Years Ended December 31,
	2019	2018
Fixed maturity securities, available-for-sale at fair value	$177.3	$98.3
Equity securities	7.6	5.4
Mortgage loans	15.0	7.3
Policy loans	1.1	1.2
Other invested assets	4.0	4.8
Gross investment income	205.0	117.0
External investment expense	(1.2)	(0.4)
Net investment income	$203.8	$116.6

Net realized and unrealized gains (losses) on investments

The major sources of net realized and unrealized gains and losses on investments were as follows (in millions):

	Years Ended December 31,
	2019	2018
Realized gains on fixed maturity securities	$10.6	$5.6
Realized losses on fixed maturity securities	(10.2)	(1.5)
Realized gains on equity securities	3.4	0.3
Realized losses on equity securities	(3.3)	—
Realized gains on mortgage loans	1.0	—
Realized losses on mortgage loans	(0.3)	—
Net unrealized gains (losses) on equity securities	3.4	(11.6)
Net unrealized gains (losses) on derivative instruments	(1.7)	0.3
Impairment loss	(2.2)	(1.5)
Net realized and unrealized gains (losses)	$0.7	$(8.4)

6. Fair Value of Financial Instruments

Assets by Hierarchy Level

Assets and liabilities measured at fair value on a recurring basis are summarized below (in millions):

December 31, 2019		Fair Value Measurement Using:
	Total	Level 1	Level 2	Level 3
Assets
Fixed maturity securities
U.S. Government and government agencies	$7.7	$4.8	$2.9	$—
States, municipalities and political subdivisions	440.1	—	440.1	—
Residential mortgage-backed securities	66.9	—	57.7	9.2
Commercial mortgage-backed securities	109.4	—	74.8	34.6
Asset-backed securities	577.8	—	27.2	550.6
Corporate and other	2,827.0	46.5	2,669.5	111.0
Total fixed maturity securities	4,028.9	51.3	3,272.2	705.4
Equity securities
Common stocks	10.5	7.1	—	3.4
Perpetual preferred stocks	82.0	5.0	22.8	54.2
Total equity securities	92.5	12.1	22.8	57.6
Total assets accounted for at fair value	$4,121.4	$63.4	$3,295.0	$763.0

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Liabilities
Embedded derivative	$3.0	$—	$—	$3.0
Other	4.8	—	—	4.8
Total liabilities accounted for at fair value	$7.8	$—	$—	$7.8

December 31, 2018		Fair Value Measurement Using:
	Total	Level 1	Level 2	Level 3
Assets
Fixed maturity securities
U.S. Government and government agencies	$25.4	$6.1	$19.3	$—
States, municipalities and political subdivisions	421.9	—	421.9	—
Residential mortgage-backed securities	94.4	—	75.4	19.0
Commercial mortgage-backed securities	93.9	—	35.7	58.2
Asset-backed securities	511.5	—	33.3	478.2
Corporate and other	2,244.5	6.6	2,152.9	85.0
Total fixed maturity securities	3,391.6	12.7	2,738.5	640.4
Equity securities
Common stocks	15.0	9.1	—	5.9
Perpetual preferred stocks	185.5	7.2	123.0	55.3
Total equity securities	200.5	16.3	123.0	61.2
Total assets accounted for at fair value	$3,592.1	$29.0	$2,861.5	$701.6

Liabilities
Embedded Derivatives	$8.4	$—	$—	$8.4
Other	3.5	—	—	3.5
Total liabilities accounted for at fair value	$11.9	$—	$—	$11.9

The Company reviews the fair value hierarchy classifications each reporting period. Changes in the observability of the valuation attributes may result in a reclassification of certain financial assets or liabilities. Such reclassifications are reported as transfers in and out of Level 3 at the beginning fair value for the reporting period in which the changes occur. Availability of secondary market activity and consistency of pricing from third-party sources impacts the Company's ability to classify securities as Level 2 or Level 3.

The Company’s assessment resulted in a net transfer into Level 3 of $134.1 million primarily related to corporate securities during the year ended December 31, 2019. The Company’s assessment resulted in a net transfer out of Level 3 of $59.3 million primarily related to corporate securities during the year ended December 31, 2018.

The methods and assumptions the Company uses to estimate the fair value of assets and liabilities measured at fair value on a recurring basis are summarized below:

Fixed Maturity Securities. The fair values of the Company’s publicly-traded fixed maturity securities are generally based on prices obtained from independent pricing services. Prices from pricing services are sourced from multiple vendors, and a vendor hierarchy is maintained by asset type based on historical pricing experience and vendor expertise. In some cases, the Company receives prices from multiple pricing services for each security, but ultimately uses the price from the pricing service highest in the vendor hierarchy based on the respective asset type. Consistent with the fair value hierarchy described above, securities with validated quotes from pricing services are generally reflected within Level 2, as they are primarily based on observable pricing for similar assets and/or other market observable inputs.

If the Company ultimately concludes that pricing information received from the independent pricing service is not reflective of market activity, non-binding broker quotes are used, if available. If the Company concludes the values from both pricing services and brokers are not reflective of market activity, it may override the information from the pricing service or broker with an internally developed valuation, however, this occurs infrequently. Internally developed valuations or non-binding broker quotes are also used to determine fair value in circumstances where vendor pricing is not available. These estimates may use significant unobservable inputs, which reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset. Pricing service overrides, internally developed valuations and non-binding broker quotes are generally based on significant unobservable inputs and are reflected as Level 3 in the valuation hierarchy.

The inputs used in the valuation of corporate and government securities include, but are not limited to, standard market observable inputs which are derived from, or corroborated by, market observable data including market yield curve, duration, call provisions, observable prices and spreads for similar publicly traded or privately traded issues that incorporate the credit quality and industry sector of the issuer.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
For structured securities, valuation is based primarily on matrix pricing or other similar techniques using standard market inputs including spreads for actively traded securities, spreads off benchmark yields, expected prepayment speeds and volumes, current and forecasted loss severity, rating, weighted average coupon, weighted average maturity, average delinquency rates, geographic region, debt-service coverage ratios and issuance-specific information including, but not limited to: collateral type, payment terms of the underlying assets, payment priority within the tranche, structure of the security, deal performance and vintage of loans.

When observable inputs are not available, the market standard valuation techniques for determining the estimated fair value of certain types of securities that trade infrequently, and therefore have little or no price transparency, rely on inputs that are significant to the estimated fair value but that are not observable in the market or cannot be derived principally from or corroborated by observable market data. These unobservable inputs are sometimes based in large part on management judgment or estimation, and cannot be supported by reference to market activity. Even though unobservable, these inputs are based on assumptions deemed appropriate given the circumstances and are believed to be consistent with what other market participants would use when pricing such securities.

The fair values of private placement securities are primarily determined using a discounted cash flow model. In certain cases, these models primarily use observable inputs with a discount rate based upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions, taking into account, among other factors, the credit quality and industry sector of the issuer and the reduced liquidity associated with private placements. Generally, these securities have been reflected within Level 3. For certain private fixed maturities, the discounted cash flow model may also incorporate significant unobservable inputs, which reflect the Company’s own assumptions about the inputs market participants would use in pricing the security. To the extent management determines that such unobservable inputs are not significant to the price of a security, a Level 2 classification is made. Otherwise, a Level 3 classification is used.

Equity Securities. The balance consists principally of common and preferred stock of publicly and privately traded companies. The fair values of publicly traded equity securities are primarily based on quoted market prices in active markets and are classified within Level 1 in the fair value hierarchy. The fair values of preferred equity securities, for which quoted market prices are not readily available, are based on prices obtained from independent pricing services and these securities are generally classified within Level 2 in the fair value hierarchy. The fair value of common stock of privately held companies was determined using unobservable market inputs, including volatility and underlying security values and was classified as Level 3.

Cash Equivalents. The balance consists of money market instruments, which are generally valued using unadjusted quoted prices in active markets that are accessible for identical assets and are primarily classified as Level 1. Various time deposits carried as cash equivalents are not measured at estimated fair value and, therefore, are excluded from the tables presented.

Level 3 Measurements and Transfers

The following tables summarize changes to the Company’s financial instruments carried at fair value and classified within Level 3 of the fair value hierarchy for the year ended December 31, 2019 and 2018 (in millions):

		Total realized/unrealized gains (losses) included in
	Balance at December 31, 2018	Net earnings (loss)	Other comp. income (loss)	Purchases and issuances	Sales and settlements	Transfer to Level 3	Transfer out of Level 3	Balance at December 31, 2019
Assets
Fixed maturity securities
States, municipalities and political subdivisions	$—	$—	$0.1	$—	$(0.5)	$4.2	$(3.8)	$—
Residential mortgage-backed securities	19.0	—	0.1	—	(1.9)	1.5	(9.5)	9.2
Commercial mortgage-backed securities	58.2	0.8	1.5	7.5	(37.6)	5.1	(0.9)	34.6
Asset-backed securities	478.2	(2.1)	14.1	184.4	(236.7)	189.1	(76.4)	550.6
Corporate and other	85.0	(3.2)	5.5	28.5	(28.5)	106.5	(82.8)	111.0
Total fixed maturity securities	640.4	(4.5)	21.3	220.4	(305.2)	306.4	(173.4)	705.4
Equity securities
Common stocks	5.9	(1.5)	0.1	0.3	(1.2)	—	(0.2)	3.4
Perpetual preferred stocks	55.3	(3.9)	(0.1)	2.5	(2.6)	3.0	—	54.2
Total equity securities	61.2	(5.4)	—	2.8	(3.8)	3.0	(0.2)	57.6
Total financial assets	$701.6	$(9.9)	$21.3	$223.2	$(309.0)	$309.4	$(173.6)	$763.0

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

		Total realized/unrealized (gains) losses included in
	Balance at December 31, 2018	Net earnings (loss)	Other comp. income (loss)	Purchases and issuances	Sales and settlements	Transfer to Level 3	Transfer out of Level 3	Balance at December 31, 2019
Liabilities
Embedded derivative	$8.4	$(5.4)	$—	$—	$—	$—	$—	$3.0
Other	3.5	—	—	3.0	—	—	(1.7)	4.8
Total financial liabilities	$11.9	$(5.4)	$—	$3.0	$—	$—	$(1.7)	$7.8

		Total realized/unrealized gains (losses) included in
	Balance at December 31, 2017	Net earnings (loss)	Other comp. income (loss)	Purchases and issuances	Sales and settlements	Transfer to Level 3	Transfer out of Level 3	Balance at December 31, 2018
Assets
Fixed maturity securities
U.S. Government and government agencies	$—	$—	$—	$2.3	$—	$—	$(2.3)	$—
States, municipalities and political subdivisions	6.0	—	(0.1)	0.1	—	0.4	(6.4)	—
Residential mortgage-backed securities	14.6	0.2	0.2	33.7	(8.0)	8.1	(29.8)	19.0
Commercial mortgage-backed securities	12.2	(0.1)	(0.9)	47.5	(0.1)	1.8	(2.2)	58.2
Asset-backed securities	133.7	1.2	(31.6)	445.4	(79.8)	12.9	(3.6)	478.2
Corporate and other	26.3	(0.2)	(6.1)	116.8	(15.0)	24.8	(61.6)	85.0
Total fixed maturity securities	192.8	1.1	(38.5)	645.8	(102.9)	48.0	(105.9)	640.4
Equity securities
Common stocks	0.2	0.8	—	0.1	—	4.8	—	5.9
Perpetual preferred stocks	6.4	(0.5)	—	56.0	(0.4)	3.5	(9.7)	55.3
Total equity securities	6.6	0.3	—	56.1	(0.4)	8.3	(9.7)	61.2
Derivatives	0.3	(0.3)	—	—	—	—	—	—
Total financial assets	$199.7	$1.1	$(38.5)	$701.9	$(103.3)	$56.3	$(115.6)	$701.6

		Total realized/unrealized (gains) losses included in
	Balance at December 31, 2017	Net earnings (loss)	Other comp. income (loss)	Purchases and issuances	Sales and settlements	Transfer to Level 3	Transfer out of Level 3	Balance at December 31, 2018
Liabilities
Embedded derivatives	$—	$(4.1)	$—	$12.5	$—	$—	$—	$8.4
Other	4.7	(2.2)	—	1.2	(0.2)	—	—	3.5
Total financial liabilities	$4.7	$(6.3)	$—	$13.7	$(0.2)	$—	$—	$11.9

Internally developed fair values of Level 3 assets represent less than 1% of the Company’s total assets. Any justifiable changes in unobservable inputs used to determine internally developed fair values would not have a material impact on the Company’s financial position.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Fair Value of Financial Instruments Not Measured at Fair Value

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments, which were not measured at fair value on a recurring basis. The table excludes carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and other current liabilities, and other assets and liabilities approximate fair value due to relatively short periods to maturity (in millions):

December 31, 2019			Fair Value Measurement Using:
	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Assets
Mortgage loans	$183.5	$183.5	$—	$—	$183.5
Policy loans	19.1	19.1	—	19.1	—
Other invested assets	—	—	—	—	—
Total assets not accounted for at fair value	$202.6	$202.6	$—	$19.1	$183.5
Liabilities
Annuity benefits accumulated (1)	$233.9	$231.0	$—	$—	$231.0
Long-term obligations (2)	772.0	768.9	—	768.9	—
Total liabilities not accounted for at fair value	$1,005.9	$999.9	$—	$768.9	$231.0

December 31, 2018			Fair Value Measurement Using:
	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Assets
Mortgage loans	$137.6	$137.6	$—	$—	$137.6
Policy loans	19.8	19.8	—	19.8	—
Other invested assets	1.6	1.6	—	—	1.6
Total assets not accounted for at fair value	$159.0	$159.0	$—	$19.8	$139.2
Liabilities
Annuity benefits accumulated (1)	$244.0	$241.7	$—	$—	$241.7
Long-term obligations (2)	675.6	676.1	—	676.1	—
Total liabilities not accounted for at fair value	$919.6	$917.8	$—	$676.1	$241.7
(1) Excludes life contingent annuities in the payout phase.
(2) Excludes certain lease obligations accounted for under ASC 842, Leases.

Mortgage Loans on Real Estate. The fair value of mortgage loans on real estate is estimated by discounting cash flows, both principal and interest, using current interest rates for mortgage loans with similar credit ratings and similar remaining maturities. As such, inputs include current treasury yields and spreads, which are based on the credit rating and average life of the loan, corresponding to the market spreads. The valuation of mortgage loans on real estate is considered Level 3 in the fair value hierarchy.

Annuity Benefits Accumulated. The fair value of annuity benefits was determined using the surrender values of the annuities and classified as Level 3.

Long-term Obligations. The fair value of the Company’s long-term obligations was determined using Bloomberg Valuation Service BVAL. The methodology combines direct market observations from contributed sources with quantitative pricing models to generate evaluated prices and classified as Level 2.

7. Accounts Receivable, net

Accounts receivable, net consist of the following (in millions):

	December 31,
	2019	2018
Contracts in progress	$177.7	$134.4
Trade receivables	60.6	127.5
Unbilled retentions	53.9	65.6
Other receivables	21.1	4.1
Allowance for doubtful accounts	(1.5)	(0.8)
Total accounts receivable, net	$311.8	$330.8

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
8. Inventory

Inventory is recognized in the Consolidated Balance Sheets within Other assets, and consists of the following (in millions):

	December 31,
	2019	2018
Raw materials and consumables	$10.0	$10.5
Work in process	0.8	1.3
Finished goods	0.3	0.4
	$11.1	$12.2

9. Recoverable from Reinsurers

Recoverable from reinsurers consists of the following (in millions):

		December 31, 2019		December 31, 2018
Reinsurer	A.M. Best Rating	Amount	% of Total	Amount	% of Total
Munich American Reassurance Company	A+	$347.6	36.4%	$335.0	33.5%
Hannover Life Reassurance Company of America	A+	323.3	33.9%	336.9	33.7%
Loyal American Life Insurance Company	A	147.5	15.5%	146.0	14.6%
Great American Life Insurance Company	A	56.2	5.9%	54.5	5.4%
ManhattanLife Assurance Company of America	B+	47.0	4.9%	89.5	8.9%
Other		32.1	3.4%	38.3	3.9%
Total		$953.7	100.0%	$1,000.2	100.0%

During the year ended December 31, 2018, CGI recaptured two of their reinsurance treaties. The first of which received $161.4 million of cash, reduced its ceded reinsurance by $140.8 million and recognizing a gain of $20.6 million, included in Other income (expense), net. The second recapture received $168.0 million of cash, reduced its ceded reinsurance by $141.7 million and recognizing a gain of $26.3 million, included in Other income.

10. Property, Plant and Equipment, net

Property, plant and equipment consists of the following (in millions):

	December 31,
	2019	2018
Equipment, furniture and fixtures, and software	$212.8	$146.7
Building and leasehold improvements	40.1	38.5
Land	36.8	32.8
Construction in progress	4.8	10.6
Plant and transportation equipment	5.2	5.5
	299.7	234.1
Less: Accumulated depreciation	76.0	50.4
Total	$223.7	$183.7

Depreciation expense was $27.1 million and $20.1 million for the years ended December 31, 2019 and 2018, respectively. These amounts included $9.1 million and $7.0 million of depreciation expense recognized within cost of revenue for the years ended December 31, 2019 and 2018, respectively.

For the year ended December 31, 2018, our Energy segment recorded an impairment expense of $0.7 million, of which $0.4 million was due to station performance and $0.3 million was related to the abandonment of a station development project.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
11. Goodwill and Intangibles, net

Goodwill

The carrying amount of goodwill by segment were as follows (in millions):

	Construction	Energy	Telecom	Insurance	Life Sciences	Broadcasting	Other	Total
Balance at December 31, 2017	$38.6	$2.1	$3.4	$47.3	$3.6	$20.6	$1.8	$117.4
Measurement Period Adjustment	—	—	—	—	—	0.8	—	0.8
Acquisitions	43.6	—	1.0	—	—	—	—	44.6
Dispositions	—	—	—	—	(3.6)	—	(1.8)	(5.4)
Balance at December 31, 2018	82.2	2.1	4.4	47.3	—	21.4	—	157.4
Measurement Period Adjustment	7.1	—	0.1	—	—	—	—	7.2
Impairments	—	—	(4.5)	(47.3)	—	—	—	(51.8)
Translation	(0.3)	—	—	—	—	—	—	(0.3)
Balance at December 31, 2019	$89.0	$2.1	$—	$—	$—	$21.4	$—	$112.5

On an annual basis, the Company performs it's goodwill impairment review in accordance with ASC 350. Estimating the fair value of a reporting unit requires various assumptions including projections of future cash flows, perpetual growth rates and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s assessment of a number of factors, including the reporting unit’s recent performance against budget, performance in the market that the reporting unit serves, and industry and general economic data from third-party sources. Discount rate assumptions are based on an assessment of the risk inherent in those future cash flows. Changes to the underlying businesses could affect the future cash flows, which in turn could affect the fair value of the reporting unit. After considering all quantitative and qualitative factors, the Company has determined that other than noted below it is more likely than not that the reporting units' fair values exceed carrying values as of the period end. Company reports goodwill impairment charges within the Asset impairment expense line of our Consolidated Statements of Operations.

Telecommunications

The Company impaired $4.5 million of Goodwill at our Telecommunications segment primarily due to the declining performance driven by deteriorating industry trends.

Insurance

The Insurance segment's operating entity, CGI, had a book value at December 31, 2019 of $503.6 million, inclusive of $198.9 million of AOCI. The increase in 2019 was largely driven by current year net income of $98.7 million, before the impact of the goodwill impairment, and an increase in AOCI of $288.0 million from December 31, 2018.

There were several factors that occurred in the fourth quarter of 2019, which impacted the fair value of the Insurance segment, primarily with respect to the future of the management fee agreement, along with our expectations of future dividends, after recent and ongoing discussions with our domestic regulator. While these factors do not have a major impact on the operations of the business, they do impact the ability to capture the value which is effectively trapped in the Insurance company.

As a result of the factors described above, our book value at CGI exceeded fair value, and the Company recognized a goodwill impairment charge of $47.3 million at our Insurance segment. Net income of CGI, after the impact of the goodwill impairment was $51.4 million for the year ended December 31, 2019. At December 31, 2019, after the impact of the goodwill impairment, the book value of CGI was $456.3 million, and we would expect additional book losses to the extent CGI is sold in the future.

Life Sciences

Through the sale of BeneVir in the second quarter of 2018, $3.6 million of goodwill was deconsolidated.

Other

Through the deconsolidation of 704Games in the third quarter of 2018, $1.8 million of goodwill was deconsolidated. See Note 4. Acquisitions, Dispositions, and Deconsolidations, for additional detail regarding our acquisitions and dispositions.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Indefinite-lived Intangible Assets

The carrying amount of indefinite-lived intangible assets were as follows (in millions):

	December 31,
	2019	2018
FCC licenses	$136.2	$120.6
State licenses	2.5	2.5
Total	$138.7	$123.1

The Broadcasting segment strategically acquires assets across the United States, which results in the recording of FCC licenses. Providing the Company acts within the requirements and constraints of the regulatory authorities, the renewal and extension of these licenses is reasonably certain at minimal costs. Accordingly, we have concluded that the acquired FCC licenses are indefinite-lived intangible assets.

In 2019, FCC licenses increased $15.6 million, $18.2 million of which was through acquisitions, offset by $2.3 million of impairments and $0.3 million loss on the sale of licenses. Our Broadcasting segment recorded the impairment as a result of its decision to forfeit FCC licenses in certain lower-ranked markets, and does not expect any significant changes to future cash flows as a result of these forfeitures. The Company reports intangible impairment charges within the Asset impairment expense line of our Consolidated Statements of Operations.

Definite Lived Intangible Assets

The gross carrying amount and accumulated amortization of amortizable intangible assets by major intangible asset class were as follows (in millions):

	Weighted-Average Original Useful Life	December 31, 2019			December 31, 2018
		Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Trade names	13 Years	$24.2	$(6.6)	$17.6	$24.2	$(4.6)	$19.6
Customer relationships	10 Years	48.6	(13.1)	35.5	46.1	(5.1)	41.0
Channel sharing arrangements	35 Years	27.2	(0.9)	26.3	25.2	—	25.2
Other	7 Years	5.5	(1.9)	3.6	5.5	(1.0)	4.5
Total		$105.5	$(22.5)	$83.0	$101.0	$(10.7)	$90.3

Amortization expense for definite lived intangible assets was $11.7 million and $4.1 million for the years ended December 31, 2019 and 2018, respectively, and was included in Depreciation and amortization in our Consolidated Statements of Operations.

VOBA

VOBA is amortized in relation to the projected future premium of the acquired long-term care blocks of business and recorded amortization increases net income for the respective period. Negative amortization of VOBA was $23.5 million and $12.8 million for the years ended December 31, 2019 and 2018, respectively,

Amortization

Excluding the impact of any future acquisitions, dispositions or change in foreign currency, the Company estimates the annual amortization expense of amortizable intangible assets for the next five fiscal years will be as follows (in millions):

	Estimated Amortization
	Definite Lived Intangible Assets	Negative VOBA
2020	$8.0	$(20.8)
2021	7.8	(19.6)
2022	7.6	(18.4)
2023	7.5	(17.1)
2024	7.0	(15.9)
Thereafter	45.1	(129.2)
Total	$83.0	$(221.0)

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
12. Life, Accident and Health Reserves

Life, accident and health reserves consist of the following (in millions):

	December 31,
	2019	2018
Long-term care insurance reserves	$4,201.6	$4,142.5
Traditional life insurance reserves	173.4	196.8
Other accident and health insurance reserves	192.1	222.8
Total life, accident and health reserves	$4,567.1	$4,562.1

The following table sets forth changes in the liability for claims for the portion of our long-term care insurance reserves (in millions):

	Years Ended December 31,
	2019	2018
Beginning balance	$738.7	$243.5
Less: recoverable from reinsurers	(136.4)	(100.6)
Beginning balance, net	602.3	142.9

Opening balance due to business acquired	—	295.4
Less: recoverable from reinsurers	—	(55.9)
Net balance of business acquired	—	239.5
Incurred related to insured events of:
Current year	211.8	216.6
Prior years	(47.2)	81.6
Total incurred	164.6	298.2
Paid related to insured events of:
Current year	(17.5)	(15.0)
Prior years	(141.0)	(72.1)
Total paid	(158.5)	(87.1)
Interest on liability for policy and contract claims	21.9	8.8
Ending balance, net	630.3	602.3
Add: recoverable from reinsurers	131.0	136.4
Ending balance	$761.3	$738.7

The Insurance segment experienced a favorable claims reserve development of $47.2 million and an unfavorable claims reserve development of $81.6 million for the years ended December 31, 2019 and 2018, respectively.

The main drivers of the current year favorable development were due to an update to the estimate for remaining benefits to be paid and due to favorable development in claim termination rates experienced relative to prior years.

The main drivers of the prior year deficiency were post-acquisition recapture of two reinsurance treaties on the KIC block, post-acquisition reserve strengthening on the acquired KIC block, and variance in the development of claim termination rates and care transition settings on prior year incurred claims.

13. Accounts Payable and Other Current Liabilities

Accounts payable and other current liabilities consist of the following (in millions):

	December 31,
	2019	2018
Accounts payable	$134.6	$95.3
Accrued expenses and other current liabilities	75.2	45.1
Accrued interconnection costs	43.5	103.0
Accrued payroll and employee benefits	39.6	42.9
Accrued interest	11.3	8.8
Accrued income taxes	2.0	0.6
Total accounts payable and other current liabilities	$306.2	$295.7

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
14. Debt Obligations

Debt obligations consist of the following (in millions):

	December 31,
	2019	2018
Construction
LIBOR plus 5.85% Note, due 2023	$77.0	$80.0
LIBOR plus 1.5% Line of Credit	48.9	34.0
Obligations under finance leases	0.2	—
Energy
LIBOR plus 3.0% Term Loan due in 2023	27.1	—
5.00% Term Loan due in 2022	11.2	12.4
4.50% Note due in 2022	10.2	11.3
Other, various maturity dates	2.4	3.2
Life Sciences
Notes payable due in 2019	—	1.7
Broadcasting
8.50% Notes due 2019	—	35.0
8.50% Note due 2020	36.2	—
10.50% Note due 2020	42.5	—
Other, various maturity dates	7.9	10.1
Obligations under finance leases	1.4	1.0
Non-Operating Corporate
11.50% Senior Secured Notes, due 2021 (1)	470.0	470.0
7.50% Convertible Senior Notes, due 2022	55.0	55.0
LIBOR plus 6.75% Line of Credit (2)	15.0	—
Total	805.0	713.7
Issuance discount, net and deferred financing costs	(31.4)	(37.1)
Debt obligations	$773.6	$676.6
(1) In March 2020, HC2 issued a 30 days redemption notice for $76.9 million of its 11.50% Senior Secured Notes, due 2021
(2) In March 2020, HC2 repaid its LIBOR plus 6.75% Line of Credit

Aggregate finance lease and debt payments, including interest are as follows (in millions):

	Finance Leases	Debt	Total
2020	$1.0	$198.9	$199.9
2021	0.6	559.8	560.4
2022	0.1	76.7	76.8
2023	—	96.4	96.4
2024	—	11.4	11.4
Thereafter	—	8.2	8.2
Total minimum principal & interest payments	1.7	951.4	953.1
Less: Amount representing interest	(0.1)	(148.0)	(148.1)
Total aggregate finance lease and debt payments	$1.6	$803.4	$805.0

The interest rates on the finance leases range from approximately 5.0% to 10.0%.

Construction

Wells Fargo Facility

DBMG has a Credit and Security Agreement ("Wells Fargo Facility") with Wells Fargo Bank, National Association ("Wells Fargo"). Under the initial terms of the agreement, Wells Fargo agreed to advance up to a maximum amount of $50.0 million to DBMG, including up to $14.5 million of letters of credit (the "Revolving Line"). The Revolving Line had a floating interest rate based on LIBOR plus 2.0%, required monthly interest payments, and was due in April 2019.

The Wells Fargo Facility allows for the issuance by DBMG of additional loans in the form of notes of up to $10.0 million ("Real Estate Term Advance"), at LIBOR plus 2.5% and the issuance of a note payable of up to $15.0 million, ("Real Estate Term Advance 2") at LIBOR plus 2.5%, each as separate tranches of debt under the Wells Fargo Facility.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

In April 2018, the Wells Fargo Facility was amended, increasing the maximum advance amount under the Revolving Line to $70.0 million, modifying the floating interest rate to daily three month LIBOR plus 1.5% and extending the maturity date through March 31, 2023. The amendment also created a $17.0 million long-term tranche under the $70.0 million Revolving Line with a maturity date of May 31, 2025. Additionally, The Real Estate Term Advance and Real Estate Advance 2 interest rates were modified to daily three month LIBOR plus 2.25% with a maturity date of April 2024.

In July 2018, the Wells Fargo Facility was amended, increasing the availability of the borrowing base allowing DBMG to borrow an additional $10.0 million of the $70.0 million total line and bearing interest at daily three month LIBOR plus 2.5%. The temporary borrowing base increase and related interest had an initial maturity date of October 2018, subsequently extended to November 2018.

In November 2018, the Wells Fargo Facility was amended, increasing the maximum advance amount under the Revolving Line to up to $80.0 million.

In May 2019, the Wells Fargo Facility was amended, permanently increasing the borrowing base to allow greater availability of the $80.0 million total line. The $17.0 million long-term tranche was also increased to $22.0 million with a maturity of May 2026. The Wells Fargo Facility maturity date was also extended to April 2024.

As of December 31, 2019, $20.2 million was issued through term loans and $28.7 million was issued through the revolver. In addition, $9.1 million in outstanding letters of credit were issued under the Wells Fargo Facility, of which zero has been drawn.

TCW Loan

In November 2018, DBMG and its subsidiaries entered into a financing agreement with TCW Asset Management Company LLC ("TCW"), for the aggregate principal amount of $80.0 million (the "TCW Loan"). The net proceeds from the TCW Loan were used to refinance the debt assumed and closing costs of the GrayWolf acquisition.  The TCW Term Loan matures on the earlier of (a) November 30, 2023; (b) the maturity date of the Wells Fargo Facility; and (c) the 60 days prior to the maturity of the Senior Secured Notes and/or Convertible Notes if, on that day (and solely for so long as), any of such indebtedness remain outstanding. The TCW Loan bears interest at a rate of 5.85% above the three month LIBOR.

Energy

Term Loans

In May 2017, ANG entered into a term loan with M&T Bank for $12.0 million. The loan bears fixed interest annually at 5.00% and matures in 2022. During the third quarter 2017, ANG drew on the term loan for an additional $2.5 million at 4.85%.

In January 2017, ANG refinanced and consolidated all three of its loans with Pioneer Savings Bank ("Pioneer") into a new term loan. The principal balance outstanding bears fixed interest at a fixed rate annually equal to 4.5% and matures in 2022. The agreement with Pioneer also includes a revolving demand note for $1.0 million with an annual renewal provision that bears interest at monthly LIBOR plus 3.0% (the "Pioneer Demand Note"). In September 2017, ANG increased the availability under the Pioneer Demand Note to $1.5 million. As of December 31, 2019, there was $10.2 million aggregate principal outstanding under the Pioneer term loan and $1.3 million drawn under the Pioneer Demand Note.

In June 2019, ANG entered into a term loan with M&T bank for $28.0 million. The loan bears variable interest annually at LIBOR plus 3.0% and matures in 2023. The term loan was used to finance the acquisition of the ampCNG stations.

Insurance

In July 2018, in connection with the signed agreement to purchase the long-term care block of Humana, CGI obtained a three month surplus note (the "Surplus Note") from Humana, issued July 17, 2018 and due September 14, 2018, in the amount of $32.0 million. The Surplus Note was paid in full in August 2018.

Life Sciences

R2 Notes

In December 2017, R2 issued 11% secured convertible drawdown promissory notes for $1.25 million, maturing on December 2018. In 2018, R2 drew on the notes for an additional $0.5 million, and entered into an amendment extending the maturity date to December 2019. In June 2019, R2 converted a portion of the $1.7 million secured convertible notes into shares of R2 preferred equity. The remaining portion was repaid.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Broadcasting

On October 24, 2019, Broadcasting issued $78.7 million 364-day secured notes (the "2020 Notes"). The privately placed notes were comprised of a $36.2 million, 8.50%,tranche, funded by an affiliate of MSD Partners, L.P. (the “8.50%% Note due 2020”). The remaining $42.5 million, 10.50% tranche (the “10.50% Note due 2020”) was a modification of the existing 8.50%, 364-day Secured Note, with certain institutional investors. The 2020 Notes have a paid-in-kind ("PIK") coupon and mature in October 2020. The net proceeds from the financing were used to retire HC2 Broadcasting’s existing debt, as well as fund pending acquisitions, working capital and general corporate purposes. In connection with the issuance of the 10.50% Note due 2020, Broadcasting issued warrants to the same institutional investors to purchase 50,000 shares of common stock at $176.4 per share for a total purchase price of $8.8 million, or net settled, if exercised as of the issuance date, and as may be adjusted at any future exercise of the warrant pursuant to its terms. The warrant has a five-year term and is immediately exercisable.

As of December 31, 2018, there were $35.0 million of 8.50%, 364-day Secured Notes which were issued on August 7, 2018. The 364-day Secured Note was used to finance certain acquisitions and for general corporate purposes. In January 2019, the capacity of the 364-day Secured Note was increased by $15.0 million to $50.0 million and institutional investors funded $7.5 million of the 8.5% Notes bringing the total outstanding 8.5% Notes balance to $42.5 million, which were later modified by the 10.50% Note due 2020, as described above. In April 2019, an additional $0.7 million of notes were issued at 8.50% and later repaid in full with the proceeds from the issuance of the 8.50% Note due 2020. In May, August, and September of 2019, Broadcasting issued an additional $21.5 million of notes bearing interest of 8.50% that were repaid in full with the proceeds from the issuance of the 8.50% Note due 2020.

Non-Operating Corporate

On November 20, 2018, HC2 repaid its 11.0% Notes, and issued $470.0 million aggregate principal amount of 11.5% senior secured notes due 2021 (the "Senior Secured Notes") and $55.0 million aggregate principal amount of 7.5% convertible senior notes due June 1, 2022 (the "Convertible Notes"). The Senior Secured Notes and Convertible notes were issued in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Convertible Notes have an effective interest rate of 17.54% which reflects $12.5 million discount due to the bifurcated conversion feature and $1.9 million deferred financings fees.

The Company accounted for the transaction under the debt extinguishment model as the present value cash flows under the terms of the Senior Secured Notes and Convertible Notes was at least 10% different from the present value of the remaining cash flows under the 11.0% Notes. Unamortized debt issuance costs and net original issuance premium in the amount of $2.6 million were recorded within Other income.

Senior Secured Notes

The Senior Secured Notes were issued under an indenture dated November 20, 2018, by and among the Company, the guarantors party thereto and U.S. Bank National Association, a national banking association ("U.S. Bank"), as trustee (the "Secured Indenture"). The Senior Secured Notes were issued at 98.75% of par, which translated into a discount of $5.9 million.

Convertible Notes

The Convertible Notes were issued under a separate indenture dated November 20, 2018, between the Company and U.S. Bank, as trustee (the "Convertible Indenture"). The Convertible Notes were issued at 100% of par.

Each $1,000 of principal of the Convertible Notes will initially be convertible into 228.3105 shares of our common stock, which is equivalent to an initial conversion price of approximately $4.38 per share, subject to adjustment upon the occurrence of specified events.

In accordance with ASC Topic 815-15, Derivatives and Hedging, the embedded conversion feature contained in the Convertible Notes is required to be bifurcated and recorded as a derivative liability and marked to market in each reporting period. The embedded conversion feature had a fair value of $12.5 million on the transaction date, which was recorded as a discount on the Convertible Notes and included within Other liabilities on our Consolidated Balance Sheets. The fair value of the embedded conversion feature was $3.0 million as of December 31, 2019, the change in fair value from the transaction date being recorded within Other income.

In conjunction with the issuance of the Convertible Notes in 2018, the Company incurred a consent fee payable to preferred stockholders of $3.8 million. This fee was recorded within the Preferred stock and deemed dividends line item of the Consolidated Statements of Operations as a deemed dividend.

At December 31, 2019, the Convertible Notes had a net carrying value of $44.2 million and an unamortized discount of $9.4 million. Based on the closing price of our common stock of $2.17 on December 31, 2019, the if-converted value of the Convertible Notes did not exceed its principal value.

For the year ended December 31, 2019, interest cost recognized for the period relating to both the contractual interest coupon and amortization of the discount on the Convertible notes was $4.1 million and $2.9 million, respectively. For the year ended December 31, 2018, interest cost recognized for the period relating to both the contractual interest coupon and amortization of the discount on the Convertible notes was $0.5 million and $0.3 million, respectively.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Line of credit

In April 2019, HC2 entered into a $15.0 million secured revolving credit agreement (the “Revolving Credit Agreement”) with MSD PCOF Partners IX, LLC. The Revolving Credit Agreement matures in June 2021. Loans under the Revolving Credit Agreement bear interest at a per annum rate equal to, at HC2's option, one, two or three month LIBOR plus a margin of 6.75%. In April 2019 and May 2019, HC2 drew $5.0 million and $10.0 million of the Revolving Credit Agreement, respectively. The Company used the proceeds for working capital and general corporate purposes.

15. Leases

Operating lease right-of-use-assets and finance leases are recognized in the consolidated balance sheets within Other assets and Property, plant and equipment, net, respectively. Operating lease liability and finance lease liability are recognized in the Consolidated Balance Sheet within Other liabilities and Debt obligations, respectively. As of December 31, 2019, lease right-of-use assets and lease liabilities consists of the following (in millions):

Right-of-use assets:
Operating lease (Other assets)	$50.2
Finance lease (Property, plant and equipment, net)	2.1
Total right-of-use assets	$52.3

Lease liabilities:
Operating lease (Other liabilities)	$53.8
Finance lease (Debt obligations)	1.6
Total lease liabilities	$55.4

The tables below present financial information associated with the Company's leases. This information is only presented as of, and for the year ended December 31, 2019 as the Company adopted ASC 842 using a transition method that does not require application to periods prior to adoption. The Company has entered into operating and finance lease agreements primarily for land, office space, equipment and vehicles, expiring between 2020 and 2045.

The following table summarizes the components of lease expense for the year ended December 31, 2019 (in millions):

Finance lease cost:
Amortization of right-of-use assets	$1.2
Interest on lease liabilities	0.2
Net finance lease cost	1.4
Operating lease cost	14.5
Variable lease cost	0.3
Sublease income	(0.1)
Total lease cost	$16.1

Cash flow information related to leases for the year ended December 31, 2019 are as follows (in millions):

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	$0.2
Financing cash flows from finance leases	$1.4
Operating cash flows from operating leases	$14.6
Right-of-use assets obtained in exchange for new lease liabilities
Finance leases	$2.1
Operating leases	$63.5

As of December 31, 2019, the weighted-average remaining lease term and the weighted-average discount rate for finance leases and operating leases are as follows:

Weighted-average remaining lease term (years) - operating lease	5.2
Weighted-average remaining lease term (years) - finance lease	1.8
Weighted-average discount rate - operating lease	6.9%
Weighted-average discount rate - finance lease	9.4%

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

As of December 31, 2019, undiscounted cash flows for finance and operating leases are as follows (in millions):

	Operating Leases	Finance Leases
2020	$15.0	$1.0
2021	13.3	0.6
2022	10.9	0.1
2023	8.8	—
2024	6.6	—
Thereafter	8.3	—
Total future lease payments	62.9	1.7
Less: Present values	(9.1)	(0.1)
Total lease liability balance	$53.8	$1.6

The Company expects $5.4 million of lease payments in 2020 resulting from short-term leases not accounted for under ASC 842.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
16. Income Taxes

The provisions (benefits) for income taxes for the years ended December 31, 2019 and 2018 were as follows (in millions):

	Years Ended December 31,
	2019	2018
Current: Federal	$3.5	$0.5
State	2.6	3.6
Foreign	1.7	0.8
Subtotal Current	7.8	4.9
Deferred: Federal	(27.7)	(1.4)
State	(0.3)	(0.2)
Foreign	(0.1)	(1.1)
Subtotal Deferred	(28.1)	(2.7)
Income tax (benefit) expense	$(20.3)	$2.2

The US and foreign components of income (loss) from continuing operations before income taxes for the years ended December 31, 2019 and 2018 were as follows (in millions):

	Years Ended December 31,
	2019	2018
US	$(44.9)	$183.5
Foreign	7.8	13.1
Income (loss) from continuing operations before income taxes	$(37.1)	$196.6

The provisions (benefits) for income taxes differed from the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes due to the following items for the years ended December 31, 2019 and 2018 (in millions):

	Years Ended December 31,
	2019	2018
Tax provision (benefit) at federal statutory rate	$(7.8)	$41.3
Permanent differences	0.2	1.2
State tax, net of federal benefit	(7.3)	6.2
Foreign rate differential	0.5	(2.7)
Minority interest	0.2	(4.6)
Executive and stock compensation	2.5	3.5
Increase (decrease) in valuation allowance	(10.2)	(45.2)
Transaction costs	0.1	1.5
Tax credits generated/utilized	(2.2)	—
Return to provision	(6.0)	15.6
ASU 2017-11 adoption	(1.3)	—
Goodwill impairment	10.9	—
Gain/loss on sale or deconsolidation of a subsidiary	—	5.7
Bargain purchase gain	—	(24.2)
Other	(2.0)	3.9
Warrant liability	2.1	—
Income tax (benefit) expense	$(20.3)	$2.2

The income tax benefit as of December 31, 2019 is $20.3 million. The benefit was primarily driven by a net valuation allowance release of $37.4 million related to the Insurance segment partially offset by an impairment of goodwill which is not deductible for tax purposes. The Insurance segment is profitable in 2019 and in a three-year overall cumulative income position as of December 31, 2019. The profitability is driven by current year income associated with favorable claims and reserve development relative to expected. Further, unrealized gains from the investment portfolio continued to grow in 2019.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
The amount recorded as of December 31, 2018 primarily relates to separate state filings that do not have net operating losses available to offset income. In the third quarter of 2018, the Insurance segment acquired Humana’s long-term care business, Kanawha Insurance Company. The combined insurance entity generated a net operating loss for the year due to additional tax deductions related to increases in policy holder reserves. In addition, the bargain purchase gain is not taxable. This net operating loss was carried forward but had a valuation allowance. Additionally, the income tax expense generated from the sale of BeneVir in the second quarter of 2018 is offset by tax attributes for which a valuation allowance had been recorded. Therefore, there is no net income tax expense recorded in the income statement for the sale.

Deferred income taxes reflect the net income tax effect of temporary differences between the basis of assets and liabilities for financial reporting purposes and for income tax purposes. Net deferred tax balances are comprised of the following as of December 31, 2019 and 2018 (in millions):

	December 31,
	2019	2018
Net operating loss carryforwards	$89.2	$97.0
Basis difference in fixed assets	0.9	0.3
Deferred compensation	12.7	11.7
Lease liability	13.8	—
Sec. 163(j) carryforward	39.6	15.9
Insurance claims and reserves	166.1	163.6
Value of insurance business acquired ("VOBA")	48.5	53.8
Deferred acquisition costs	16.7	13.4
Other deferred tax assets	14.0	11.7
Total deferred tax assets	401.5	367.4
Valuation allowance	(80.8)	(87.0)
Total net deferred tax assets	320.7	280.4

Basis difference in intangibles	(19.0)	(20.9)
Basis difference in fixed assets	(24.8)	(17.0)
Insurance company investments	(335.0)	(264.2)
Right of use assets	(12.8)	—
Other deferred tax liabilities	(10.1)	(6.5)
Total deferred tax liabilities	(401.7)	(308.6)

Net deferred tax liabilities	$(81.0)	$(28.2)

Deferred tax assets refer to assets that are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets in essence represent future savings of taxes that would otherwise be paid in cash. The realization of the deferred tax assets is dependent upon the generation of sufficient future taxable income, including capital gains. If it is determined that the deferred tax assets cannot be realized, a valuation allowance must be established, with a corresponding charge to net income.

In accordance with ASC 740, the Company establishes valuation allowances for deferred tax assets that, in its judgment are not more likely-than-not realizable. These judgments are based on projections of future income or loss and other positive and negative evidence by individual tax jurisdiction. Changes in industry and economic conditions and the competitive environment may impact these projections. In accordance with ASC Topic 740, during each reporting period the Company assesses the likelihood that its deferred tax assets will be realized and determines if adjustments to its valuation allowances are appropriate.

Management evaluated the need to maintain the valuation allowance against the deferred taxes of the HC2 Holdings, Inc. U.S. consolidated tax group (“the group”) for each of the reporting periods based on the positive and negative evidence available. The objective negative evidence evaluated was the group’s historical operating results over the prior three-year period. The group is in a cumulative three-year loss as of December 31, 2019 and is forecasting losses in the near future, which provide negative evidence that is difficult to overcome and would require a substantial amount of objectively verifiable positive evidence of future income to support the realizability of the group’s deferred tax assets. While positive evidence exists by way of unrealized gains in the Company’s investments, management concluded that the negative evidence now outweighs the positive evidence. Thus, it is more likely than not that the group’s US deferred tax assets will not be realized.

Management evaluated the need to maintain the valuation allowance against the deferred taxes of the Insurance Company for each of the reporting periods. Included in this assessment was the Insurance Company’s historical operating results over the prior three-year period. Additional positive and negative evidence was considered including the timing of the reversal of the deferred tax assets and liabilities, and projections of future income from the runoff of the insurance business. As a result of management’s assessment, it was determined that since the Insurance Company is in a cumulative three-year income position which is expected to continue as supported by the projections of future income, the Insurance segment has released, in full, the $37.4 million valuation allowance as part of continuing operations.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Valuation allowances have been maintained against deferred tax assets of the losses generated by certain businesses that do not qualify to be included in the HC2 Holdings, Inc. U.S. consolidated income tax return.

At December 31, 2019, the Company has gross U.S. net operating loss carryforwards available to reduce future taxable income in the amount of $147.5 million. Additionally, the Company has $198.9 million of gross U.S. net operating loss carryforwards from its subsidiaries that do not qualify to be included in the HC2 U.S. consolidated income tax return, including $117.1 million from the Insurance segment, $34.9 million from R2, $22.3 million from DTV America, and $20.5 million from ANG and other entities of $4.2 million.

Due to U.S. enacted Public Law 115-97, known informally as the Tax Cuts and Jobs Act (the "TCJA") in 2017, U.S. net operating loss carryforwards in the amount of $29.9 million, generated after 2017 have an indefinite carryforward period. U.S. net operating loss carryforwards, in the amount of $117.6 million, generated prior to 2018 will expire, if unused, by 2037.

Pursuant to the rules under Section 382, the Company believes that it underwent an ownership changes on May 29, 2014 and $46.1 million gross U.S. net operating losses recorded in the consolidated financial statements are subject to an annual limitation under IRC Sec. 382 of approximately $2.3 million. On November 4, 2015, HC2 issued 8,452,500 shares of its stock in a primary offering. The Company believes the issuance resulted in a Section 382 ownership change and $31.7 million gross U.S. net operating losses recorded in the consolidated financial statements are subject to IRC Sec. 382.

The purchase of GrayWolf Industrial on November 30, 2018 triggered a Section 382 ownership change. $57.1 million of federal net operating losses acquired are subject to an annual limitation between $3.0 million and $4.0 million for the first five years beginning in 2019 and $1.1 million afterwards. $25.4 million of the GrayWolf U.S. net operating losses subject to Section 382 were generated in 2018 and do not expire.

At December 31, 2019, of the total $147.5 million gross U.S. net operating loss carryforwards available to the Company, $67.6 million are estimated to be immediately utilizable during tax year 2020 and are not subject to IRC Sec. 382.

Additionally, the Company has $11.4 million of acquired U.S. net operating losses from DTV America, which is subject to an annual limitation under Section 382 of the Internal Revenue Code.

As of December 31, 2019, the Company had foreign operating loss carryforwards of approximately $0.7 million from various foreign DBM and ICS entities.

The Company follows the provision of ASC 740 which prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return. The Company is subject to challenge from various taxing authorities relative to certain tax planning strategies, including certain intercompany transactions as well as regulatory taxes.

The Company did not have any unrecognized tax benefits as of December 31, 2019 and 2018 related to uncertain tax positions.

The Company conducts business globally, and as a result, HC2 or one or more of its subsidiaries files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. In the normal course of business the Company is subject to examination by taxing authorities throughout the world. Tax years 2002-2019 remain open for examination.

The Company is currently under examination in various domestic and foreign tax jurisdictions. The open tax years contain matters that could be subject to differing interpretations of applicable tax laws and regulations as they relate to the amount, character, timing or inclusion of revenue and expenses or the applicability of income tax credits for the relevant tax period. Given the nature of tax audits, there is a risk that disputes may arise.

17. Commitments and Contingencies

Future minimum purchase obligations as of December 31, 2019 were as follows (in millions):

2020	$86.3
2021	3.3
2022	0.2
2023	0.2
2024	0.2
Thereafter	—
Total obligations	$90.2

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Litigation

The Company is subject to claims and legal proceedings that arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to the Company or that the resolution of any such matter will not have a material adverse effect upon the Company’s Consolidated Financial Statements. The Company does not believe that any of such pending claims and legal proceedings will have a material adverse effect on its Consolidated Financial Statements. The Company records a liability in its Consolidated Financial Statements for these matters when a loss is known or considered probable and the amount can be reasonably estimated. The Company reviews these estimates each accounting period as additional information is known and adjusts the loss provision when appropriate. If a matter is both probable to result in a liability and the amounts of loss can be reasonably estimated, the Company estimates and discloses the possible loss or range of loss to the extent necessary for its Consolidated Financial Statements not to be misleading. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in its Consolidated Financial Statements.

CGI Producer Litigation

On November 28, 2016, CGI, a subsidiary of the Company, Great American Financial Resource, Inc. ("GAFRI"), American Financial Group, Inc., and CIGNA Corporation were served with a putative class action complaint filed by John Fastrich and Universal Investment Services, Inc. in The United States District Court for the District of Nebraska alleging breach of contract, tortious interference with contract and unjust enrichment. The plaintiffs contend that they were agents of record under various CGI policies and that CGI allegedly instructed policyholders to switch to other CGI products and caused the plaintiffs to lose commissions, renewals, and overrides on policies that were replaced. The complaint also alleges breach of contract claims relating to allegedly unpaid commissions related to premium rate increases implemented on certain long-term care insurance policies. Finally, the complaint alleges breach of contract claims related to vesting of commissions. On August 21, 2017, the Court dismissed the plaintiffs’ tortious interference with contract claim. CGI believes that the remaining allegations and claims set forth in the complaint are without merit.

The case was set for voluntary mediation, which occurred on January 26, 2018. The Court stayed discovery pending the outcome of the mediation. On February 12, 2018, the parties notified the Court that mediation did not resolve the case and that the parties’ discussions regarding a possible settlement of the action were still ongoing. The Court held a status conference on March 22, 2018, during which the parties informed the Court that settlement negotiations remain ongoing. Nonetheless, the Court entered a scheduling order setting the case for trial during the week of October 15, 2019. Meanwhile, the parties’ continued settlement negotiations led to a tentative settlement. On February 4, 2019, the plaintiffs executed a class settlement agreement with CGI, Loyal American Life Insurance Company, American Retirement Life Insurance Company, GAFRI, and American Financial Group, Inc. (collectively, the Defendants). The settlement agreement, which would require GAFRI to make a $1.25 million payment on behalf of the Defendants, is subject to Court approval. On February 4, 2019, the plaintiffs filed a motion for preliminary approval of the class settlement in a parallel action in the Southern District of Ohio, Case No. 17-CV-00615-SJD, which motion was granted by the Southern District of Ohio on April 2, 2019. Meanwhile, the case pending before the District of Nebraska was stayed on February 6, 2019, pending final approval of the class action settlement in the Ohio action. The Court held a final settlement hearing on September 17, 2019. On October 7, 2019, the Court entered a final approval order certifying the class and approving the class settlement. On October 22, 2019, the Court granted Plaintiffs’ motion for attorney’s fees and costs. On October 25, 2019, the Court entered final judgment and closed the Ohio action. The case pending before the District of Nebraska was dismissed with prejudice on November 12, 2019, pursuant to the parties’ joint stipulation.

The Company and CGI sought defense costs and indemnification for plaintiffs’ claims from GAFRI and Continental General Corporation ("CGC") under the terms of an Amended and Restated Stock Purchase Agreement ("SPA") related to the Company’s acquisition of CGI in December 2015. GAFRI and CGC rejected CGI’s demand for defense and indemnification and, on January 18, 2017, the Company and CGI filed a Complaint against GAFRI and CGC in the Superior Court of Delaware seeking a declaratory judgment to enforce their indemnification rights under the SPA. On February 23, 2017, GAFRI answered CGI’s complaint, denying the allegations. The dispute is ongoing and CGI intends to continue to pursue its right to a defense and indemnity under the SPA regardless of the tentative settlement in the class action. Meanwhile, the parties’ continued settlement negotiations resulted in a settlement agreement in the Delaware action. The settlement agreement, which was contingent on the final approval of the class action settlement in the Ohio action, required CGI to contribute $250,000 to the settlement payment made by GAFRI in the class action. No further contributions to the class action settlement will be required of CGI. Once the class action settlement became final, CGI and GAFRI filed a joint stipulation to dismiss the Delaware action, which stipulation was entered by the Court on January 21, 2020. The Delaware action is now closed.

VAT assessment

On February 20, 2017, and on August 15, 2017, the Company's subsidiary, ICS, received notices from Her Majesty’s Revenue and Customs office in the U.K. (the "HMRC") indicating that it was required to pay certain Value-Added Taxes ("VAT") for the 2015 and 2016 tax years.  ICS disagrees with HMRC’s assessments on technical and factual grounds and intends to dispute the assessed liabilities and vigorously defend its interests. We do not believe the assessment to be probable and expect to prevail based on the facts and merits of our existing VAT position.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
DBMG Class Action

On November 6, 2014, a putative stockholder class action complaint challenging the tender offer by which HC2 acquired approximately 721,000 of the issued and outstanding common shares of DBMG was filed in the Court of Chancery of the State of Delaware, captioned Mark Jacobs v. Philip A. Falcone, Keith M. Hladek, Paul Voigt, Michael R. Hill, Rustin Roach, D. Ronald Yagoda, Phillip O. Elbert, HC2 Holdings, Inc., and Schuff International, Inc., Civil Action No. 10323 (the "Complaint").  On November 17, 2014, a second lawsuit was filed in the Court of Chancery of the State of Delaware, captioned Arlen Diercks v. Schuff International, Inc. Philip A. Falcone, Keith M. Hladek, Paul Voigt, Michael R. Hill, Rustin Roach, D. Ronald Yagoda, Phillip O. Elbert, HC2 Holdings, Inc., Civil Action No. 10359.  On February 19, 2015, the court consolidated the actions (now designated as Schuff International, Inc. Stockholders Litigation) and appointed lead plaintiff and counsel.  The currently operative complaint is the Complaint filed by Mark Jacobs.  The Complaint alleges, among other things, that in connection with the tender offer, the individual members of the DBMG Board of Directors and HC2, the now-controlling stockholder of DBMG, breached their fiduciary duties to members of the plaintiff class.  The Complaint also purports to challenge a potential short-form merger based upon plaintiff’s expectation that the Company would cash out the remaining public stockholders of DBMG following the completion of the tender offer.  The Complaint seeks rescission of the tender offer and/or compensatory damages, as well as attorney’s fees and other relief. The defendants filed answers to the Complaint on July 30, 2015. On November 15, 2019, the parties filed definitive documentation in support of a proposed settlement of the action. On January 14, 2020, plaintiff filed an amended complaint restating and elaborating on the claims raised in the Complaint. The Amended Complaint seeks compensatory and rescissory damages, as well as attorney’s fees and other relief.

On February 13, 2020, the Court held a settlement hearing to consider the proposed settlement and certain objections filed by two current DBMG stockholders. The Court expressed concerns about certain terms of the proposed settlement and the parties requested additional time to evaluate potential modifications to the proposed settlement. On May 8, 2020, the parties filed with the Court a revised settlement agreement for all claims relating to the Amended Complaint (the “Revised Settlement Framework”).

The Revised Settlement Framework provided for a settlement payment of $35.95 per share to a fund for the benefit of the former DBMG stockholders who tendered their shares in the 2014 tender offer other than stockholders who were defendants in the action or their immediate family members, officers of DBMG, or directors or officers of HC2 (the “Tendered Stockholders”). After the filing of the revised settlement papers on May 8, 2020, HC2 determined that the Tendered Stockholders subclass includes approximately 300 more shares than previously reported due to additional detail HC2 received regarding the number of shares excluded from the subclass. This adjustment increased the settlement payment to the Tendered Stockholders by approximately eleven thousand dollars. In total, the proposed settlement payment to the Tendered Stockholders applied to approximately 568,850 shares and totaled approximately $20.45 million. The Revised Settlement Framework provided that the amount received by the Tendered Stockholders would be reduced by the per share amount of any fee award to lead plaintiff’s counsel. HC2’s D&O insurers agreed to contribute approximately $12.38 million of this approximately $20.45 million settlement payment, and DBMG agreed to fund the remaining approximately $8.07 million either through cash on hand or borrowing from a third-party lender.

The Revised Settlement Framework also provided that HC2 would fund two types of payments to the current owners of the 289,902 shares of DBMG common stock not owned by HC2 or its affiliates (the “public DBMG stockholders”). The first payment of $2.51 per share, or approximately $0.7 million total, was intended to offset the indirect burden that the public DBMG stockholders arguably would bear (by virtue of their approximately 7.52% ownership of DBMG) from DBMG’s funding of the approximately $8.07 million portion of the settlement payment to the Tendered Stockholders. The second payment of $1.00 per share, or approximately $0.3 million total, represented consideration for a full release of claims from the public DBMG stockholders related to the action and the implementation of the Revised Settlement Framework. In sum, the Revised Settlement Framework provided that HC2 would fund payments of $3.51 per share, or approximately $1.0 million total, to the public DBMG stockholders.

On August 14, 2020, the Court entered a Final Order approving the Revised Settlement Framework, awarding plaintiff’s counsel fees out of the funds payable to the Tendered Stockholders, and awarding one of the objector’s counsel fees out of the fee award to plaintiff’s counsel. The settlement of the action became final, and the settlement releases became effective, upon the expiration of the appeal period for the Final Order on September 14, 2020. The settlement distribution agents are in the process of distributing the settlement funds.

Tax Matters

Currently, the Canada Revenue Agency ("CRA") is auditing a subsidiary previously held by the Company. The Company intends to cooperate in audit matters. To date, CRA has not proposed any specific adjustments and the audit is ongoing.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
18. Share-based Compensation

On April 11, 2014, HC2’s Board of Directors adopted the HC2 Holdings, Inc. Omnibus Equity Award Plan (the "2014 Plan"), which was originally approved at the annual meeting of stockholders held on June 12, 2014. On April 21, 2017, the Board of Directors, subject to stockholder approval, adopted the Amended and Restated 2014 Omnibus Equity Award Plan (the "Restated 2014 Plan"). The Restated 2014 Plan was approved by HC2's stockholders at the annual meeting of stockholders held on June 14, 2017. Subject to adjustment as provided in the Restated 2014 Plan, the Restated 2014 Plan authorizes the issuance of 3,500,000 shares of common stock of HC2, plus any shares that again become available for awards under the 2014 Plan, plus any shares that again become available for awards under the Restated 2014 Plan.

On April 20, 2018, the Board of Directors, subject to stockholder approval, adopted the Second Amended and Restated 2014 Omnibus Equity Award Plan (the "Second A&R 2014 Plan"). The Second A&R 2014 Plan was approved by HC2's stockholders at the annual meeting of stockholders held on June 13, 2018. Subject to adjustment as provided in the Second A&R 2014 Plan, the Second A&R 2014 Plan authorizes the issuance of up to 3,500,000 shares of common stock of HC2 plus any shares that again become available for awards under the 2014 Plan or the Amended 2014 Plan.

The Second A&R 2014 Plan provides that no further awards will be granted pursuant to the Amended 2014 Plan. However, awards previously granted under either the 2014 Plan or the Amended 2014 Plan will continue to be subject to and governed by the terms of the 2014 Plan and Amended 2014 Plan, respectively.  The Compensation Committee of HC2's Board of Directors administers the 2014 Plan, the Amended 2014 Plan and the Second A&R 2014 Plan and has broad authority to administer, construe and interpret the plans.

The Second A&R 2014 Plan provides for the grant of awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock based awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing. The Company typically issues new shares of common stock upon the exercise of stock options, as opposed to using treasury shares.

The Company follows guidance which addresses the accounting for share-based payment transactions whereby an entity receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The guidance generally requires that such transactions be accounted for using a fair-value based method and share-based compensation expense be recorded, based on the grant date fair value, estimated in accordance with the guidance, for all new and unvested stock awards that are ultimately expected to vest as the requisite service is rendered.

The Company granted zero and 662,769 options during the year ended December 31, 2019 and 2018, respectively. For the year ended December 31, 2018, the weighted average fair value at date of grant for options granted was $2.91 per option. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions shown as a weighted average for the year:

Years Ended December 31,
	2019	2018
Expected option life (in years)	—	0.88 - 5.84
Risk-free interest rate	—%	2.24 - 2.85%
Expected volatility	—%	47.51 - 47.89%
Dividend yield	—%	—%

Total share-based compensation expense recognized by the Company and its subsidiaries under all equity compensation arrangements was $6.3 million and $7.1 million for the years ended December 31, 2019 and 2018, respectively.

All grants are time based and vest either immediately or over a period established at grant. The Company recognizes compensation expense for equity awards, reduced by actual forfeitures, using the straight-line basis.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Restricted Stock

A summary of HC2’s restricted stock activity is as follows:

	Shares	Weighted Average Grant Date Fair Value
Unvested - December 31, 2017	1,588,406	$5.36
Granted	2,073,612	$6.21
Vested	(467,889)	$5.33
Forfeited	(162,660)	$5.70
Unvested - December 31, 2018	3,031,469	$5.93
Granted	542,450	$2.57
Vested	(1,349,531)	$5.92
Forfeited	(10,613)	$2.91
Unvested - December 31, 2019	2,213,775	$5.12

At December 31, 2019, the total unrecognized stock-based compensation expense related to unvested restricted stock was $5.4 million. The unrecognized compensation cost is expected to be recognized over the remaining weighted average period of 1.3 years.

Stock Options

A summary of HC2’s stock option activity is as follows:

	Shares	Weighted Average Exercise Price
Outstanding - December 31, 2017	6,989,856	$6.57
Granted	662,769	$5.45
Exercised	(274,037)	$4.37
Forfeited	(60,293)	$5.50
Expired	(157,434)	$9.00
Outstanding - December 31, 2018	7,160,861	$6.51
Granted	—	$—
Exercised	—	$—
Forfeited	—	$—
Expired	(93,269)	$5.47
Outstanding - December 31, 2019	7,067,592	6.52

Eligible for exercise	6,613,099	$6.59

At December 31, 2019, the intrinsic value and average remaining life of the Company's outstanding options were zero and approximately 5.25 years, and intrinsic value and average remaining life of the Company's exercisable options were zero and approximately 5.1 years.

At December 31, 2019, total unrecognized stock-based compensation expense related to unvested stock options was $0.7 million. The unrecognized compensation cost is expected to be recognized over the remaining weighted average period of 1.16 years. There are 454,493 unvested stock options expected to vest, with a weighted average remaining life of 7.05 years, a weighted average exercise price of $5.46, and an intrinsic value of zero.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
19. Equity

Series A Preferred Stock and Series A-2 Preferred Stock

The Company’s preferred shares authorized, issued and outstanding consisted of the following:

	December 31,
	2019	2018
Preferred shares authorized, $0.001 par value	20,000,000	20,000,000
Series A shares issued and outstanding	6,375	6,375
Series A-2 shares issued and outstanding	4,000	14,000

In connection with the issuance of the Series A Convertible Preferred Stock, the Company adopted a Certificate of Designation of Series A Convertible Participating Preferred Stock on May 29, 2014 (the "Series A Certificate"). In connection with the issuance of the Series A-1 Preferred Stock on September 22, 2014, the Company adopted the Certificate of Designation of Series A-1 Convertible Participating Preferred Stock (the "Series A-1 Certificate") and also amended and restated the Series A Certificate. In connection with the issuance of the Series A-2 Preferred Stock on January 5, 2015, the Company adopted the Certificate of Designation of Series A-2 Convertible Participating Preferred Stock (the "Series A-2 Certificate") and also amended and restated the Series A Certificate and the Series A-1 Certificate. On August 10, 2015, the Company adopted certain Certificates of Correction of the Certificates of Amendment to the Certificates of Designation of the Series A Certificate, the Series A-1 Certificate and the Series A-2 Certificate, and on June 24, 2016 the Company adopted certain amendments to the Series A-1 Certificate of Designation. The Series A Certificate, the Series A-1 Certificate and the Series A-2 Certificate together, as amended, are referred to as the "Certificates of Designation."

The following summary of the terms of the Preferred Stock and the Certificates of Designation is qualified in its entirety by the complete terms of the Certificates of Designation.

Dividends. The Preferred Stock accrues a cumulative quarterly cash dividend at an annualized rate of 7.50%. The accrued value of the Preferred Stock will accrete quarterly at an annualized rate of 4.00% that is reduced to 2.00% or 0.00% if the Company achieves specified rates of growth measured by increases in its net asset value; provided, that the accreting dividend rate will be 7.25% in the event that (i) the daily volume weighted average price ("VWAP") of the common stock is less than a certain threshold amount, (ii) the common stock is not registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, (iii) following May 29, 2015, the common stock is not listed on certain national securities exchanges or (iv) the Company is delinquent in the payment of any cash dividends. The Preferred Stock is also entitled to participate in cash and in-kind distributions to holders of shares of common stock on an as-converted basis.

Optional Conversion. Each share of Preferred Stock may be converted by the holder into common stock at any time based on the then applicable conversion price. Pursuant to the Series A Certificate, each share of Series A Preferred Stock is currently convertible at a conversion price of $4.24. Pursuant to the Series A-2 Certificate, each share of Series A-2 Preferred Stock is currently convertible at a conversion price of $7.01. Such conversion prices are subject to adjustment for dividends, certain distributions, stock splits, combinations, reclassifications, reorganizations, mergers, recapitalizations and similar events, as well as in connection with issuances of equity or equity-linked or other comparable securities by the Company at a price per share (or with a conversion or exercise price or effective issue price) that is below the applicable conversion price (which adjustment shall be made on a weighted average basis).

Redemption by the Holders / Automatic Conversion. On May 29, 2021, holders of the Preferred Stock are entitled to cause the Company to redeem the Preferred Stock at the accrued value per share plus accrued but unpaid dividends (to the extent not included in the accrued value of Preferred Stock). Each share of Preferred Stock that is not so redeemed will be automatically converted into shares of common stock at the conversion price then in effect. Upon a change of control (as defined in the Certificates of Designation) holders of the Preferred Stock are entitled to cause the Company to redeem their Preferred Stock at a price per share of Preferred Stock equal to the greater of (i) the accrued value of the Preferred Stock, which amount would be multiplied by 150% in the event of a change of control occurring on or prior to May 29, 2017, plus any accrued and unpaid dividends (to the extent not included in the accrued value of Preferred Stock), and (ii) the value that would be received if the share of Preferred Stock were converted into common stock immediately prior to the change of control.

Redemption by the Company. At any time after May 29, 2017, the Company may redeem the Preferred Stock, in whole but not in part, at a price per share generally equal to 150% of the original accrued value or on that date, plus accrued but unpaid dividends (to the extent not included in the accrued value of Preferred Stock), subject to the holder’s right to convert prior to such redemption.

Forced Conversion. After May 29, 2017, the Company may force conversion of the Preferred Stock into common stock if the common stock’s thirty-day VWAP exceeds 150% of the then-applicable Conversion Price and the common stock’s daily VWAP exceeds 150% of the then applicable Conversion Price for at least twenty trading days out of the thirty trading day period used to calculate the thirty-day VWAP. In the event of a forced conversion, the holders of Preferred Stock will have the ability to elect cash settlement in lieu of conversion if certain market liquidity thresholds for the common stock are not achieved.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Liquidation Preference. The Series A Preferred Stock ranks at parity with the Series A-2 Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company (any such event, a "Liquidation Event"), the holders of Preferred Stock are entitled to receive per share the greater of (i) the accrued value of the Preferred Stock, which amount would be multiplied by 150% in the event of a Liquidation Event occurring on or prior to May 29, 2017, plus any accrued and unpaid dividends (to the extent not included in the accrued value of Preferred Stock), and (ii) the value that would be received if the share of Preferred Stock were converted into common stock immediately prior to such occurrence. The Preferred Stock will rank junior to any existing or future indebtedness but senior to the common stock and any future equity securities other than any future senior or pari-passu preferred stock issued in compliance with the Certificates of Designation.

Voting Rights. Except as required by applicable law, the holders of the shares of each series of Preferred Stock are entitled to vote on an as-converted basis with the holders of the other series of Preferred Stock (on an as-converted basis) and holders of the Company’s common stock on all matters submitted to a vote of the holders of common stock. Certain series of Preferred Stock are entitled to vote with the holders of certain other series of Preferred Stock on certain matters, and separately as a class on certain limited matters. Subject to maintenance of certain ownership thresholds by the initial purchasers of the Series A Preferred Stock also have the right to vote shares of Preferred Stock as a separate class for at least one director, as discussed below under "Board Rights."

Consent Rights. For so long as any of the Preferred Stock is outstanding, consent of the holders of shares representing at least 75% of certain of the Preferred Stock then outstanding is required for certain material actions.

Participation Rights. Pursuant to the securities purchase agreements entered into with the initial purchasers of the Series A Preferred Stock and the Series A-2 Preferred Stock, subject to meeting certain ownership thresholds, certain purchasers of the Series A Preferred Stock and the Series A-2 Preferred Stock are entitled to participate, on a pro-rata basis in accordance with their ownership percentage, determined on an as-converted basis, in issuances of equity and equity linked securities by the Company. In addition, subject to meeting certain ownership thresholds, certain initial purchasers of the Series A Preferred Stock and the Series A-2 Preferred Stock will be entitled to participate in issuances of preferred securities and in debt transactions of the Company.

As of December 31, 2019 Preferred A shares and Preferred A-2 shares were convertible into 1,523,972 and 570,613 shares, respectively of HC2 common stock, excluding CGI shares eliminated in consolidation, as discussed below.

Preferred Share Activity

CGI Purchase

On December 18, 2018 and December 20, 2018, CGI, a wholly owned subsidiary of the Company closed on the purchase of 6,125 shares of Series A Preferred Stock, convertible into a total of 1,464,209 shares of the Company's common stock. The shares and dividends accrued related to the Series A Preferred shares owned by CGI are eliminated in consolidation.

On January 11, 2019, CGI purchased 10,000 shares of Series A-2 Preferred Stock, which are convertible into a total of 1,426,534 shares of the Company's common stock, for a total consideration of $8.3 million. The shares and dividends accrued related to the Series A-2 Preferred Stock owned by CGI are eliminated in consolidation. The shares were purchased at a discount of $1.7 million, which was recorded within the Preferred dividends, deemed dividends, and repurchase gains line item of the Consolidated Statements of Operations as a deemed dividend.

Luxor and Corrib Conversions

On August 2, 2016, the Company entered into separate agreements with each of Corrib Master Fund, Ltd. ("Corrib"), then a holder of 1,000 shares of Series A Preferred Stock, and certain investment entities managed by Luxor Capital Group, LP ( "Luxor"), that together then held 9,000 shares of Series A-1 Preferred Stock. In conjunction with the conversions, the Company agreed to provide the following two forms of additional consideration for as long as the Preferred Stock remained entitled to receive dividend payments (the "Additional Share Consideration"):

•The Company agreed that in the event that Corrib and Luxor would have been entitled to any Participating Dividends payable, had they not converted the Preferred Stock (as defined in the respective Series A and Series A-1 Certificate of Designation), after the date of their Preferred Share conversion, then the Company will issue to Corrib and Luxor, on the date such Participating Dividends become payable by the Company, in a transaction exempt from the registration requirements of the Securities Act the number of shares of common stock equal to (a) the value of the Participating Dividends Corrib or Luxor would have received pursuant to Sections (2)(c) and (2)(d) of the respective Series A and Series A-1 Certificate of Designation, divided by (b) the Thirty Day VWAP (as defined in the respective Series A and Series A-1 Certificate of Designation) for the period ending two business days prior to the underlying event or transaction that would have entitled Corrib or Luxor to such Participating Dividend had Corrib’s or Luxor’s Preferred Stock remain unconverted.

•The Company agreed that it will issue to Corrib and Luxor, on each quarterly anniversary commencing May 29, 2017 (or, if later, the date on which the corresponding dividend payment is made to the holders of the outstanding Preferred Stock), through and until the Maturity Date (as defined in the respective Series A and Series A-1 Certificate of Designation), in a transaction exempt from the registration requirements of the Securities Act the number of shares of common stock equal to (a) 1.875% the Accrued Value (as defined in the respective Series A and Series A-1 Certificate of Designation) of Corrib’s or Luxor’s Preferred Stock as of the

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Closing Date (as defined in applicable Voluntary Conversion Agreements) divided by (b) the Thirty Day VWAP (as defined in the respective Series A and Series A-1 Certificate of Designation) for the period ending two business days prior to the applicable Dividend Payment Date (as defined in the respective Series A and Series A-1 Certificate of Designation).

For the year ended December 31, 2019, 269,284 and 30,297 shares of the Company's common stock have been issued to Luxor and Corrib, respectively, in conjunction with the Conversion agreement. For the year ended December 31, 2018, 117,734 and 13,245 shares of the Company's common stock have been issued to Luxor and Corrib, respectively, in conjunction with the Conversion agreement.

The fair value of the Additional Share Consideration for the year ended December 31, 2019 and 2018 was valued by the Company at $0.8 million each on the date of issuance and was recorded within Preferred stock and deemed dividends from conversion line item of the Consolidated Statements of Operations as a deemed dividend.

Preferred Share Dividends

During the years ended December 31, 2019 and 2018, HC2's Board of Directors declared cash dividends with respect to HC2’s issued and outstanding Preferred Stock, excluding Preferred Stock owned by CGI which is eliminated in consolidation, as presented in the following table (in millions):

2019

Declaration Date	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Holders of Record Date	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Payment Date	April 15, 2019	July 15, 2019	October 15, 2019	January 15, 2020
Total Dividend	$0.2	$0.2	$0.2	$0.2

2018

Declaration Date	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Holders of Record Date	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Payment Date	April 16, 2018	July 17, 2018	October 15, 2018	January 15, 2019
Total Dividend	$0.5	$0.5	$0.5	$0.4

Warrants

In Connection with the acquisition of CGI and UTA in 2015, the Company issued five year warrants to purchase 2,000,000 shares of the Company's common stock at an exercise price of $7.08 per share, subject to customary adjustments for stock splits or similar transactions, exercisable on or after February 3, 2016. As of December 31, 2019, the holder can purchase 2,168,454 shares of the Company’s common stock at an exercise price of $6.53. The warrants expire on December 24, 2020.

20. Related Parties

HC2

In January 2015, the Company entered into an arm's length services agreement (the "Services Agreement") with Harbinger Capital Partners ("HCP"), a related party of the Company. The Services Agreement includes the provision of services such as providing office space, certain administrative salaries and benefits, and other overhead, and each party making available their respective employees to provide services as reasonably requested by the other party, subject to any limitations contained in applicable employment agreements and the terms of the Services Agreement.

The costs allocated between the Company and HCP are based on actual use. Office space is an allocation of actual costs based on square footage and directly used by HC2 employees. Time of administrative personnel is allocated by time spent on each entity and other shared overhead is based on actual shared overhead and is allocated based on amounts used for each vendor.

Management of shared overhead and certain administrative personnel were transferred to HC2 at the beginning of 2019. Both of these services are charged back to HCP on the same basis described above.

The Company recognized expenses of $2.7 million and $3.8 million, and income of $0.3 million and zero under the Services Agreement for each of the years ended December 31, 2019 and 2018 respectively. The following table breaks out the components of the Services Agreement net expenses, by Segment for the years ended December 31, 2019 and 2018:

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

	Years Ended December 31,
	2019			2018
	Corporate	Other (1)	Total	Corporate	Other (1)	Total
Allocated to HC2 by HCP
Office space	$1.8	$0.8	$2.6	$2.0	$1.2	$3.2
Administrative salaries and benefits	0.1	0.0	0.1	0.4	0.1	0.5
Other shared overhead	—	—	—	0.1	0.0	0.1
Total Expenses	1.9	0.8	2.7	2.5	1.3	3.8

Charged back to HCP by HC2
Administrative salaries and benefits	0.2	0.0	0.2	—	—	—
Other shared overhead	0.1	0.0	0.1	—	—	—
Total Income	0.3	0.0	0.3	—	—	—

Net related party activity	$1.6	$0.8	$2.4	$2.5	$1.3	$3.8

(1) Other in the above table represent certain entities within our Broadcasting, Life Sciences and Insurance segments.

In June 2018, the Company funded $0.8 million to HCP for a refundable deposit in connection with its allocable portion of shared office space occupied by the Company.

GMSL

In November 2017, GMSL acquired the trenching and cable laying services business from Fugro N.V. ("Fugro"). As part of the transaction, Fugro became a 23.6% holder of GMSL's parent, Global Marine Holdings, LLC ("GMH"). GMSL, in the normal course of business, incurred revenue and expenses with Fugro for various services.

For the years ended December 31, 2019 and 2018, GMSL recognized $11.3 million and $9.3 million respectively, of expenses for transactions with Fugro.

For the year ended December 31, 2019 GMSL recognized $0.8 million of revenues.

The parent company of GMSL, GMH, incurred management fees of $0.6 million for each of the years ended December 31, 2019 and 2018.

GMSL also has transactions with several of their equity method investees. A summary of transactions, as included in Discontinued Operations, with such equity method investees and balances outstanding are as follows (in millions):

	Years Ended December 31,
	2019	2018
Net revenue	$6.4	$21.8
Operating expenses	$1.0	$4.8
Interest expense	$1.0	$1.3

	December 31,
	2019	2018
Accounts receivable	$1.2	$5.0
Long-term obligations	$22.5	$28.5
Accounts payable	$0.1	$2.2
Dividends	$4.5	$25.8

Life Sciences

In 2017, R2 secured convertible drawdown promissory notes of $1.5 million to a related party, Blossom Innovations, LLC. As of June 2019, R2 converted its secured convertible note with Blossom Innovation, LLC into shares of R2 preferred equity.

In 2018, R2 made a milestone payment to Blossom Innovations, LLC and MGH for $0.5 million.

Pansend has an investment in Triple Ring Technologies, Inc. ("Triple Ring"). Various subsidiaries of HC2 utilize the services of Triple Ring, incurring $1.9 million and $0.1 million in services for the year ended December 31, 2019 and 2018, respectively.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
21. Operating Segment and Related Information

The Company currently has one primary reportable geographic segments - United States. The Company has seven reportable operating segments based on management’s organization of the enterprise - Construction, Energy, Telecommunications, Insurance, Life Sciences, Broadcasting, Other, and a Non-operating Corporate segment. Net revenue and long-lived assets by geographic segment is reported on the basis of where the entity is domiciled. All inter-segment revenues are eliminated. The Company's revenue concentrations of 10% and greater are as follows:

As a result of the sale of GMSL, and in accordance with ASC 280, the Company no longer considers the results of operations and Balance Sheets of GMH and its subsidiaries as a separate segment. Formerly part of the Marine Services segment, these entities and the investment in HMN have been reclassified to the Other segment. In addition, as GMSL is a discontinued operation, all operating results of GMSL have been reclassified to discontinued operations. This has been reflected in the tables below for both the current and historical periods presented.

		Years Ended December 31,
	Segment	2019	2018
Customer A	Telecommunications	11.3%	12.1%

Summary information with respect to the Company’s operating segments is as follows (in millions):

	Years Ended December 31,
	2019	2018
Net revenue
Construction	$713.3	$716.4
Energy	39.0	20.7
Telecommunications	696.1	793.6
Insurance	331.6	217.1
Life Sciences	—	—
Broadcasting	41.8	45.4
Other	—	3.7
Non-operating Corporate	—	—
Eliminations (*)	(10.2)	(14.5)
Total net revenue	$1,811.6	$1,782.4
(*) The Insurance segment revenues are inclusive of realized and unrealized gains and net investment income for the year ended December 31, 2019 and 2018 which are related to entities under common control which are eliminated or are reclassified in consolidation.

	Years Ended December 31,
	2019	2018
Income (loss) from operations
Construction	$45.1	$41.9
Energy	10.1	(0.5)
Telecommunications	(1.8)	4.8
Insurance	37.3	1.8
Life Sciences	(8.9)	(13.8)
Broadcasting	(11.4)	(24.0)
Other	(1.7)	(2.5)
Non-operating Corporate	(25.0)	(33.6)
Eliminations (*)	(10.2)	(14.5)
Total income (loss) from operations	$33.5	$(40.4)
(*) The Insurance segment revenues are inclusive of realized and unrealized gains and net investment income for the year ended December 31, 2019 and 2018 which are related to transactions between entities under common control which are eliminated or are reclassified in consolidation.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
A reconciliation of the Company's consolidated segment operating income to consolidated earnings before income taxes is as follows (in millions):

	Years Ended December 31,
	2019	2018
Income (loss) from operations	$33.5	$(40.4)
Interest expense	(79.5)	(69.7)
Gain on sale and deconsolidation of subsidiary	—	105.1
Income from equity investees	1.6	8.4
Gain on bargain purchase	1.1	115.4
Other income	6.2	77.8
(Loss) income from continuing operations	(37.1)	196.6
Income tax benefit (expense)	20.3	(2.2)
(Loss) income from continuing operations	(16.8)	194.4
Loss from discontinued operations	(19.3)	(14.5)
Net (loss) income	(36.1)	179.9
Net loss (income) attributable to noncontrolling interest and redeemable noncontrolling interest	4.6	(17.9)
Net (loss) income attributable to HC2 Holdings, Inc.	(31.5)	162.0
Less: Preferred dividends, deemed dividends, and repurchase gains	—	6.4
Net (loss) income attributable to common stock and participating preferred stockholders	$(31.5)	$155.6

	Years Ended December 31,
	2019	2018
Depreciation and Amortization
Construction	$15.5	7.4
Energy	6.9	5.5
Telecommunications	0.3	0.3
Insurance (*)	(23.1)	(12.4)
Life Sciences	0.3	0.2
Broadcasting	6.3	3.3
Other	—	0.1
Non-operating Corporate	0.1	0.1
Total	$6.3	$4.5
(*) Balance includes amortization of negative VOBA, which increases net income.

	Years Ended December 31,
	2019	2018
Capital Expenditures (*)
Construction	$9.8	$14.9
Energy	1.1	1.5
Telecommunications	—	0.1
Insurance	0.6	0.3
Life Sciences	0.1	—
Broadcasting	14.2	1.1
Non-operating Corporate	—	0.1
Total	$25.8	$18.0
(*) The above capital expenditures exclude assets acquired under terms of capital lease and vendor financing obligations.

	December 31,
	2019	2018
Investments
Construction	$0.9	$0.9
Insurance	4,423.0	3,821.4
Life Sciences	22.0	16.3
Other	43.1	42.8
Eliminations	(96.9)	(80.5)
Total	$4,392.1	$3,800.9

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

	December 31,
	2019	2018
Total Assets
Construction	$530.4	$537.9
Energy	142.8	77.6
Telecommunications	89.3	139.9
Insurance	5,611.9	5,213.1
Life Sciences	28.4	35.6
Broadcasting	257.9	202.8
Other	366.3	368.2
Non-operating Corporate	27.2	9.2
Eliminations	(95.9)	(80.5)
Total	$6,958.3	$6,503.8

22. Basic and Diluted Income Per Common Share

Earnings per share ("EPS") is calculated using the two-class method, which allocates earnings among common stock and participating securities to calculate EPS when an entity's capital structure includes either two or more classes of common stock or common stock and participating securities. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities. As such, shares of any unvested restricted stock of the Company are considered participating securities. The dilutive effect of options and their equivalents (including non-vested stock issued under stock-based compensation plans), is computed using the "treasury" method as this measurement was determined to be more dilutive between the two available methods in each period.

The Company had no dilutive common share equivalents during the year ended December 31, 2019, due to the results of operations being a loss from continuing operations, net of tax.

The following potential weighted common shares were excluded from diluted EPS for the year ended December 31, 2018 as the shares were antidilutive: 2,168,454 for outstanding warrants to purchase the Company's stock, 353,960 for unvested restricted stock awards, and 4,919,760 for convertible preferred stock.

The following table presents a reconciliation of net income (loss) used in basic and diluted EPS calculations (in millions, except per share amounts):

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

	Years Ended December 31,
	2019	2018
(Loss) income from continuing operations	$(16.8)	$194.4
(Loss) income attributable to noncontrolling interest and redeemable noncontrolling interest	2.4	(21.3)
(Loss) income from continuing operations attributable to the Company	(14.4)	173.1
Less: Preferred dividends, deemed dividends and repurchase gains	—	6.4
(Loss) income from continuing operations attributable to HC2 common stockholders	(14.4)	166.7
Loss from discontinued operations	(19.3)	(14.5)
Loss attributable to noncontrolling interest and redeemable noncontrolling interest	2.2	3.4
Loss from discontinued operations, net of tax and noncontrolling interest	$(17.1)	$(11.1)
Net (loss) income attributable to common stock and participating preferred stockholders	$(31.5)	$155.6

Earnings allocable to common shares:
Participating shares at end of period:
Weighted-average common stock outstanding	44.8	44.3
Unvested restricted stock	—	0.4
Preferred stock (as-converted basis)	—	4.9
Total	44.8	49.6

Percentage of loss allocated to:
Common stock	100.0%	89.3%
Unvested restricted stock	—%	0.8%
Preferred stock	—%	9.9%

Numerator for earnings per share, basic:
Net (loss) income from continuing operations attributable to common stock, basic	$(14.4)	$148.9
Net loss from discontinued operations attributable to common stock, basic	(17.1)	(9.9)
Net (loss) income attributable to common stock and participating preferred stockholders, basic	(31.5)	139.0

Earnings allocable to common shares, diluted:
Numerator for earnings per share, diluted
Effect of assumed shares under treasury stock method for stock options and restricted shares and if-converted method for convertible instruments	—	(3.3)

Net income (loss) from continuing operations attributable to common stock, diluted	$(14.4)	$145.6
Net loss from discontinued operations attributable to common stock, diluted	(17.1)	(9.9)
Net income (loss) attributable to common stock and participating preferred stockholders, diluted	(31.5)	135.7

Denominator for basic and dilutive earnings per share
Weighted average common shares outstanding - basic	44.8	44.3
Effect of assumed shares under treasury stock method for stock options and restricted shares and if-converted method for convertible instruments	—	2.5
Weighted average common shares outstanding - diluted	44.8	46.8

(Loss) income per share - continuing operations
Basic:	$(0.32)	$3.36
Diluted:	$(0.32)	$3.11

Loss per share - discontinued operations
Basic:	$(0.38)	$(0.22)
Diluted:	$(0.38)	$(0.21)

(Loss) income per share - Net (loss) income attributable to common stock and participating preferred stockholders
Basic:	$(0.70)	$3.14
Diluted:	$(0.70)	$2.90

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
23. Discontinued Operations

Subsequent to December 31, 2019, the sale of GMSL closed on February 28, 2020. As a result of the sale, the results of GMSL and transaction related expenses directly attributable to the sale were reported as discontinued operations for the years ended December 31, 2019 and 2018. Summarized operating results of the discontinued operations are as follows (in millions):

	Year Ended
	2019	2018
Net revenue	$172.5	$194.3
Cost of revenue	127.0	163.0
Selling, general and administrative	24.3	20.1
Depreciation and amortization	25.8	27.3
Other operating expenses	—	(0.7)
Loss from operations	(4.6)	(15.4)
Interest expense	(15.6)	(5.9)
Loss on sale of subsidiary	—	—
Income from equity investees	0.6	7.0
Other income	(0.1)	—
Pre-tax loss from discontinued operations	(19.7)	(14.3)
Income tax benefit (expense)	0.4	(0.2)
Loss from discontinued operations	$(19.3)	$(14.5)

The net proceeds from the sale of GMSL were used to repay HC2’s $15.0 million under the 2019 Revolving Credit Agreement (as defined below) and redeem $76.9 million aggregate principal amount of Senior Secured Notes, plus accrued and unpaid interest since December 1, 2019 (the last regularly scheduled interest payment date).

As a result of the repayment of $15.0 million 2019 Revolving Credit Agreement, the Company allocated the following interest and the amortization of deferred financing costs for the years ended December 31, 2019 and 2018 associated with the principal prepayment from continuing operations to discontinued operations on the Company’s Consolidated Statement of Operations:

	Year ended December 31,
	2019	2018
Interest expense	$0.9	$—
Amortization of deferred financing costs and original issuance discount	$0.3	$—

As a result of the mandatory redemption of $76.9 million on the Senior Secured Notes, the Company allocated the following pro-rata interest and amortization of deferred financing costs and original issuance discount for the years ended December 31, 2019 and 2018, from continuing operations to discontinued operations on the Company’s Consolidated Statements of Operations:

	Year ended December 31,
	2019	2018
Interest expense	$8.8	$1.0
Amortization of deferred financing costs and original issuance discount	$0.9	$0.1

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
Summarized assets and liabilities of the discontinued operations are as follows (in millions):

	December 31,
	2019	2018
Assets
Other invested assets	$16.9	$21.1
Cash and cash equivalents	10.2	9.1
Accounts receivable, net	26.0	48.3
Property, plant and equipment, net	182.1	192.6
Goodwill	14.3	14.3
Intangibles, net	5.3	5.9
Other assets	68.5	34.1
Total assets held for sale	$323.3	$325.4

Liabilities
Accounts payable and other current liabilities	$33.4	$49.2
Debt obligations	65.6	66.9
Pension Liability	18.8	18.6
Other liabilities	36.1	2.9
Total liabilities held for sale	$153.9	$137.6

24. Subsequent Events

On February 28, 2020, we completed the previously announced sale of Global Marine Holdings Limited which represented the Marine Services segment, refer to Note 23. Discontinued Operations for further details.

On March 13, 2020, HC2 entered into a $15.0 million secured revolving credit agreement (the “2020 Revolving Credit Agreement”) with MSD PCOF Partners IX, LLC. The 2020 Revolving Credit Agreement matures in June 2021. Loans under the Revolving Credit Agreement bear interest at a per annum rate equal to, at HC2's option, one, two or three month LIBOR plus a margin of 6.75%.

On April 16, 2020, R2 received $10 million in funding from Huadong Medicine Company Limited as part of Huadong's $30 million Series B equity investment in R2. These funds will be used to commercialize R2's revolutionary CryoAesthetic technology which promises physicians a new way to lighten, brighten and rejuvenate skin. This investment represents the second tranche of Huadong's investment at an approximate post-money valuation of $90 million and reduces Pansend's ownership by 7.8% to 56.1%.

On May 12, 2020 (the "First HMN Close") the Company, through an indirect subsidiary New Saxon 2019 Ltd. ("New Saxon"), completed the sale of 30% of its 49% interest of HMN. The remaining 19% interest of HMN is retained by New Saxon and subject to a put option agreement by New Saxon, exercisable starting on the second year anniversary of the closing date of the First HMN Close at a price equal to the greater of the share price paid for the 30% interest or fair market value as of the exercisable date.

On June 20, 2020, with the proceeds received from the partial sale of HMN, the Company redeemed $50.6 million of its 11.50% Senior Secured Notes, due 2021.

On August 2, 2020, the Company issued a notice of termination, effectively ending the Services Agreement with HCP, a former related party.

On August 6, 2020 the Energy segment entered into a new credit facility M&T bank. Proceeds from the loan and cash on hand were used to pay down the existing credit facilities with M&T and Pioneer as well as redeem its outstanding $14.0 million preferred stock, which carried a 14% interest rate. The new credit facility is comprised of a $57.0 million term loan facility, a $2.5 million revolving line of credit and an $8.0 million delayed draw term loan ear-marked for new station build, as well as a $10.0 million accordion feature.

On August 10, 2020 the Company and MSD PCOF Partners IX, LLC agreed to extend maturity of the 2020 Revolving Credit Agreement to September 1, 2021.

On August 31, 2020, the Company issued a press release announcing that its Broadcasting segment had amended the terms of its privately placed secured notes (the “Broadcasting Notes”) comprised of a $39.3 million Tranche A piece funded by an affiliate of MSD Partners, L.P., along with a $42.5 million Tranche B piece funded by an institutional lender. As part of the amendments, the maturity date of the Broadcasting Notes had been extended to October 2021 and HC2 Broadcasting Holdings, Inc., an indirect subsidiary of HC2, was permitted to sell certain non-core full power stations and use the proceeds therefrom to reduce amounts owed under the Broadcasting Notes. The terms of the Broadcasting Notes were otherwise substantially unchanged.

HC2 HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED
On September 9, 2020, the Company announced that its Board of Directors (the “Board”) had approved a plan to proceed with steps to launch a $65.0 million rights offering for its common stock. The Company filed a registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”). Subject to final approval of the rights offering by the Board, the Company expects to launch the rights offering as the Registration Statement was declared effective by the SEC on September 23, 2020.

On October 2, 2020, ICS Group Holdings Inc., a subsidiary of the Company, entered into a Stock Purchase Agreement with GoIP Global, Inc., a company that provides cable and pay television services and offers a range of mobile media services, solutions and tools for brands, agencies, content providers, online portals, entertainment and media companies, for the sale of ICS, its wholly-owned subsidiary for a total consideration of $1.0 million, subject to working capital adjustments.